Exhibit T3.E1

OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT	CONFIDENTIAL

Credivalores – Crediservicios S.A.

Offer to Exchange any and all of its outstanding 8.875% Senior Notes due 2025 for its newly issued Senior Secured Step-up Notes due 2029

Solicitation of Consents to Proposed Amendments to Related Indenture

Disclosure Statement for Solicitation of Votes on a Prepackaged Plan of Reorganization

The exchange offer, the consent solicitation and the plan solicitation will expire at 5:00 p.m. (New York City time) on April 3, 2024 unless extended by us (such date and time, as they may be extended, the “Expiration Date”). In order to be eligible to receive the exchange consideration, holders of Old Notes (as defined below) must validly tender and must not validly withdraw their Old Notes and must submit their ballot in favor of the Plan (as defined below) prior to the Expiration Date, unless extended by us. Votes to accept or reject the Prepackaged Chapter 11 Plan in the form set forth in Annex B hereto (as same may be modified, amended or supplemented from time to time) (the “Plan”) must be received no later than 5:00 p.m. (New York City time) on April 3, 2024 (the “Voting Deadline”). If the exchange offer and consent solicitation are successful, any votes to accept or reject the Plan will be of no effect.

The Exchange Offer

We are making an offer (the “Exchange Offer”) to eligible holders (as defined below), upon the terms and subject to the conditions set forth in this offering memorandum and consent solicitation statement (this “Statement”), to exchange all of our outstanding 8.875% Senior Notes due 2025 (the “Old Notes”) for our newly issued Senior Secured Step-up Notes due 2029 (the “New Notes”), for the consideration set forth in the table below.

CUSIP / ISIN of Old Notes	Aggregate Principal Amount Outstanding of Old Notes	Title of Old Notes	Title of New Notes	Exchange Consideration per US$1,000 Principal Amount of Old Notes if Tendered on or before the Expiration Date
22555L AB2 / US22555LAB27 and P32086 AR4 / USP32086AR44	US$210,800,000	8.875% Senior Notes due 2025	Senior Secured Step-up Notes due 2028	US$750 of Senior Notes and Capitalized Interest (1)

(1)	Consideration in the form of principal amount of New Notes per US$1,000 principal amount of Old Notes that are validly tendered (and not validly withdrawn), including further New Notes to capitalize the accrued and unpaid interest from (and including) the immediately preceding interest payment date to (but excluding) February 7, 2024 (such accrued and unpaid interest subject to the same 25% reduction as the principal amount of the Old Notes), to the effect that each US$1 of accrued and unpaid interest of such Old Notes validly tendered and accepted (rounded down to the nearest US$ 1) will be exchanged for US$0.75 in principal amount of New Notes in lieu of cash (such accrued and unpaid capitalized interest, the “Capitalized Interest”).

The Consent Solicitation

In connection with the Exchange Offer, we are soliciting consents (the “Consent Solicitation”), upon the terms and subject to the conditions set forth in this Statement from all Eligible Holders of the Old Notes to the Proposed Amendments to the indenture governing the Old Notes (the “Old Notes Indenture”) that would eliminate the majority of the restrictive covenants and certain events of default (the “Proposed Amendments”), as more fully described under “The Proposed Amendments.” If the Proposed Amendments become operative, all holders who do not validly tender their Old Notes in the Exchange Offer will be bound by the Proposed Amendments even though they did not consent to the Proposed Amendments. By tendering Old Notes for exchange, holders will also be delivering their consent to the Proposed Amendments. Eligible Holders may not tender their Old Notes without consenting to the Proposed Amendments and may not deliver consents to the Proposed Amendments without tendering the related Old Notes. Tendering holders may not withdraw their validly tendered Old Notes without revoking their consents and may not revoke their consents without withdrawing any validly tendered Old Notes. We can provide no assurance that the conditions to the Exchange Offer will be satisfied.

The Plan Solicitation

As described more fully in this Statement, the consummation of the Exchange Offer is conditioned upon, among other things, the valid tender, without subsequent withdrawal, of at least 95% (including any Old Notes which are owned by us or our affiliates) in aggregate principal amount of the outstanding Old Notes on or prior to the Expiration Date (the “Minimum Tender Condition”); provided however that the Proposed Amendments will only be operative if at least a majority (not including any Old Notes which are owned by us or our affiliates) in aggregate amount of the Old Notes is validly tendered and not validly withdrawn on or prior to the Expiration Date. If the Minimum Tender Condition is not satisfied on or before the Expiration Date, we intend to terminate the Exchange Offer; however, we reserve the right to waive the Minimum Tender Condition.

In the event that the Exchange Offer is terminated, but holders of the Old Notes submit votes in favor of the Plan in an amount and number that satisfy the Bankruptcy Threshold (as defined herein), we currently intend to file a voluntary petition for relief under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), which will commence a chapter 11 case (the “Chapter 11 Case”), and seek prompt confirmation of the Plan in order to accomplish the financial restructuring contemplated by the Exchange Offer. Concurrently with the Exchange Offer and Consent Solicitation, we are commencing the solicitation of votes to approve the Plan (the “Plan Solicitation”). Accordingly, an applicable Ballot and Master Ballot will be provided under separate cover to holders as of the record date that is applicable for voting on the Plan.

Because the Chapter 11 Case has not yet been commenced, this Statement has not been approved by the Bankruptcy Court as containing “adequate information” within the meaning of Section 1125(a) of the Bankruptcy Code. If we file the Chapter 11 Case, we will promptly seek entry of an order from the Bankruptcy Court (a) approving this Statement as having contained “adequate information,” (b) approving the solicitation of votes as having been in compliance with Section 1126(b) of the Bankruptcy Code and (c) confirming the Plan. The Bankruptcy Court may order additional disclosures.

Participating in the Exchange Offer, the Consent Solicitation or the Plan Solicitation involves risks.

See “Risk Factors” beginning on page 26 and on page A-9.

The Exchange Offer and the Consent Solicitation are directed only to holders of the Old Notes who are Qualified Institutional Buyers (“QIBs”) (within the meaning of Rule 144A under the U.S. Securities Act of 1933, as amended, (the “Securities Act”)) in compliance with Rule 144A under the Securities Act or to persons other than U.S. Persons (as defined in Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”)) outside the United States. Holders of Old Notes that are eligible to participate in the Exchange Offer and the Consent Solicitation pursuant to the foregoing condition are referred to in this Statement as “Eligible Holders.” Only Eligible Holders are authorized to participate in the Exchange Offer and the Consent Solicitation. The New Notes have not been registered and will not be registered under the Securities Act. Accordingly, we are offering the New Notes only to Eligible Holders. For certain restrictions on transfer of the New Notes, see “Transfer Restrictions.”

Neither this Statement nor the Plan have been filed with or reviewed by the Bankruptcy Court, and the securities to be issued in the Exchange Offer or, if the Exchange Offer is not consummated, on or after the Effective Date will not have been the subject of a registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act, or any securities regulatory authority of any state under any state securities laws. We are relying on Section 4(a)(2) and Regulation S under the Securities Act, and similar provisions of state securities laws, to exempt from registration under the Securities Act the offer of New Notes to holders of Old Notes before the filing of the Chapter 11 Case, including, without limitation, in connection with the Plan Solicitation.

In order to consummate the Plan, we will rely on Section 1145 of the Bankruptcy Code to exempt the offering, issuance and distribution of the New Notes from the registration requirements of the Securities Act and of any state securities laws. Section 1145 of the Bankruptcy Code exempts from registration the offer or sale of securities of us or a successor to us under a chapter 11 plan, if such securities are offered or sold in exchange for a claim against us, an equity interest in us, or a claim for an administrative expense in the case concerning us.

The Plan has not been approved or disapproved by the SEC or any state securities commission, and neither the SEC nor any state securities commission has passed upon the accuracy or adequacy of the information contained herein. In addition, the New Notes have not been approved or disapproved by the SEC, any state securities commission or any other regulatory authority, nor have any of the foregoing authorities passed upon or endorsed the merits of the Plan or the accuracy or adequacy of this statement. Any representation to the contrary is a criminal offense. This Statement does not constitute an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction in which such offer or solicitation is not authorized.

The terms and conditions of any offer of securities will be notified to the Colombian Superintendency of Finance (Superintendencia Financiera de Colombia, or “SFC”) for informational purposes only and such notice does not constitute a certification as to the investment quality of the securities, our solvency or the accuracy or completeness of this Statement. The New Notes have not been registered with the Colombian National Registry of Securities and Issuers (Registro Nacional de Valores y Emisores, or “RNVE”) maintained by the SFC. The New Notes will not be listed on the Colombian Stock Exchange (Bolsa de Valores de Colombia). The New Notes may be offered to persons in Colombia in a private placement. The offering will not be subject to review or authorization by the SFC.

Exclusive Dealer Manager

BCP Securities, Inc.

March 7, 2024

Annex A – Information about the Company

Annex B – Chapter 11 Plan of Reorganization

i

IMPORTANT INFORMATION ABOUT THE EXCHANGE OFFER, THE CONSENT SOLICITATION AND THE

PLAN SOLICITATION

The Exchange Offer and the Consent Solicitation

Eligible Holders that validly tender through the “Automated Tender Offer Program (“ATOP”)” maintained by The Depository Trust Company (“DTC”) and do not validly withdraw Old Notes on or before the Expiration Date will be eligible to receive the exchange consideration of US$ 750 principal amount of the New Notes for each US$1,000 principal amount of Old Notes validly tendered, not validly withdrawn and accepted.

The New Notes will be issued in minimum denominations of US$ 1,000 and integral multiples of US$ 1.00 in excess thereof. An Eligible Holder must tender Old Notes in a principal amount equal to the minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof. Any holder that tenders less than such amount will not be able to participate in the Exchange Offer and the Consent Solicitation and their exchange will be rejected.

The amount of New Notes to be issued to any holder will be rounded down, if necessary, to the nearest US$ 1.00. No additional cash will be paid in lieu of any principal amount of New Notes not received as a result of rounding down. If the Exchange Offer and Consent Solicitation are successful, the New Notes will be allocated on a per-tender basis with rounding calculated at each “voluntary offering instruction” generated by DTC’s ATOP. Alternatively, if the Exchange Offer and Consent Solicitation are not successful, the New Notes will likely be allocated on a mandatory basis with DTC treated as one holder for rounding purposes.

The acceptance date is expected to be on or promptly following the Expiration Date with respect to Old Notes that are validly tendered and are not validly withdrawn on or before the Expiration Date. The Settlement Date is expected to be within three business days of the Expiration Date.

On the Settlement Date, all Eligible Holders whose Old Notes are validly tendered and not validly withdrawn, and are accepted for exchange will also receive New Notes to capitalize the accrued and unpaid interest in respect of the Old Notes validly tendered and accepted for exchange from (and including) the immediately preceding interest payment date of the Old Notes to (but excluding) February 7, 2024, to the effect that accrued and unpaid interest on the Old Notes validly tendered and accepted for payment will also receive US$0.75 New Notes for each US$1 of accrued and unpaid interest; provided, however, that the amount of accrued and unpaid interest will be rounded down, if necessary, to the nearest US$1.00 and no additional cash will be paid in lieu of any fractional amount. The Exchange Offer is not being made to, and any offers to exchange will not be accepted from, or on behalf of, Eligible Holders of the Old Notes in any jurisdiction in which the making of such offer would not be in compliance with the laws and regulations of such jurisdiction. See “Transfer Restrictions.”

The New Notes have not been, and will not be, registered under the Securities Act. The Exchange Offer and the Consent Solicitation will only be made to QIBs (within the meaning of Rule 144A under the Securities Act) in compliance with Rule 144A under the Securities Act or to non-US persons outside the United States in offshore transactions in reliance on Regulation S under the Securities Act. Only Eligible Holders are authorized to participate in the Exchange Offer and the Consent Solicitation. The New Notes to be issued in the Exchange Offer are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and other applicable securities laws. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time. See “Transfer Restrictions.”

Withdrawal Rights

Tenders of Old Notes may be validly withdrawn at any time prior to 5:00 p.m. (New York City time) on April 3, 2024, unless extended by us (such date and time, as it may be extended, the “Withdrawal Date”), but will thereafter be irrevocable, except in certain limited circumstances where we determine additional withdrawal rights are necessary and to the extent required by law.

Conditions to the Exchange Offer and the Consent Solicitation

The Exchange Offer and the Consent Solicitation are subject to certain conditions, as described under “Description of the Exchange Offer and the Consent Solicitation—Conditions to the Exchange Offer and the Consent Solicitation,” which may be asserted or waived by us in full or in part in our sole discretion. For example, as more fully described herein, we will only accept Old Notes for exchange if the Minimum Tender Condition has been satisfied.

Although we have no present intention to do so, we expressly reserve the right to amend or terminate, at any time, the Exchange Offer and the Consent Solicitation and not accept for exchange any Old Notes not theretofore accepted for exchange. We may extend the Exchange Offer and the Consent Solicitation from time to time until the conditions are satisfied or waived. We will give you notice of any amendment, termination or extension if required by applicable law.

The New Notes

We would issue a maximum aggregate principal amount of US$ 165.12 million of New Notes in the Exchange Offer, including Capitalized Interest, if all Old Notes are tendered and we do not round down the amount to be issued to any tendering holder. We will pay interest on the New Notes on February 7 and August 7 of each year, beginning on August 7, 2024. The New Notes will mature on February 7, 2029.

We may redeem the New Notes, in whole or in part, at any time at a redemption price of 100% of their principal amount, plus accrued and unpaid interest and Additional Amounts, if any. If a change in control occurs with respect to us, unless we have exercised our option to redeem the notes, each holder of the notes will have the right to require us to repurchase all or any part of that holder’s notes at 101% of the aggregate principal amount of notes repurchased, plus any additional amounts then due and accrued and unpaid interest to, but excluding, the date of repurchase.

The Plan

We are also soliciting from all holders of the Old Notes votes on the Plan, pursuant to which, among other things, the Old Notes would be exchanged for the New Notes. If the Exchange Offer is not consummated, but holders of the Old Notes have submitted votes in an amount and number in favor of the Plan as of the Voting Deadline that satisfy the Bankruptcy Threshold, we reserve the right to commence the Chapter 11 Case for the purpose of seeking confirmation of the Plan from the Bankruptcy Court.

Only holders of the Old Notes as of the Voting Record Date (as defined herein) will be entitled to vote to accept or reject the Plan. Votes received from persons that are not holders as of the Voting Record Date, will not be counted for purposes of determining whether the Bankruptcy Threshold has been satisfied for the class of claims consisting of the Old Notes. That is, they will not be counted as voting to accept or reject the Plan, nor will they be included in the denominator when determining the percentage in amount and fraction of holders that have voted to accept the Plan. The Old Notes are the only class of claims or interests impaired under the Plan and are thus the only class entitled to vote on the Plan. Importantly, the Plan provides for the satisfaction of all trade, customer and other non-funded debt claims in full in the ordinary course of business.

For the Plan to be confirmed by the Bankruptcy Court without invoking the “cram-down” provisions of the Bankruptcy Code, each class of claims or interests that is impaired must vote to accept the Plan. An impaired class of claims is presumed to accept a plan of reorganization if the holders of at least two-thirds in amount and more than one-half in number of the claims in such class who actually cast votes vote to accept the plan. We refer to the foregoing thresholds collectively as the “Bankruptcy Threshold”.

If the Plan is confirmed by the Bankruptcy Court and the Effective Date (as defined in the Plan) occurs, all holders of the Old Notes (including, without limitation, those holders of the Old Notes who do not submit ballots to accept or reject the Plan) will be bound by the terms of the Plan and the transactions contemplated thereby. For a description of the Plan and the procedures for submitting ballots (each, a “Ballot” and, collectively, the “Ballots”) to vote to accept or reject the Plan, see the section titled “Description of the Plan.”

For the avoidance of doubt, with regards to the Plan Solicitation, in the event of a discrepancy between this Statement and the Plan, the terms of the Plan shall control.

The statements contained in this Statement are made as of the date hereof, and neither the delivery of this Statement nor any supplement will, under any circumstance, create any implication that the information contained herein is correct at any time subsequent to the date hereof. Any estimates of claims and interests set forth in this Statement may vary from the amounts of claims or interests ultimately allowed by the Bankruptcy Court. The summaries of the Plan and the other documents contained in this Statement are qualified in their entirety by reference to the Plan itself, the exhibits thereto and all documents described herein. The information contained in this Statement, including, but not limited to, the information regarding the history, businesses and operations of the Debtor, the historical and projected financial information of the Debtor (including the projected results of operations of Reorganized Credivalores) and the liquidation analysis relating to the Debtor is included solely for purposes of soliciting acceptances of the Plan. Such information, including projected financial information and valuation of Reorganized Credivalores, is not to be construed as admissions or stipulations but rather as statements made in settlement negotiations.

NOTICE TO HOLDERS

Credivalores – Crediservicios S.A. is a stock corporation (sociedad anónima) organized under the laws of the Republic of Colombia (“Colombia”). Unless otherwise indicated or except as the context otherwise may require, references in this Statement to the “Company,” “Credivalores,” “we,” “us” or “our” are to Credivalores – Crediservicios S.A. You should read this entire Statement carefully before you decide whether to tender your Old Notes in the Exchange Offer. You should rely only on the information contained in this Statement. We have not, and the Dealer Manager has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Dealer Manager is not, making an offer to sell, or seeking offers to buy, the New Notes in any jurisdiction where the offer or sale is not permitted. This Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any New Notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should assume that the information contained in this Statement is accurate only as of the date on the front cover of this Statement. Our business, financial condition, results of operations and prospects may have changed since that date.

This Statement has been prepared by us solely for use in connection with the Exchange Offer, the Consent Solicitation and the Plan Solicitation. Its use for any other purpose is not authorized. Distribution of this Statement to any person other than Eligible Holders and any person retained to advise any Eligible Holder with respect to its participation in the Exchange Offer and Consent Solicitation is unauthorized, and any disclosure of any of its contents, without the Company’s prior written consent, is prohibited. Each prospective participant in the Exchange Offer and Consent Solicitation, by accepting delivery of this Statement, agrees to the foregoing and to make no copies or reproductions of this Statement or any documents referred to herein in whole or in part (other than publicly available documents). We reserve the right to reject any tender offer for any reason.

This Statement is personal to each offeree and does not constitute an offer to any other person or to the public generally to subscribe for or otherwise acquire any of the New Notes. Each person receiving this Statement represents that such person’s investment decision is based solely on this Statement and that such person is not relying on any other information it may have received from us except as acknowledged below. Each recipient, by accepting delivery of this Statement, agrees to the foregoing and, if the offeree is not eligible to participate in the Exchange Offer and Consent Solicitation, to return this Statement and all such documents delivered herewith to: the Exchange Agent and Information Agent and/or the Dealer Manager at the addresses set forth on the back cover of this Statement.

Neither the SEC, any state securities commission nor any other regulatory authority, has approved or disapproved the New Notes; nor have any of the foregoing authorities passed upon or endorsed the merits of the Exchange Offer and the Consent Solicitation or the accuracy or adequacy of this Statement. Any representation to the contrary could be a criminal offense in certain jurisdictions.

You must:

●	comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this Statement and the purchase, offer or sale of the New Notes; and

●	obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the New Notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; and neither the Company nor the Dealer Manager shall have any responsibility therefor.

●	If issued pursuant to the Exchange Offer, the New Notes are subject to restrictions on transfer. See “Transfer Restrictions.”

You acknowledge that:

●	you have been afforded an opportunity to request from us, and to review, all additional information considered by you to be necessary to verify the accuracy of, or to supplement, the information contained in this Statement;

●	you have not relied on the Dealer Manager or any person affiliated with the Dealer Manager in connection with your investigation of the accuracy of such information or your investment decision; and

●	no person has been authorized to give any information or to make any representation concerning us or the New Notes, other than as contained in this Statement and, if given or made, any such other information or representation should not be relied upon as having been authorized by us or the Dealer Manager.

In making an investment decision, you must rely on your own examination of us and the terms of this Exchange Offer and the Consent Solicitation, including the merits and risks involved.

We are responsible for ensuring that the information contained in this Statement is true and correct in all material respects and is not misleading in any material respect as of the date of this Statement, and that there has been no omission of information which, in the context of the Exchange Offer and the Consent Solicitation, would make any statement of material fact herein misleading in any material respect, in light of the circumstances existing as of the date of this Statement. We accept responsibility accordingly.

The Dealer Manager is not making any representation or warranty, express or implied, as to the accuracy or completeness of the information contained in this Statement. The Dealer Manager assumes no responsibility for the accuracy or completeness of any such information. You should not rely upon the information contained in this Statement, as a promise or representation, whether as to the past or the future.

None of us, the Dealer Manager, the Exchange Agent and Information Agent nor any of our and their respective representatives, is making any representation to you regarding the legality of an investment in the New Notes. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in the New Notes. You must comply with all laws applicable in any place in which you buy, offer or sell the New Notes or possess or distribute this Statement, and you must obtain all applicable consents and approvals. Neither the Company nor the Dealer Manager shall have any responsibility for any of the foregoing legal requirements.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are a stock corporation (sociedad anónima) organized under Colombian law. All or a substantial part of our assets and operations are located, and all or a substantial part of our revenues are derived from sources, outside the United States. Certain of our directors and all or substantially all of our officers named herein reside outside of the United States and all or a significant portion of the assets of these persons and of our assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or upon us, or to enforce against them or against us, judgments obtained in U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws or otherwise.

The Colombian Supreme Court will determine whether to recognize a U.S. judgment predicated on U.S. securities laws through a procedural system known under Colombian law as “exequatur.” Enforcement of U.S. judgments may require a separate court procedure in Colombia.

The Colombian Supreme Court will recognize a foreign judgment, without reconsideration of the merits, only if the judgment satisfies the requirements set forth in Articles 605, 606 and 607 of the General Code of Procedure, Law 1564 of 2012 (Código General del Proceso or “GCP”), provided that the parties affected by the judgment were summoned in the exequatur proceeding in accordance with applicable rules.

Reciprocity may be either diplomatic (i.e., if there is a treaty with the State in which the decision was issued) or legislative or de facto (i.e., if no treaty is applicable, then the Court will examine whether there is a legal provision in the country where the decision was rendered that provides for the possibility of accepting and respecting decisions rendered by Colombian judges, or if the recognition of Colombian judgments emerges from standards set forth via jurisprudence). Legal reciprocity can be proved with affidavits of declarations from lawyers of the jurisdiction where the judgment was rendered. Usually, the Supreme Court will first consider whether diplomatic reciprocity exists and in the absence of such form of reciprocity, it will evaluate the existence of legal reciprocity or treaties in which the signatory parties are the states involved in the dispute. Hence, reciprocity can be demonstrated either through the existence of an applicable treaty with a foreign country or through proof that similar judgments rendered in Colombia would be enforced in said country, in accordance to its domestic laws. Once the Supreme Court has determined that reciprocity requirement is met then it will turn to analyze the requirements set forth in article 606 of the GCP. This Article provides that in order for the exequatur to be granted in Colombia, plaintiffs must provide evidence that the foreign decision at issue meets the following requirements:

●	not be related to in rem rights over assets located in Colombia at the commencement of the proceedings in which the decision was rendered (GCP Article 606.1);

●	be consistent with Colombian public policy provisions (i.e., provisions considered to be international public policy), with the exception of procedural rules (GCP Article 606.2);

●	be final under the law of the country where it was issued. The copy of the judgment provided to the Colombian Supreme Court must be legalized and translated into Spanish by an authorized translator, duly registered at the Ministry of Foreign Affairs (GCP Article 606.3);

●	not refer to matters subject to the exclusive jurisdiction of Colombian judges (GCP Article 606.4): this assessment must be made based on the law applicable as of the date of issuance of the foreign judgement, rather than on the law applicable as of the date of recognition of said judgement;

●	not be concerned with disputes already decided by national judges, or subject to judicial proceedings in Colombia (GCP Article 606.5); and

●	be the result of a proceeding duly notified to the respondent, in which the latter could answer the claim, in accordance with the law of the country of origin (GCP Article 606.6). Pursuant to GCP Article 606.6, the fulfilment of the last requirement is presumed in light of the final character of the decision, which in turn is determined in accordance with the laws of the State where the judgment was rendered.

Failure to satisfy any of the requirements set forth above would result in the exequatur claim being dismissed without prejudice.

Proceedings for enforcement of a money judgment by attachment or execution against any assets or property located in Colombia would be within the exclusive jurisdiction of Colombian courts, under the assumption that the Colombian Supreme Court has granted exequatur upon the foreign judgment. In the course of an exequatur procedure, both the plaintiff and the defendant are afforded the opportunity to request that evidence be collected in connection with the requirements listed above. In addition, before the judgment is rendered, each party may file final allegations in support of its position. Notwithstanding, the GCP does not provide for a re-examination or re-litigating of the merits of the original action during the exequatur procedure.

The United States and Colombia do not have a bilateral treaty providing for automatic reciprocal recognition and enforcement of judgments in civil and commercial matters. However, the Colombian Supreme Court, which is the only Colombian court that can recognize foreign judgments, has accepted that legal reciprocity exists when it has been proven that laws or judicial decisions of the U.S. state where the judgment was rendered provide for recognition of foreign judgments of the same nature of the judgment under review. However, the Colombian legal system is not based on precedents and exequatur decisions are made on a case-by-case basis.

Pursuant to Article 2535 and 2536 of Colombia’s Civil Code (Código Civil), in order for the statute of limitations to run and extinguish enforcement rights it is necessary that the party entitled to exercise an enforcement action fails to do so during a period commencing on the date in which the relevant right became enforceable and ending three, five or ten years after, depending on the relevant statute of limitations. A waiver to the statute of limitations can only be granted once the relevant statute of limitations has elapsed.

Any contractual agreement in favor of a third party, even in the absence of the right to represent such party, is revocable until such third party tacitly or expressly accepts such agreement.

Under bilateral agreements, a party will not be in default after failing to comply with its obligations, if the other party also fails to comply with or does not agree to comply with its obligations. Waiving this principle is valid if (i) it is not interpreted as a violation to the right to access to justice, (ii) it does not contravene public order or (iii) such waiver does not imply condoning or pardoning future gross negligence or willful misconduct. A provision whereby one party waives defenses that arise out of an invalid or illegal obligation may be understood as a waiver of future willful misconduct and, as such, deemed null and void by a Colombian court.

Waiving specific rights is permitted if such waiver only affects the individual interest of the waiving party and to the extent such waiver is not prohibited by any applicable law. Laws involving public order and good faith customs, however, shall not be waived by means of private agreements. Under Colombian law, any immunity from proceedings which might in the future be available cannot be validly waived in advance.

Except for constitutional actions (tutela y acciones populares) that exist for the protection of fundamental constitutional rights and collective rights, the specific performance of contracts and certain precautionary measures and remedies in unfair trade practices claims, there are no other equitable remedies or injunctive relief under Colombian law.

In any proceeding in Colombia, service of notice to the parties thereto will be made in accordance with the provisions of the GCP and contractual provisions regarding service of notice procedures will not be enforceable for service of process in Colombia.

With respect to court proceedings in Colombia, under Article 365 of the GCP, any legal costs incurred in connection with such court proceedings would be limited to those costs ordered by the respective court.

Notwithstanding the foregoing, we cannot assure you that a Colombian court would recognize or enforce a U.S. based judgment with respect to the notes based on U.S. securities laws. We have been advised by our Colombian counsel that there is no legal basis for original actions to be brought against us or our directors and officers in a Colombian court predicated solely upon the provisions of U.S. securities laws. In addition, certain remedies available under provisions of the U.S. securities laws may not be admitted or enforced by Colombian courts. See “Risk Factors—Risks Related to the New Notes and Our Indebtedness—You may not be able to effect service of process on us, our directors or our officers or to enforce in Colombian courts judgments obtained against us in the United States” in the first part of this Statement regarding the terms of the Exchange Offer and Consent Solicitation.

REASONS FOR THE EXCHANGE OFFER, CONSENT SOLICITATION AND PLAN SOLICITATION

We do not anticipate being able to raise the necessary funds in order to repay the Old Notes at maturity. We are conducting the Exchange Offer to refinance the Old Notes, and improve our liquidity position.

Through the Exchange Offer and Consent Solicitation, we intend to achieve the following goals:

●	extend the maturity of the Old Notes through the issuance of the New Notes;

●	reduce our overall debt burden; and

●	reduce our overall interest expense burden.

QUESTIONS AND ANSWERS ABOUT THE RESTRUCTURING

The following are some questions and answers regarding our financial restructuring, whether accomplished through the Exchange Offer or through confirmation of the Plan by the Bankruptcy Court. It does not contain all of the information that may be important to you. You should carefully read this Statement to fully understand the terms of the restructuring, which includes the Exchange Offer and the Plan, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the “Risk Factors.”

General

Q:	What is the purpose of the restructuring?

A:	The restructuring consists of the transactions described in the introductory section of this Statement. We believe the restructuring will provide us with a tenable long-term capital structure and sufficient liquidity to conduct our operations. The purpose of the restructuring is to extend the maturity of the Old Notes through the issuance of the New Notes, reduce our overall debt burden; and reduce our overall interest expense burden, thereby allowing us to continue operations.

The restructuring may be accomplished through either the out-of-court Exchange Offer or, in the alternative, the in-court Plan.

Q:	What is the Exchange Offer?

A:	The Exchange Offer is one of two possible methods to accomplish the restructuring. Through the Exchange Offer, the retirement of the Old Notes tendered in the Exchange Offer would be effected, with the holders of Old Notes tendering their Old Notes in exchange for New Notes upon the terms and conditions set forth herein. The closing of the Exchange Offer is conditioned upon, among other things, the Minimum Tender Condition being satisfied. If the Minimum Tender Condition is not satisfied on or before the Expiration Date, we intend to terminate the Exchange Offer; however, we reserve the right to waive the Minimum Tender Condition. In the event that the conditions to the consummation of the Exchange Offer are not satisfied and the Exchange Offer is terminated, we reserve the right to implement an in-court financial restructuring, through which we would seek to accomplish the results contemplated by the Exchange Offer through consummation of the Plan under chapter 11 of the Bankruptcy Code if the Bankruptcy Threshold is satisfied.

Q:	What is the Plan?

A:	The Plan is the second alternative for accomplishing the restructuring. We may seek confirmation of the Plan in the Chapter 11 Case in the event that the Minimum Tender Condition to the Exchange Offer is not satisfied (or waived as described above) but we receive votes in favor of the Plan from a sufficient number of holders and amounts of Old Notes to allow the Plan to satisfy the Bankruptcy Threshold. Under the Plan, we expect that the holders of the Old Notes will receive the same treatment with respect to their claims as they would in the Exchange Offer. See “Description of the Plan.”

Q:	In what circumstances will we file the Plan instead of consummation the Exchange Offer?

A:	We may commence the Chapter 11 Case and seek confirmation of the Plan instead of consummating the Exchange Offer if (i) certain conditions are not satisfied or waived including, among other conditions, the Minimum Tender Condition, and (ii) the Bankruptcy Threshold is satisfied as to the class of claims consisting of holders of the Old Notes. In such circumstances, we may seek to accomplish the restructuring on substantially the same terms as the Exchange Offer, by way of the Plan.

For the Plan to be confirmed by the Bankruptcy Court without invoking the “cram-down” provisions of the Bankruptcy Code, each class of claims or interests that is impaired must vote to accept the Plan. An impaired class of claims is deemed to accept a plan of reorganization if the holders of at least two-thirds in amount and more than one-half in number of the claims in such class who actually cast Ballots vote to accept the plan. To be confirmed, at least one class of impaired claims must accept the plan, determined without including any acceptance of the plan by any insider.

The confirmation and effectiveness of the Plan are subject to certain conditions that may not be satisfied and are different from those under the Exchange Offer. We cannot assure you that all requirements for confirmation and effectiveness of the Plan will be satisfied or that the Bankruptcy Court will conclude that the requirements for confirmation and effectiveness of the Plan have been satisfied.

The effective date of the Plan will not occur until the confirmation order has been entered, no stay of such order is in effect and certain other conditions have been satisfied.

Q:	What are the costs and benefits of consummating the restructuring through the Exchange Offer rather than the Plan?

A:	Consummating the restructuring through the Exchange Offer provides several benefits, including the ability to effectuate the restructuring in a shorter period of time without the extra costs and potential uncertainties inherent to the process of a bankruptcy. The costs associated with a bankruptcy could be material and could include both direct costs, including fees paid to a trustee and to attorneys and professionals, and indirect costs. In addition, there can be no assurance that the Bankruptcy Court will confirm the Plan. See “Risk Factors—Risks Related to the Plan.”

Q:	What are the expected results of the restructuring, whether accomplished through the Exchange Offer or the Plan?

A:	We expect that the restructuring, if successful, will deliver our balance sheet and improve our capital structure. Specifically, upon the completion of the restructuring, we expect our indebtedness corresponding to the principal amount of the Old Notes to be reduced from an estimated US$ 210.8 million as of September 30, 2023 to an estimated US$ 165.12 million at the consummation of the restructuring (assuming full participation in the Exchange Offer and no bankruptcy filing).

Assuming we are able to complete the restructuring, we expect that, for the foreseeable future, cash generated from operations will be sufficient to allow us to fund our operations and to increase working capital as necessary to support our long-term business plan, though there can be no assurance that such cash generated will be sufficient for such purposes.

The Exchange Offer

Q:	Who is making the Exchange Offer?

A:	The Company is making the Exchange Offer and delivering the New Notes.

Q:	What amount of Old Notes are you seeking in the Exchange Offer?

A:	We are seeking to exchange any and all of the Old Notes for New Notes.

Q:	What will I receive in the Exchange Offer if I tender my Old Notes and they are accepted?

A:	Eligible Holders that validly tender and do not validly withdraw Old Notes on or before the Expiration Date will, upon the terms and subject to the conditions set forth in this Statement, receive the exchange consideration of US$ 750 principal amount of the New Notes for each US$ 1,000 principal amount of Old Notes validly tendered, not validly withdrawn and accepted.

In addition, on the Settlement Date of the Exchange Offer, all Eligible Holders whose Old Notes are validly tendered, not validly withdrawn and accepted for exchange will also receive Capitalized Interest equal to the accrued and unpaid interest on their Old Notes validly tendered and not validly withdrawn and accepted for exchange through but excluding the Settlement Date.

Q:	Who may participate in the Exchange Offer?

A:	Any and all Eligible Holders of Old Notes may participate in the Exchange Offer. The Company reserves the right to terminate, withdraw, amend or extend the terms of the Exchange Offer and Consent Solicitation for any reason prior to the Expiration Date, subject to applicable law.

Q:	Does the success of the Exchange Offer depend on the participation of any minimum number of holders of Old Notes?

A:	Yes. The Exchange Offer and Consent Solicitation is subject to, among other things, the valid tender, without subsequent withdrawal, of at least of at least 95% (including any Old Notes which are owned by us or our affiliates) in aggregate principal amount of the outstanding Old Notes on or prior to the Expiration Date.

The Company has had discussions with several holders of Old Notes who assisted in developing the proposal and who believe that the restructuring is fair and reasonable in light of the current market environment and given the Company’s circumstances. Certain bondholders holding over 40% the aggregate principal amount of the Old Notes outstanding have already indicated that they will vote in favor of the Exchange Offer.

Q:	How do I tender my Old Notes in the Exchange Offer?

A:	Please follow the procedures for tendering your Old Notes in the exchange offer described in “Description of the Exchange Offer and Consent Solicitation—Procedures for Tendering.” For further information, consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Q:	How long will the Exchange Offer remain open?

A:	The Exchange Offer will expire at 5:00 p.m. (New York City time) on April 3, 2024 unless extended by us.

Subject to applicable law and the terms set forth in this Statement, we may extend the Expiration Date or amend any of the terms or conditions of the Exchange Offer. The last date on which tenders and consents will be accepted, whether on April 3, 2024, or any subsequent time or date to which the Exchange Offer may be extended, is referred to as the Expiration Date.

If we extend the Expiration Date, any extension will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension of the Exchange Offer to be issued no later than 9:00 a.m. (New York City time) on the first business day after the previously scheduled Expiration Date. Subject to applicable law, if we extend the Expiration Date, holders of Old Notes may not withdraw any notes validly tendered into the Exchange Offer or revoke any consent provided to the proposed amendments.

Q:	When will I receive New Notes if I tender my Old Notes in the Exchange Offer?

A:	Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Old Notes validly tendered by the Expiration Date will be accepted for exchange. The exchange of New Notes will be settled with respect to any and all Old Notes validly tendered within three business days of the Expiration Date for any notes validly tendered.

Q:	Who will be issuing the New Notes?

A:	Credivalores will be the issuer of the New Notes.

Q:	Can I withdraw my tender of Old Notes?

A:	Tenders of Old Notes may be validly withdrawn at any time prior to 5:00 p.m. (New York City time) on April 3, 2024, unless extended by us, but will thereafter be irrevocable, except in certain limited circumstances where we determine additional withdrawal rights are necessary and to the extent required by law.

Q:	What risks should I consider in deciding whether or not to participate in the Exchange Offer?

A:	In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties described under “Risk Factors,” which do not represent the only risks that we face. Additional risks and uncertainties not currently known to us, or that we currently deem immaterial, may also affect your investment decision and/or impair our business operations. You should carefully consider the other information and data included in this Statement and information and data contained in our reports provided to the trustee and noteholders pursuant to the Old Notes Indenture for other risks that may affect you.

Q:	If the Exchange Offer is consummated, but I do not tender my Old Notes, how will my rights be affected?

A:	If the Proposed Amendments are adopted, holders of Old Notes will no longer be entitled to the benefit of substantially all of the restrictive covenants, defaults, and certain other provisions presently contained in the Old Notes Indenture. If we consummate the Exchange Offer, the applicable trading market, if any, for your outstanding Old Notes may be significantly more limited. See “The Proposed Amendments.”

Q:	What happens if my Old Notes are not accepted in the Exchange Offer?

A:	During any extension and irrespective of any amendment to the Exchange Offer or Consent Solicitation, all Old Notes previously tendered and not accepted for purchase will remain subject to the Exchange Offer or Consent Solicitation and may be accepted thereafter, subject to compliance with applicable law. In addition, we may waive conditions without extending the Exchange Offer or Consent Solicitation in accordance with applicable law.

Q:	Has the board of directors adopted a position on the Exchange Offer?

A:	Our board of directors has authorized the Exchange Offer, but has not made any recommendation as to whether you should tender your Old Notes pursuant to the Exchange Offer.

Q:	Whom do I call if I have any questions about how to tender my Old Notes, deliver my Consents or any other questions relating to the Exchange Offer?

A:	Questions and requests for assistance with respect to the procedures for tendering Old Notes and delivering Consents pursuant to the Exchange Offer may be directed to the Exchange Agent and Information Agent at its address and telephone number set forth on the back cover of this Statement.

The Plan

Q:	Who is soliciting votes on the Plan?

A:	Credivalores is soliciting votes from all holders of the Old Notes on the Plan.

Q:	Why are we soliciting votes on the Plan if the restructuring can be accomplished through the Exchange Offer?

A:	We have prepared the Plan as an alternative to the Exchange Offer for accomplishing the restructuring, if the conditions to completion of the Exchange Offer are not satisfied or waived, but we receive acceptances from a sufficient number of holders of the Old Notes to allow the Plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired classes of claims or interests. The Plan consists of a plan of reorganization under chapter 11 of the Bankruptcy Code that would effect the same transactions contemplated by the Exchange Offer, including, among other things, the issuance of the New Notes in exchange for all of the Old Notes.

For the Plan to be confirmed by the Bankruptcy Court without invoking the “cram-down” provisions of the Bankruptcy Code, each class of claims or interests that is impaired must vote to accept the Plan. An impaired class of claims is deemed to accept a plan of reorganization if the holders of at least two-thirds in amount and more than one-half in number of the claims in such class who actually cast Ballots vote to accept the plan. An impaired class of interests is deemed to accept a plan of reorganization if the holders of at least two-thirds in amount of the interests in such class who actually cast Ballots vote to accept the plan. If the Plan is confirmed by the Bankruptcy Court, it will bind all holders of claims and equity interests, including all holders of Old Notes, in the Company regardless of whether they voted for, against, or did not vote at all on, the Plan.

Therefore, assuming the Plan satisfies the other requirements of the Bankruptcy Code, a significantly smaller number of claim holders can bind other claim holders to the terms of the Plan to accomplish the restructuring than is required to effect the Exchange Offer and the other transactions contemplated thereby.

The confirmation and effectiveness of the Plan are subject to certain conditions that may not be satisfied and are different from those under the Exchange Offer. We cannot assure you that all requirements for confirmation and effectiveness of the Plan will be satisfied or that the Bankruptcy Court will conclude that the requirements for confirmation and effectiveness of the Plan have been satisfied.

Q:	Who is eligible to vote for the Plan?

A:	Generally, holders of claims or interests in classes that are impaired (other than classes that receive no distribution under the Plan and are, therefore, deemed to reject the Plan) are eligible to vote on the Plan. As more fully explained in this Statement, a claim or equity interest is impaired, generally speaking, if its treatment under a plan of reorganization alters the terms of, or rights associated with, that claim or interest. The holders of the Old Notes are impaired under and consequently may vote on, the Plan.

Class	Claim or Interest	Status	Voting Rights
A	Old Notes Claims	Impaired	Entitled To Vote
B	Other Secured Claims	Unimpaired	Deemed To Accept; Not Entitled To Vote
C	General Unsecured Claims	Unimpaired	Deemed To Accept; Not Entitled To Vote
D	Interests	Unimpaired	Deemed To Accept; Not Entitled To Vote

The holders of Class A Old Notes claims are impaired and are eligible to vote on the Plan. The holders of all other claims and interests are unimpaired and presumed to accept the Plan under section 1126(f) of the Bankruptcy Code.

Q:	What vote is needed to confirm the Plan?

A:	The Bankruptcy Code provides that only holders of claims and interests entitled to vote and who actually cast a Ballot will be counted for purposes of determining whether acceptances from a sufficient number of holders of impaired claims in an impaired class of claims have been received to allow the Plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired classes. Failure by a holder to deliver an original, duly completed and signed Ballot will not be counted as a vote to accept or reject the Plan.

For the Plan to be confirmed by the Bankruptcy Court without invoking the “cram-down” provisions of the Bankruptcy Code, each class of claims or interests that is impaired must vote to accept the Plan. An impaired class of claims is deemed to accept a plan of reorganization if the holders of at least two-thirds in amount and more than one-half in number of the claims in such class who actually cast ballots vote to accept the Plan. An impaired class of interests is deemed to accept a plan of reorganization if the holders of at least two-thirds in amount of the interests in such class who actually cast Ballots vote to accept the Plan. Under the Plan, holders of Old Notes claims are separately classified and constitute the only impaired class of claims. In addition, under the Plan, other classes of claims against and interests in the Company are unimpaired and conclusively presumed to accept the Plan.

The Bankruptcy Court may disagree with our classification of claims and interests and any party in interest may challenge our classification of claims and interests. If the Bankruptcy Court concludes that the classification of claims and interests under the Plan does not comply with the requirements of the Bankruptcy Code, the Plan may not be confirmed.

If the Plan is confirmed by the Bankruptcy Court, it will bind all holders of claims and interests in the Company regardless of whether they voted for, against, or did not vote at all on, the Plan. Therefore, assuming the Plan satisfies the other requirements of the Bankruptcy Code, a significantly smaller number of claim holders can bind other claim holders to the terms of the Plan than is required to effect the Exchange Offer and the other transactions contemplated by the Exchange Offer. Additionally, since claims and interests are grouped in classes for the purpose of voting on the Plan, holders of claims and interests may be bound by the decisions of other claim or interest holders in a way that they otherwise would not outside of bankruptcy.

If we do not receive acceptances from a sufficient number of holders of claims or interests in an impaired class of claims or interests to allow the Plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired classes, we reserve the right not to commence the Chapter 11 Case.

Q:	What are the effects of the Plan?

A:	Holders of the Old Notes will receive substantially the same treatment with respect to their claims as they would in the Exchange Offer.

Q:	When is the deadline for submitting Ballots?

A:	Master Ballots or pre-validated Beneficial Ballots (the “Ballots”) must be received by the Balloting Agent by the Voting Deadline. If the Voting Deadline is extended, then the Ballots must be received by the Balloting Agent by any such extended Voting Deadline. In order to be counted for purposes of determining the amount of acceptances and rejections of the Plan, Ballots must be sent by mail, hand delivery or overnight courier to the Balloting Agent, so as to be actually received on or prior to the Voting Deadline. Master Ballots from nominees will also be accepted by e-mail; however, pre-validated Beneficial Ballots from beneficial owners will not be accepted. Facsimile Ballots will not be accepted.

Q:	How do I vote on the Plan?

A:	Please follow the procedures for voting on the Plan described in the section titled “Description of the Plan—Voting and Revocation Instructions.” For further information, contact the Balloting Agent at its address and telephone number on the Ballot or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Only the holders of Old Notes as of March 7, 2024 (the “Voting Record Date”) are eligible to vote on the Plan.

Q:	Can I change, or revoke my vote?

A:	Any party that has previously submitted a properly completed Ballot to the Balloting Agent before the Voting Deadline may change or revoke the vote on such Ballot by submitting a revised Ballot to the Balloting Agent, before the Voting Deadline, a subsequent properly completed Ballot for acceptance or rejection of the Plan, or abstention from voting. In the event the Company does not consummate the Exchange Offer, Ballots remain binding until the Bankruptcy Court enters an order confirming the Plan.

Q: Whom do I call if I have any questions about how to submit Ballots or any other questions relating to the Plan?

A:	Questions and requests for assistance with respect to the procedures for voting on the Plan, as well as requests for additional copies of this Statement and the Ballot, may be directed to the Balloting Agent at its address and telephone number set forth on the Ballot.

Q:	What risks should I consider in deciding whether to accept or reject the Plan?

A:	In deciding whether to vote to accept or reject the Plan, you should carefully consider the discussion of risks and uncertainties described under “Risk Factors,” which do not represent the only risks that we face. Additional risks and uncertainties not currently known to us, or that we currently deem immaterial, may also affect your investment decision and/or impair our business operations. You should carefully consider the other information and data included in this Statement and information and data contained in our reports provided to the trustee and noteholders pursuant to the Old Notes Indenture for other risks that may affect you.

SUMMARY OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION

The following is a brief summary of some of the terms of the Exchange Offer and the Consent Solicitation. For a more complete description of the Exchange Offer and the Consent Solicitation, see “Description of the Exchange Offer and the Consent Solicitation.”

The Exchange Offer	We are making an offer to Eligible Holders to exchange each US$ 1,000 principal amount of Old Notes for exchange consideration of US$ 750 principal amount of New Notes and the Capitalized Interest if the Old Notes are tendered and not validly withdrawn on or before the Expiration Date.

The Consent Solicitation

In connection with the Exchange Offer, we are soliciting Consents to the Proposed Amendments from Eligible Holders of Old Notes.

See “Proposed Amendments.”

By tendering Old Notes, holders will also be delivering their Consent to the Proposed Amendments. Eligible Holders may not tender their Old Notes without consenting to the Proposed Amendments and may not deliver Consents to the Proposed Amendments without tendering the related Old Notes. Tendering holders may not withdraw their validly tendered Old Notes without revoking their Consents and may not revoke their Consents without withdrawing any validly tendered Old Notes.

Total Exchange Consideration

Eligible Holders that validly tender and do not withdraw Old Notes on or before the Expiration Date will be eligible to receive the exchange consideration of US$ 750 principal amount of New Notes for each US$ 1,000 principal amount of Old Notes validly tendered, not validly withdrawn and accepted.

The New Notes will be issued in minimum denominations of US$ 1,000 and integral multiples of US$ 1.00 in excess thereof. An Eligible Holder must tender Old Notes in a principal amount sufficient to receive at least US$ 1,000 principal amount of New Notes in exchange for such Old Notes, based on the applicable exchange consideration. Any holder that tenders less than such amount will not be able to participate in the Exchange Offer and the Consent Solicitation and their exchange will be rejected.

The amount of New Notes to be issued to any holder will be rounded down to the nearest US$ 1.00. No additional cash will be paid in lieu of any principal amount of New Notes not received as a result of rounding down.

Capitalized Interest

On the Settlement Date, all Eligible Holders whose Old Notes are validly tendered, not validly withdrawn and accepted will also receive additional New Notes that will be issued and delivered to capitalize the accrued and unpaid interest in respect of the Old Notes validly tendered and accepted for exchange from (and including) the immediately preceding interest payment date of the Old Notes to (but excluding) February 7, 2024, to the effect that accrued and unpaid interest on the Old Notes validly tendered and accepted for payment will also receive US$0.75 of New Notes for each US$1 of accrued and unpaid interest; provided, however, that the amount of accrued and unpaid interest will be rounded down, if necessary, to the nearest US$1.00 and no additional cash will be paid in lieu of any fractional amount.

Holders Eligible to Participate in the Exchange Offer and the Consent Solicitation

The Exchange Offer and the Consent Solicitation is directed only to holders of Old Notes who are either (i) QIBs or (ii) certain persons, other than U.S. persons (as defined in Regulation S under the Securities Act) outside the United States.

Only Eligible Holders are authorized to participate in the Exchange Offer and the Consent Solicitation.

Additional Information

Any questions concerning the terms of the Exchange Offer and the Consent Solicitation should be directed to the Dealer Manager, at the telephone numbers listed on the back cover page of this Statement.

Withdrawal Date	April 3, 2024, at 5:00 p.m. (New York City time) unless extended by us.
Expiration Date	April 3, 2024, at 5:00 p.m. (New York City time) unless extended by us.
Acceptance Date	The acceptance date is expected to be on or promptly following the Expiration Date with respect to Old Notes that are validly tendered and are not validly withdrawn on or before the Expiration Date.
Settlement Date	The settlement date is expected to be within three business days of the Expiration Date.
Withdrawal Rights

Tenders of Old Notes may be validly withdrawn at any time prior to the Withdrawal Date. Thereafter, tenders become irrevocable except in certain limited circumstances where additional withdrawal rights are required by law (as determined by us).

Tenders submitted after the Withdrawal Date will be irrevocable except in the limited circumstances referred to in the preceding sentence. See “Description of the Exchange Offer and the Consent Solicitation—Withdrawal of Tenders.”

Conditions to the Exchange Offer and the Consent Solicitation

The Exchange Offer and the Consent Solicitation are subject to certain conditions, which we may assert or waive in full or in part in our sole discretion, including the Minimum Tender Condition; provided however that the Proposed Amendments will only be operative if at least a majority (not including any Old Notes which are owned by us or our affiliates) in aggregate amount of the Old Notes is validly tendered and not validly withdrawn on or prior to the Expiration Date.

Although we have no present intention to do so, we expressly reserve the right to amend or terminate, at any time, the Exchange Offer and the Consent Solicitation and not accept for exchange any Old Notes not theretofore accepted for exchange. We may extend the Exchange Offer and the Consent Solicitation from time to time until the conditions are satisfied or waived. We will give you notice of any amendment, termination or extension if required by applicable law. See “Description of the Exchange Offer and the Consent Solicitation—Conditions to the Exchange Offer and the Consent Solicitation.”

Procedures for Tendering	●

If you wish to participate in the Exchange Offer and the Consent Solicitation and your Old Notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Old Notes on your behalf pursuant to the procedures of that custodial entity.

● To participate in the Exchange Offer and the Consent Solicitation, you must either:

● Comply with the ATOP (defined below) procedures for book-entry transfer described below on or before the Expiration Date; or

●

If you are a beneficial owner that holds Old Notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) and wish to tender your Old Notes, you must contact your Euroclear or Clearstream accountholder to ascertain the procedure for tendering Old Notes and comply with such procedure, and Euroclear or Clearstream must then arrange to tender such Old Notes through ATOP; or

● Custodial entities that are participants in DTC must tender Old Notes through ATOP, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the consent. A valid tender into ATOP will automatically be deemed an acceptance of the consent solicitation.

Consequences of Failure to Tender	For a description of the consequences of failing to tender your Old Notes in the Exchange Offer, see “Risk Factors” and “Description of the Exchange Offer and the Consent Solicitation—Certain Consequences to Holders of Old Notes Not Tendering in the Exchange Offer and the Consent Solicitation.”

Taxation	For a summary of certain Colombian national and U.S. federal income tax consequences of the exchange offer and the consent solicitation, see “Taxation.”

Exchange Agent and Information	Epiq Corporate Restructuring, LLC has been appointed as the exchange agent and information agent for the Exchange Offer and the Consent Solicitation. The address and telephone numbers of the exchange agent and information agent are listed on the back cover page of this Statement.

Dealer Manager	BCP Securities, Inc. is acting as exclusive dealer manager for the Exchange Offer and for the Consent Solicitation. Its address and telephone number are listed on the back cover page of this Statement.

SUMMARY OF THE NEW NOTES

The summary below describes the principal terms of the New Notes. Certain terms and conditions described below are subject to important limitations and exceptions. The “Description of the New Notes” section of this Statement contains a more detailed description of the terms and conditions of the New Notes.

Issuer	Credivalores - Crediservicios S.A.

Notes Offered	Up to a maximum of US$165.12 million aggregate principal amount, including Capitalized Interest, of Senior Secured Step-Up Notes due 2029.

Maturity Date	February 7, 2029.

Interest Rate	Interest on the New Notes will accrue from and including February 7, 2024. Interest on the New Notes will initially accrue at a rate of 4.00% per annum, with a step-up to 5.00% per annum beginning with the interest payment due on February 7, 2025 and a step-up to 11% per annum beginning with the interest payment due on August 7, 2026.

Interest Payment Dates	February 7 and August 7 of each year, commencing on August 7, 2024.

Security

To the extent described herein, the New Notes will be secured by the Collateral (as defined herein). Such Collateral consists of a first-priority lien on our loan portfolio (excluding Special Purpose Finance Trusts) and a second priority lien on a Special Purpose Finance Trust (patrimonio autónomo), as described further in the “Description of the New Notes”. Initially, the Collateral will consist of at least US$165 million of first-priority liens and second priority liens.

The indenture and security documents will permit the release of the Collateral only in certain limited circumstances. To the extent the value of the loan portfolio secured by the first-priority lien and second-priority lien falls below the aggregate outstanding principal amount of the New Notes (due to repayments of the loans or other fluctuations in the value of the loan portfolio other than due to exchange rate fluctuations), the Company will be required to include additional Collateral (in the form of cash or assets in the loan portfolio having comparable creditworthiness to the average creditworthiness of the existing Collateral) in an amount such that the total Collateral is at least equal to the value of the aggregate outstanding principal amount of the New Notes. The value of the collateral will be tested on a semi-annual basis on each interest payment date using an exchange rate of Ps. 4,000 to US$1.00, and such amount will be certified on an Officers’ Certificate delivered to the Trustee and the Collateral Agent within 30 days.

Ranking	The New Notes will:

●

rank equal in right of payment with any existing and future Secured Indebtedness (as defined under “Description of the New Notes”) of the issuer to the extent that the New Notes are secured by the first-priority Collateral (subject to certain obligations for which preferential treatment is given under Colombian insolvency laws) and will be effectively subordinated to all existing and future Indebtedness and other liabilities of any Special Purpose Finance Trust (as defined under “Description of the Notes”) the extent of the value of the assets securing such Indebtedness;

● rank senior in right of payment to all existing and future Subordinated Indebtedness (as defined under “Description of the New Notes”) of the issuer, if any; and

● be structurally subordinated to all existing and future Indebtedness and trade payables of the issuer’s Subsidiaries (as defined under “Description of the New Notes”), if any, that are not Guarantors (as defined under “Description of the New Notes”).

As of September 30, 2023, we had total Indebtedness excluding transaction costs of Ps.1,700,111 million (US$419 million), of which Ps. 516,564 million (US$127 million) was secured by collateral. After giving effect to the Exchange Offer,” as of September 30, 2023 we would have had total Indebtedness excluding transaction costs of Ps.1,518,286 million (US$375 million), of which Ps.1,185,904 million (US$293 million) would have been secured by collateral.

Optional Redemption	We may redeem the New Notes, in whole or in part, on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but excluding, the date of redemption, plus Additional Amounts, if any. See “Description of the New Notes—Optional Redemption.”

Change of Control

Upon the occurrence of a Change of Control Triggering Event (as defined under “Description of the New Notes”), we will be required to make an offer to purchase the New Notes at a purchase price equal to 101% of their principal amount, plus any accrued and unpaid interest through the purchase date, plus any Additional Amounts (as defined under “Description of the New Notes”) due thereon. See “Description of the New Notes — Change of Control Triggering Event.”

Additional Amounts

Payments of interest on the New Notes (and amounts deemed interest, such as any discount on the principal amount of the New Notes) to investors that are non-residents of Colombia for tax purposes will not be subject to Colombian withholding taxes. See “Taxation—Colombian Tax Considerations.” Subject to certain specified exceptions, the issuer will pay Additional amounts, if any, as may be required so that the net amount received by the holders of the New Notes in respect of principal, interest or other payments on the New Notes, after any such withholding or deduction, will not be less than the amount each holder of New Notes would have received if such withholding or deduction had not been applied. See “Description of the New Notes — Additional Amounts.”

Certain Covenants	The Indenture will limit, among other things, our ability and the ability of any of its Restricted Subsidiaries (as defined under “Description of the New Notes) to:

	●	incur additional indebtedness;

	●	pay dividends or redeem capital stock;

	●	make other restricted payments;

	●	make certain acquisitions or investments;

	●	enter into certain transactions with affiliates;

	●	transfer or sell assets;

	●	secure our indebtedness and the indebtedness of our subsidiaries;
	●	guarantee debts; and

	●	sell, consolidate, merge or transfer all or substantially all of their assets.

	●	incur liens other than permitted liens
These covenants are subject to a number of important exceptions and qualifications. See “Description of the New Notes—Certain Covenants.”

Events of Default	The Indenture will set forth the events of default applicable to the New Notes. See “Description of the New Notes—Events of Default.”

Further Issuances

Subject to the limitation contained in the Indenture, the issuer may from time to time and without providing notice to or obtaining the consent of the holders of the New Notes issue an unlimited principal amount of Additional Notes (as defined under “Description of the New Notes” of the same series as the New Notes initially issued in this offering, provided that unless such Additional Notes are issued under a separate CUSIP number, either such Additional Notes are part of the same “issue” for U.S. federal income tax purposes or are issued pursuant to a “qualified reopening” for U.S. federal income tax purposes.

Form and Denomination; Settlement

The New Notes will be in fully registered form without interest coupons attached, only in denominations of US$1,000 and in integral multiples of US$1.00 in excess thereof. The New Notes will be issued in book-entry form through the facilities of DTC, for the accounts of the participants, including Euroclear and Clearstream, and will trade in DTC’s same-day funds settlement system. Beneficial interests in New Notes held in book-entry form will not be entitled to receive physical delivery of certificated New Notes, except in certain limited circumstances. For a description of certain factors relating to clearance and settlement, see “Book-Entry; Delivery and Form.”

Transfer Restrictions

The New Notes have not been registered under the Securities Act. If the New Notes are issued under the Exchange Offer, they will be subject to certain restrictions on transfer. If the New Notes are issued under the Plan instead of the exchange offer, they will be issued pursuant to section 1145(a) of the Bankruptcy Code, and therefore will not be deemed restricted securities. Accordingly, upon issuance, such New Notes issued under the Plan will be freely tradable by any holder not deemed an underwriter in the public market without restriction or further registration under the Securities Act, subject to applicable law. See “Transfer Restrictions.”

Listing	We intend to apply to list the notes on the SGX-ST.

Governing Law	The Indenture and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York. The Collateral Documents will be governed by the laws of Colombia.

Taxation	For a summary of certain Colombian national and U.S. federal income tax consequences of the Exchange Offer and Consent Solicitation, see “Taxation.”

Trustee, Transfer Agent, Registrar and Paying Agent	The Bank of New York Mellon

Risk Factors	Eligible Holders participating in the Exchange Offer should consider carefully all of the information included in this Statement and, in particular, the information set forth under “Risk Factors” before making an investment in the New Notes.

SUMMARY OF THE PLAN

This section is intended to only provide a summary of the key terms, structure, classification, treatment and implementation of the Plan, and is qualified in its entirety by reference to the Plan and exhibits thereto. Although this Statement includes summaries of the provisions contained in the Plan and in documents referred to therein, this Statement does not purport to be a precise or complete statement of all such terms and provisions, and should not be relied on for a comprehensive discussion of the Plan. Instead, reference is made to the Plan and all such documents should be reviewed for the full and complete statements of such terms and provisions. The Plan itself (including attachments) will control the treatment of creditors and equity holders under the Plan. To the extent there is any inconsistency between this Statement and the Plan, the Plan shall govern. For a more complete description of the Plan, see “Description of the Plan.”

Chapter 11 Plan	We have prepared the Plan as an alternative to the Exchange Offer for accomplishing the restructuring if the conditions to complete the Exchange Offer are not satisfied, but we receive acceptances from a sufficient number of holders of claims or interests in impaired classes of claims or interests to satisfy the Bankruptcy Threshold. By relying on the provisions of the Bankruptcy Code that permit us to solicit acceptances on the Plan prior to commencing a Chapter 11 case, we believe that we can successfully manage any impact on our business from the Chapter 11 Case by permitting us to quickly enter and exit Chapter 11, as well as be able to communicate to our customers, vendors, employees and other key constituents the positive financial impact the restructuring will have on our business and operations.

The Plan consists of a plan of reorganization under Chapter 11 of the Bankruptcy Code that would result in the same transactions contemplated by the Exchange Offer, including the issuance of New Notes in exchange for all of the Old Notes. If confirmed, the Plan would be binding on all of the holders of Old Notes, regardless of whether a holder voted to accept or reject the Plan.

Under the Plan, we expect that the holders of the Old Notes will receive substantially the same treatment with respect to their claims as they would in the Exchange Offer.

Other than the restructuring of the Old Notes, the Plan proposes to render all other claims against us unimpaired. Specifically, under the Plan, we intend to have all other claims against us ride through the Chapter 11 Case and Plan unaffected and/or satisfied in the ordinary course of business. In addition, under the Plan, all of our equity interests will be left unaltered.

If we do not receive acceptances from a sufficient number of holders of impaired claims in an impaired class to satisfy the Bankruptcy Threshold, the Plan will not be confirmed or become effective, and we anticipate that we would face problems with respect to our liquidity in the near future.

Voting Record Date	The voting record date for determining the holders of claims entitled to vote on the Plan is March 7, 2024.

Conditions to the Effectiveness of the Plan	The effectiveness of the Plan is contingent upon the satisfaction or waiver of each of the following conditions:

	●	the Bankruptcy Court shall have approved this Statement as containing adequate information with respect to the Plan within the meaning of Section 1125 of the Bankruptcy Code;

	●	the confirmation order shall have been entered and shall be a final order (as described in the Plan);

●

all documents and agreements necessary to implement the Plan shall have been executed and tendered for delivery, and all conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms thereof (or will be satisfied and waived substantially concurrently with the occurrence of the effective date of the Plan);

●

all actions, documents, certificates, and agreements necessary to implement the Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental authorities in accordance with applicable law; and

●

all material authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and the transactions contemplated herein shall have been obtained.

The conditions to the effectiveness of the Plan may be waived by us, without any notice to parties in interest and without any further notice to or action, order or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm the Plan.

Transfer Restrictions	If our restructuring is accomplished through the Plan, we expect that the confirmation order of the Bankruptcy Court will provide that the issuance of the New Notes distributed under the Plan would be exempt from the registration requirements of the Securities Act in accordance with section 1145 of the Bankruptcy Code and therefore will be freely transferable by most recipients thereof.

Governing Law

Except to the extent the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, instrument or agreement entered into expressly in connection with the Plan, the right and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the state of New York, without giving effect to conflict of laws principles.

RISK FACTORS

We have set forth below certain risk factors that are related specifically to the New Notes or the Exchange Offer and the Consent Solicitation. These factors are not the only factors that could affect us, the New Notes, the Old Notes or the Exchange Offer and Consent Solicitation. Additional risks not presently known to us or that we currently deem immaterial may also impair our business. You should carefully consider all these risk factors in addition to the business and other information presented in this statement, including, in particular, the information set forth in “Annex A—Information About the Company—Risk Factors.”

Risks Related to the Exchange Offer, the Consent Solicitation and the Old Notes

No recommendation is being made concerning the Exchange Offer and Consent Solicitation.

None of the Company, the Dealer Manager, the Exchange Agent and Information Agent or the trustee makes any recommendation to any Eligible Holder whether to tender for exchange or refrain from tendering any or all of such Eligible Holder’s Old Notes, or to deliver or refrain from delivering any Consents, and neither the Company nor any such other person has authorized any person to make any such recommendation. In addition, neither our board of directors nor our management has made any determination that the consideration to be received in the Exchange Offer and Consent Solicitation represents a fair valuation of the Old Notes. The Company has not obtained a fairness opinion from any financial advisor or other person about the fairness to the Company or to you of the consideration to be received by Eligible Holders of Old Notes who validly tender, and do not validly withdraw (and whose tenders are accepted for exchange), their Old Notes in the Exchange Offer and Consent Solicitation.

Eligible Holders are urged to evaluate carefully all information in this Statement, including the expiration deadlines included herein, consult their own investment and tax advisors and make their own decisions whether to tender Old Notes and, if so, the principal amount of Old Notes to tender for exchange, and whether to deliver any Consent.

There may be a long period during which participating holders may be unable to effect transfers or sales of their Old Notes.

The Exchange Offer and Consent Solicitation expire on the Expiration Date, and at or following the Withdrawal Date, withdrawal rights will only be provided as may be required by applicable law. As a result, there may be a long period of time during which participating holders may be unable to effect transfers or sales of their Old Notes.

The Exchange Offer may result in reduced liquidity for any Old Notes that are not exchanged.

The trading market for Old Notes that are not exchanged could become more limited than the existing trading market for the Old Notes and could cease to exist altogether due to the reduction in the principal amount of the Old Notes outstanding upon consummation of the Exchange Offer and the Consent Solicitation. A more limited trading market might adversely affect the liquidity and market price of the Old Notes, and may result in price volatility of the Old Notes. If a market for the Old Notes that are not exchanged exists or develops, the Old Notes may trade at a discount to the price at which they were issued or would trade if the principal amount outstanding were not reduced had the Exchange Offer and Consent Solicitation not occurred. There can, however, be no assurance that an active market in the Old Notes will exist, develop or be maintained, or as to the prices and discounts at which the Old Notes may trade, after the Exchange Offer and the Consent Solicitation is consummated.

We cannot assure you that the credit ratings for the Old Notes will not be lowered, suspended or withdrawn by the rating agencies.

The credit ratings of the Old Notes may change after the Proposed Amendments become operative and the New Notes are issued. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the views of the rating agencies at the time the ratings are issued. An explanation of the significance of such ratings may be obtained from the rating agencies. We cannot assure you that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in the judgment of such rating agencies, circumstances so warrant. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price and marketability of the notes.

Your decision to tender Old Notes for New Notes exposes you to the risk of nonpayment for a longer period of time.

The Old Notes will mature on February 7, 2025. The New Notes will mature five years after issuance. If, following the maturity date of the Old Notes but prior to the maturity date of the New Notes, we were to become subject to a bankruptcy, proceso de reorganización (reorganization), liquidación (bankruptcy), or similar proceeding, the holders of Old Notes who did not exchange their Old Notes for New Notes could have been paid in full and there would exist a risk that holders of Old Notes who exchanged their Old Notes for New Notes would not be paid in full, if at all, or would be paid after substantial time had elapsed. Your decision to tender your Old Notes should be made with the understanding that the lengthened maturity of the New Notes exposes you to the risk of nonpayment for a longer period of time.

You may not receive New Notes in the Exchange Offer and the Consent Solicitation if you do not follow the procedure for the Exchange Offer and the Consent Solicitation.

We will issue the New Notes in exchange for your Old Notes only if you tender your Old Notes pursuant to an agent’s message before the expiration of the Exchange Offer and the Consent Solicitation. You should allow sufficient time to ensure timely delivery of the necessary documents. Furthermore, you should carefully follow the procedures for tendering the Old Notes. Neither the Exchange Agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. If you are the beneficial owner of Old Notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the Exchange Offer and the Consent Solicitation, you should promptly contact the person in whose name your Old Notes are registered, follow the procedures specified herein and instruct that person to tender on your behalf.

In addition, Eligible Holders of Old Notes are referred to the restrictions in “Transfer Restrictions” and the agreements, acknowledgements, representations, warranties and undertakings contained therein and in the Eligibility Letter, which Eligible Holders will make on submission of an agent’s message. Non-compliance with these could result in, among other things, the unwinding of trades and/or heavy penalties.

The consummation of the Exchange Offer and the Consent Solicitation may be delayed or may not occur.

We are not obligated to complete the Exchange Offer and the Consent Solicitation under certain circumstances and unless and until certain conditions are satisfied, as described more fully under “Description of the Exchange Offer and the Consent Solicitation—Conditions to the Exchange Offer and the Consent Solicitation.” For example, we will only consummate this exchange offer if at least 95% (including any Old Notes which are owned by us or our affiliates) in aggregate principal amount of the outstanding Old Notes is validly tendered and not validly withdrawn on or prior to the Expiration Date (the “Minimum Tender Condition”), unless we waive this condition; provided however that the Proposed Amendments will only be operative if at least a majority (not including any Old Notes which are owned by us or our affiliates) in aggregate amount of the Old Notes is validly tendered and not validly withdrawn on or prior to the Expiration Date.

Even if the Exchange Offer and the Consent Solicitation is completed, it may not be completed on the schedule described in this Statement. Accordingly, holders participating in the Exchange Offer and the Consent Solicitation may have to wait longer than expected to receive their New Notes, during which time those holders of Old Notes will not be able to effect transfers of their Old Notes tendered in the Exchange Offer and the Consent Solicitation.

The consideration to be received in the Exchange Offer and the Consent Solicitation does not reflect any valuation of the Old Notes or the New Notes.

Neither our board of directors nor any of our principal officers have made any determination that the consideration to be received in the Exchange Offer and the Consent Solicitation represents a fair valuation of either the Old Notes or the New Notes. We have not obtained a fairness opinion from any financial advisor about the fairness to us or to you of the consideration to be received by holders of Old Notes. Accordingly, none of us, our board of directors, our principal officers, the Dealer Manager, the Exchange Agent and Information Agent, the trustee or any other person is making any recommendation regarding the Exchange Offer and the Consent Solicitation, including the consideration to be received in connection therewith, and you have to make your own decision as to whether to tender Old Notes.

If the Proposed Amendments become operative, holders of Old Notes that are not tendered will no longer benefit from all the restrictive covenants and events of default in the Old Notes Indenture.

If the Exchange Offer and the Consent Solicitation is consummated and the Proposed Amendments become operative as to the Old Notes Indenture, Old Notes that are not exchanged pursuant to the Exchange Offer will remain outstanding and will be subject to the terms of the Old Notes Indenture as modified by a supplement to the Old Notes Indenture (the “Supplemental Indenture”) reflecting the Proposed Amendments. Holders of Old Notes that are not exchanged pursuant to the Exchange Offer for any reason will no longer be entitled to the benefits of all of the covenants and events of default of the Old Notes Indenture after such provisions have been modified with respect to the Old Notes by the Proposed Amendments. The Proposed Amendments will eliminate certain provisions, including the majority of the restrictive covenants and certain events of default under the Old Notes Indenture. The Proposed Amendments would permit us to take actions previously prohibited under the Old Notes Indenture that could increase the credit risks faced by the holders of any remaining Old Notes, adversely affect the market price and credit rating of such Old Notes or otherwise be materially adverse to the interests of the holders of such remaining Old Notes.

The Proposed Amendments, however, will not relieve us from our respective obligations to make scheduled payments of principal and interest on the Old Notes not exchanged pursuant to the Exchange Offer in accordance with the terms of the Old Notes Indenture as currently in effect.

Risks Related to the New Notes and Our Indebtedness

If we were subject to Colombian bankruptcy or insolvency law, holders of the New Notes may find it difficult to collect payment on the New Notes.

If we were to be held subject to Colombian bankruptcy or insolvency law by a Colombian authority, our obligations under the New Notes would be subject to the outcome of, and priorities recognized in, the relevant proceedings, and would be subject to certain statutory preferences including tax, social security and labor claims and claims of secured creditors. In addition, in the event of bankruptcy or insolvency, and upon the initiation of a reorganization or liquidation process before Colombian authorities, including the Colombian Superintendency of Companies (Superintendencia de Sociedades), our obligations may be subject to an automatic stay or compliance thereunder which may delay or affect the ability of the holders of the New Notes to collect payment on the New Notes.

Our substantial level of debt could impair our financial condition.

We currently have, and after the Exchange Offer and Consent Solicitation will have, a substantial amount of debt. We had total principal indebtedness of Ps. 1,700,111 million (US$ 419 million) as of September 30, 2023. Of our total indebtedness as of September 30, 2023, Ps. 334,121 million (US$ 82 million), or 19.7%, consisted of indebtedness with maturities of one year or less or indebtedness that otherwise becomes due within one year, which we classify as short-term indebtedness. The remaining Ps. 1,365,990 million (US$ 337 million), or 80.3%, of our total outstanding indebtedness consisted of indebtedness with maturities greater than one year, which we classify as long-term indebtedness. Our significant level of debt could have important consequences to you, including:

●	requiring a substantial portion of our cash flows from operations be used for the payment of interest on our debt, therefore reducing the funds available to us for the operations or other capital needs;

●	limiting our flexibility in planning for, or reacting to changes in our business because our available cash flow after paying principal and interest on our debt may not be sufficient to make the capital and other expenditures necessary to address these changes;

●	increasing our vulnerability to general adverse economic and industry conditions because, during periods in which we experience lower earnings and cash flow, we will be required to devote a greater percentage of our cash flow to paying principal and interest on our debt;

●	limiting our ability to obtain additional financing in the future to fund working capital, capital expenditures, acquisitions and general corporate requirements;

●	making it difficult for us to refinance our indebtedness or to refinance such indebtedness on favorable terms;

●	restricting our ability to take advantage of opportunities that would permit us to acquire other businesses;

●	placing us at a competitive disadvantage to other relatively less leveraged competitors that have more cash flow available to fund working capital, capital expenditures and general corporate requirements; and

●	any borrowings we make at variable interest rates leave us vulnerable to increases in interest rates generally.

The occurrence of any of these and other risks related to our indebtedness may have a material adverse effect on our business, results of operations and financial condition.

We may incur substantially more debt, which could further exacerbate the risks associated with our indebtedness.

As of September 30, 2023, we had Ps. 1,700,111 million (US$ 419 million) in financial liabilities excluding transaction costs, including Ps. 516,564 million (US$127 million) of secured indebtedness under loan facilities with local financial institutions through structures with trusts and Ps. 1,183,547 million (US$292 million) of unsecured indebtedness. We may be able to incur substantial additional debt in the future. Although the agreements governing our outstanding indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to several qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute “indebtedness” as defined in the relevant documents. Adding new debt to our current indebtedness levels would increase our leverage. The related risks that we now face could intensify.

The instruments governing our indebtedness, including the New Notes, contain cross-default provisions that may cause all of the debt issued under such instruments to become immediately due and payable as a result of a default under an unrelated debt instrument.

The New Notes Indenture will contain numerous restrictive covenants. Instruments governing our other indebtedness also contain certain affirmative and negative covenants and require us and our subsidiaries to meet certain financial ratios and tests. Our failure to comply with the obligations contained in the New Notes Indenture or other instruments governing our indebtedness could result in an event of default under the applicable instrument, which could then result in the related debt and the debt issued under other instruments becoming immediately due and payable. In such event, we would need to raise funds from alternative sources, which may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such default could require us to sell our assets and otherwise curtail operations in order to pay our creditors.

The Old Notes Indenture contains, and the New Notes Indenture will contain, restrictions on our ability to operate our business and to pursue our business strategies. Our failure to comply with these covenants could result in an acceleration of our indebtedness.

The Old Notes Indenture contains, and the New Notes Indenture will contain, covenants that may restrict our ability to finance future operations or capital needs, to respond to changing business and economic conditions or to engage in certain transactions or business activities that may be important to our growth strategy, necessary to remain competitive or otherwise important to us. The New Notes Indenture will restrict, among others, our ability to:

●	incur additional indebtedness;

●	pay dividends or redeem capital stock;

●	make other restricted payments;

●	make certain acquisitions or investments;

●	enter into certain transactions with affiliates;

●	transfer or sell assets;

●	secure our indebtedness and the indebtedness of our subsidiaries;

●	guarantee debts; and

●	sell, consolidate, merge or transfer all or substantially all of our assets.

If we do not comply with these restrictions, we could be in default despite our ability to service our indebtedness. If there were an event of default under the Old Notes Indenture or the New Notes Indenture, holders of such Old Notes or New Notes could demand immediate payment of the aggregate principal amount and accrued interest on such Old Notes and New Notes outstanding. This could lead to our inability to pay our obligations or to our reorganization or bankruptcy for the benefit of our creditors. Any additional financings we obtain in the future would most likely contain similar or more restrictive covenants.

There are restrictions on your ability to transfer the New Notes.

The New Notes have not been registered under the Securities Act or any state securities laws, and we are not required to and currently do not plan on making any such registration in the immediate future. As a result, the New Notes may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable U.S. state securities laws. Prospective investors should be aware that investors may be required to bear the financial risks of this investment for an indefinite period of time. See “Transfer Restrictions” for a full explanation of such restrictions.

The New Notes have not been and will not be registered with the RNVE and the New Notes will not be listed on the Colombian Stock Exchange (Bolsa de Valores de Colombia). The New Notes will not be offered to persons in Colombia by means of a public offering, but may be offered in a private placement pursuant to an exemption therefrom under Colombian law and the notes will not be sold to more than 99 determined Colombian persons, nor to an undetermined number of Colombian persons. The Exchange Offer will not be subject to review or authorization by the SFC.

An active trading market for the New Notes may not develop.

Currently there is no market for the New Notes. An active trading market for the New Notes may not develop. We intend to apply to list the New Notes on the Singapore Stock Exchange. Even if the New Notes become listed on this exchange, we may delist the notes. A trading market for the New Notes may not develop, or if a market for the New Notes were to develop, the New Notes may trade at a discount from their initial offering price, depending upon many factors, including prevailing interest rates, the market for similar securities, general economic conditions in the United States and Colombia and our financial condition. The Dealer Manager are under no obligation to make a market with respect to the New Notes, and we cannot assure you that trading markets will develop or be maintained. Accordingly, we cannot assure you as to the development or liquidity of any trading market for the New Notes. If an active market for the New Notes does not develop or is interrupted, the market price and liquidity of the New Notes may be adversely affected.

The trading price of the New Notes may be volatile.

The prices at which the New Notes may trade will depend on many factors, including, among others, prevailing interest rates, general economic conditions, our performance and financial results and markets for similar securities. Historically, the markets for debt such as the New Notes have been subject to disruptions that have caused substantial volatility in their prices. The market, if any, for the New Notes may be subject to similar disruptions, which may have an adverse effect on the price of the New Notes.

We may not be able to make payments in U.S. Dollars.

In the past, the Colombian economy has experienced balance of payments deficits and shortages in foreign exchange reserves. While the Colombian government does not currently restrict the ability of Colombian or foreign persons or entities to convert Colombian pesos to foreign currencies, including U.S. dollars, it has done so in the past and could do so again in the future. We cannot assure you that the Colombian government will not implement a restrictive exchange control policy in the future. Any such restrictive exchange control policy could prevent or restrict our access to U.S. dollars to meet our U.S. dollar obligations and could also have a material adverse effect on our business, financial condition and results of operations. We cannot predict the impact of any such measures on the Colombian economy.

Payment of judgments against us in Colombia may be made in Colombian pesos, which may expose you to exchange rate risks.

Article 86 of Resolution 1 of 2018 issued by the Colombian Central Bank provides that, in case of legal proceedings in Colombia, the conversion of foreign currency-denominated obligations of Colombian residents, such as us, would be made by using the foreign exchange rate (i.e. tasa representativa del mercado or “TRM”) prevailing on the payment date. Accordingly, if proceedings are brought and a judgment is entered against us in Colombia, we may be required to discharge these obligations in Colombian pesos. As a result, investors may be exposed to exchange rate risks.

We may be unable to purchase the New Notes upon change of control event, which would result in defaults under the New Notes Indenture.

The terms of the New Notes require us to make an offer to repurchase the New Notes upon the occurrence of a specified change of control event at a purchase price equal to 101% of the principal amount of the New Notes, plus accrued interest to the date of the purchase. Any financial arrangements we may enter may require repayment of amounts outstanding upon the occurrence of a change of control event and limit our ability to fund the repurchase of your New Notes in certain circumstances. It is possible that we will not have sufficient funds at the time of any change of control to make the required repurchase of New Notes or that restrictions on our other financing arrangement will not allow the repurchase of New Notes or that restrictions in our other financing arrangements will not allow the repurchases. If we fail to repurchase the New Notes in such circumstances, we would default under the New Notes Indenture which may, in turn, trigger cross-default provisions in our other debt instruments. See “Description of the New Notes—Change of Control Triggering Event.”

You may not be able to effect service of process on us, our directors or our officers or to enforce in Colombian courts judgments obtained against us in the United States.

We are a stock corporation (sociedad anónima) organized under Colombian law. Certain of our directors and all or substantially all of our officers reside outside the United States. Substantially all of the assets of such persons are located in Colombia. Substantially all of our assets are located in Colombia. As a result, it may not be possible for investors to effect service of process within the United States or in any other jurisdiction outside of Colombia upon us, our directors or officers or to enforce against us or our directors or officers in any jurisdiction outside of Colombia judgments predicated upon the laws of any such jurisdiction, including any judgment predicated upon the U.S. federal and state securities laws. In addition, you should not assume that courts in Colombia (1) would enforce judgments of U.S. courts obtained in actions against us based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us or our subsidiaries based on those laws.

There is also substantial doubt that the courts of Colombia would enter judgment in original actions brought in those courts predicated on U.S. federal or state securities laws. Moreover, certain remedies available under provisions of the U.S. securities laws may not be admitted or enforced by Colombian courts.

Colombian courts will enforce a U.S. judgment predicated on the U.S. securities laws through a procedural system known under Colombian law as exequatur. Colombian courts will enforce a foreign judgment, without reconsideration of the merits, only if the judgment satisfies the requirements set forth in articles 605 through 607 of the GCP, which provides that the foreign judgment will be enforced if certain conditions are met, as described in detail in “Service of Process and Enforcement of Civil Liabilities.”

The New Notes Indenture will contain periodic reporting requirements that will be different and less burdensome than would be applicable to us if we had agreed to register the New Notes following the closing of the Exchange Offer.

We do not presently file periodic reports and other information with the SEC, and the New Notes Indenture will not require us to file such reports or other information. The New Notes Indenture will require us to provide annual and quarterly financial information, including English language translations, to the holders of New Notes and the trustee. The requirements of the New Notes Indenture, however, will be more limited in certain respects than those applicable to public companies under the U.S. Securities Exchange Act of 1934, as amended, (the “Exchange Act”). See “Description of the New Notes—Certain Covenants—Reports to Holders.”

We cannot assure you that the credit ratings for the New Notes will not be lowered, suspended or withdrawn by the rating agencies.

The credit ratings of the New Notes may change after issuance. Such ratings are limited in scope, and do not address all material risks relating to an investment in the New Notes, but rather reflect only the views of the rating agencies at the time the ratings are issued. An explanation of the significance of such ratings may be obtained from the rating agencies. We cannot assure you that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies if, in the judgment of such rating agencies, circumstances so warrant. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price and marketability of the New Notes.

The ratings of the New Notes are not a recommendation to purchase hold or sell the New Notes, and the ratings do not comment on market price or suitability for a particular investor. The ratings of the New Notes are subject to change and may be lowered or withdrawn. A downgrade in or withdrawal of the ratings of the New Notes will not be an event of default under the New Notes Indenture. The assigned ratings may be raised or lowered depending, among other things, on the rating agency’s assessment of our financial strength, as well as its assessment of Colombian sovereign risk generally.

It is possible that any future note guarantees by any future subsidiaries may not be enforceable.

Any future note guarantees would provide a basis for a direct claim against the guarantor. However, it is possible that such guarantees may not be enforceable. The laws of Colombia may in some cases prevent the guarantees from being valid, binding and enforceable against such subsidiary guarantors in accordance with their terms. In the event that such guarantor was declared bankrupt, the guarantee may be deemed to have been a fraudulent transfer and declared void if such subsidiary guarantor failed to receive fair consideration or reasonably equivalent value in exchange for such guarantee. In addition, under Colombian bankruptcy law, if any of the subsidiary guarantors are judicially declared bankrupt, each of such subsidiary guarantors’ obligations under its guarantee will be subordinated to secured creditors and certain statutorily preferred creditors, such as those holding labor, tax and social security related claims, which will have preference over any other claims, including claims by any investor in respect of the notes or such guarantees.

If we enter into a bankruptcy, insolvency, intervention, administrative takeover for management or for liquidation purposes or similar proceeding, holders of subordinated and unsubordinated debt may be given the same priority.

In a bankruptcy, insolvency, intervention, administrative takeover for management or for liquidation purposes or restructuring proceedings under Colombian law, subordination agreements may be disregarded. In such a case, subordinated and unsubordinated creditors (including holders of the New Notes) may have the same priority. The New Notes Indenture allows us to incur subordinated debt, and to refinance, repay, redeem, repurchase or otherwise acquire or retire for value certain subordinated indebtedness. For example, we may incur an unlimited amount of subordinated debt. If we were to undergo bankruptcy, liquidation, restructuring or administrative takeover proceedings, holders of our debt that were contractually subordinated to our prior payments, including such intercompany debt, may have the same rights as holders of our unsubordinated debt under the New Notes. Therefore, we cannot assure you that you will not lose your priority over any subordinated debt.

Our controlling shareholders may exercise their control in a manner that differs from your interests as a holder of New Notes.

Our controlling shareholders have the ability to direct the outcome of substantially all matters submitted to a vote of our shareholders, including the election of the majority of directors and, as a result, any decisions taken by the board of directors (including those decisions affecting our future growth and strategy). These shareholders may exercise their control in a manner that differs from your interests as a noteholder. For example, they may have an interest in pursuing acquisitions, combinations, divestitures, financings or other transactions which in their judgment could enhance their equity interest, even though such transactions may involve risks to you as a holder of New Notes.

Risks Related to the Collateral

The proceeds from the sale of the Collateral securing the New Notes may not be sufficient to satisfy our obligations under the New Notes.

The New Notes will be secured by a first-priority lien on our loan portfolio (excluding Special Purpose Finance Trusts) and a second-priority lien on a Special Purpose Finance Trust (patrimonio autónomo). Payment on the New Notes will be effectively subordinated to all existing and future Indebtedness and other liabilities of any Special Purpose Finance Trust (as defined under “Description of the Notes”) the extent of the value of the assets securing such Indebtedness. In the event of a foreclosure (or any other enforcement mechanism available under Colombian law) on the Collateral, we would be required to pay certain fees and other amounts prior to distribution of any proceeds from foreclosure (or any other enforcement mechanism available under Colombian law) in respect of the New Notes. In the case of the second-priority lien, in the event of a foreclosure (or any other enforcement mechanism available under Colombian law) on such Collateral those proceeds would be paid first to the holders of the first-priority lien on the Special Purpose Finance Trust (patrimonio autónomo) to the extent of the value of the assets securing such Indebtedness. The execution and perfection of the second-priority lien on the Special Purpose Finance Trust (patrimonio autónomo) may require consent or authorization by the respective secured party. We can provide no assurance as to the amount that would be distributed in respect of the New Notes upon any foreclosure or otherwise, or that the proceeds from the sale of the Collateral would be sufficient to satisfy our obligations under the New Notes.

The value of the Collateral and any amount to be received at foreclosure (or any other enforcement mechanism available under Colombian law) will depend upon many factors including, among others, the condition of the Collateral, the ability to sell the Collateral in an orderly sale, the availability of buyers, the condition of the Colombian economy, the condition of our competitors in Colombia and exchange rates. No appraisal of any of the Collateral has been prepared by us or on our behalf in connection with this Exchange Offer and Consent Solicitation. Given the limited number of participants in the Colombian non-bank financial sector, there may not be any buyer willing and able to purchase a significant portion of our assets or the Collateral in the event of foreclosure (or any other enforcement mechanism available under Colombian law). In addition, since we are not pledging all of our assets, it may not be possible to sell our business as a going concern upon foreclosure. Each of these factors could reduce the likelihood of a foreclosure (or any other enforcement mechanism available under Colombian law) as well as reduce the amount of any proceeds in such event of foreclosure.

Impediments exist to any foreclosure on the Collateral, which may adversely affect the proceeds of any foreclosure.

Substantially all of the Collateral Documents (as defined in “Description of the Senior Notes—Security”) are governed by the laws of Colombia, and substantially all of the Collateral is located in Colombia. Any foreclosure (or any other enforcement mechanism available under Colombian law) with respect to the Collateral (including a foreclosure initiated by holders of the New Notes) would therefore be required to comply with Colombian legal and procedural requirements, which differ substantially from procedural requirements in the United States. In particular, Colombian law does not allow for self-executing liens, foreclosure without judicial action or expedited foreclosure proceedings. Moreover, Colombian law may have limited in persona, in rem, and in aid of foreclosure remedies, thus limiting collection activities. Any proceeding related to the foreclosure of the Collateral in Colombia would be required to be initiated in a Colombian court and could involve significant delays. A Colombian court may require a judgment regarding the existence of an event of default under the New Notes Indenture from a U.S. court prior to any foreclosure (or any other enforcement mechanism available under Colombian law). We may also have available to us defenses under Colombian law not available under U.S. law to any foreclosure proceeding, which may result in a delay in foreclosure proceedings. In addition, any foreclosure on the Collateral may be subject to regulatory approvals. All of the foregoing factors, and other factors relating to judicial proceedings in Colombia, may result in significant delays in connection with any foreclosure of the Collateral. These delays could result in a deterioration of the Collateral and a decrease in the value that would otherwise be realizable upon foreclosure.

Third parties’ rights may affect the ability of the Collateral Agent to foreclose on the Collateral.

Third parties may have rights and be entitled to remedies that diminish the ability of the Collateral Agent to foreclose upon the Collateral, or amounts available after foreclosure or enforcement of the Collateral for repayment. Under Colombian law, amounts owed to employees or, with some limited exceptions, to tax authorities (including social security and retirement fund liabilities), must be paid by a debtor prior to the satisfaction of any other claims, including certain secured claims. In addition, under the terms of the New Notes, certain third-party Collateral Permitted Liens may be senior to the liens securing the New Notes. See “Description of the New Notes—Certain Definitions—Collateral Permitted Liens.” The rights and remedies to which these and other third-party creditors are entitled may limit the ability of foreclosure or enforcement on the Collateral or may otherwise reduce the proceeds available to satisfy our obligations under the New Notes.

We may incur additional secured indebtedness, which would dilute the value of the Collateral securing the Senior Notes.

Under the New Notes Indenture, we will be permitted in the future to incur specified additional obligations that may share in the liens on the Collateral securing the New Notes. If we incur any additional debt that is secured on an equal and ratable basis with the New Notes, the holders of that debt will be entitled to share ratably with the holders of the New Notes and the value of the Collateral (or the proceeds from the sale of the Collateral in a foreclosure proceeding) securing the New Notes will be diluted. Any such dilution will increase the risk of the proceeds from the sale of the Collateral not being sufficient to satisfy the amounts outstanding under the New Notes and all other obligations secured by such Collateral. If such proceeds were not sufficient to repay amounts due on the New Notes, then holders of the New Notes (to the extent the New Notes are not repaid from the proceeds of the sale of the Collateral) would have an unsecured claim against our remaining assets.

Since not all of our assets are included in the Collateral, the ability to sell the Collateral as a going concern may be limited.

The Collateral pledged or otherwise delivered as security for our obligations under the New Notes is limited. The Collateral consists of a significant portion, but not all, of our assets. In light of the fact that the Collateral is closely related to assets that are not pledged or otherwise delivered as Collateral, the ability of the Collateral Agent to sell the Collateral as a going concern may be limited and may affect the attractiveness of the assets constituting the Collateral for a third-party purchaser.

A Colombian or U.S. bankruptcy may limit the ability to realize value from the Collateral.

The rights of the Collateral Agent upon a foreclosure on the Collateral upon the occurrence of an event of default under the New Notes Indenture is likely to be significantly impaired by applicable bankruptcy law, including Ley 1116 de 2006 (“Insolvency Law”) if a bankruptcy proceeding were to be commenced by or against us before the foreclosure on the Collateral.

Under Colombia’s Insolvency Law, the foreclosure or sale of all or any part of the Collateral may not be possible prior to our liquidation. In addition, during the pendency of insolvency proceedings, Colombian law does not require a debtor to provide adequate protection or assurances to secured creditors, although the bankruptcy court could adopt precautionary measures to such effect.

Significant uncertainties are inherent in bankruptcy proceedings, including bankruptcy proceedings in Colombia, that may result in delays that could adversely impact the value of the Collateral or that may prevent foreclosure (or any other enforcement mechanism available under Colombian laws) with respect to the Collateral. There have been a limited number of final judicial decisions relating to critical bankruptcy issues such as the relative treatment and priority of debts, the role of the creditors in overseeing business operations during insolvency proceedings, criteria and voting majorities required (and how such votes are counted) for court approval of a reorganization plan and the effect of the process on subsidiaries (including the possible cancellation of bankruptcy proceedings). Secured creditors’ rights in a bankruptcy proceeding are therefore not well-established in Colombia, and this may result in substantial delays beyond those contemplated by Colombia’s Insolvency Law as well as the inability of the mediator to exercise the remedies and powers granted to creditors. Delays in proceedings, the inadequacy of available remedies, the limitation of remedies available and the inability of the mediator to exercise available remedies could result in a substantial deterioration of the Collateral during the pendency of any such proceeding and may affect your ability to foreclose on the Collateral and thus receive payment in respect of the New Notes.

Rights of holders of the New Notes to the Collateral may be adversely affected by our failure to perfect security interests in certain Collateral acquired in the future.

The security interests in the Collateral securing the New Notes includes specified classes of assets whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. Neither the trustee nor the Collateral Agent will be required to monitor, and there will be no assurance that we will inform the trustee or the Collateral Agent of, the future acquisition of property and rights that constitute Collateral, and that the necessary actions will be taken to properly perfect the security interest in such after-acquired Collateral (including any amendments to the Collateral Documents that may be rendered necessary from time to time). Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the New Notes against third parties.

We will in most cases have control over the Collateral securing the New Notes, and the sale of particular assets by us could reduce the pool of assets securing the New Notes.

The Collateral Documents may allow us to remain in possession of, to retain exclusive control over, to freely operate and to collect, invest and/or dispose of any income or rights derived from the Collateral securing the New Notes. To the extent we sell any assets that constitute such Collateral, when such sale is allowed under the Collateral Documents, the proceeds from such sale will be subject to the liens securing the New Notes only to the extent such proceeds would otherwise constitute Collateral securing the New Notes under the Collateral Documents. To the extent the proceeds from any such sale of Collateral do not constitute Collateral under the Collateral Documents, the pool of assets securing the New Notes would be reduced and the New Notes would not be secured by such proceeds.

Risks Related to the Plan

If the Exchange Offer is not consummated, we intend to commence a case under Chapter 11 of the Bankruptcy Code and seek confirmation of the Plan.

If the Exchange Offer is not consummated, we may not be able to meet certain financial obligations as they come due. If this occurs, holders of the Old Notes and our other creditors could commence involuntary bankruptcy proceedings against us in Colombia or in the United States.

As a result, if the Exchange Offer is not consummated, we may commence a voluntary case under Chapter 11 of the Bankruptcy Code. Such a restructuring may be protracted, contentious and disruptive to our business and could materially adversely affect our relationships with our customers and employees who may terminate their relationships with us. A restructuring would also cause us to incur significant legal, administrative and other professional expenses. Moreover, no assurances can be given that any such restructuring would be successful or that holders of our debt obligations would not have their claims significantly reduced, converted into equity or eliminated. If a restructuring is not successful, we may be forced to liquidate our business and assets.

If we receive votes in number and amount sufficient to satisfy the Bankruptcy Threshold, we may seek confirmation of the Plan. If confirmed, the Plan would be binding on all of the holders regardless of whether a holder voted to accept or reject the Plan. If the Plan does not receive the required support from holders, we may elect to seek confirmation regardless of the rejection by amending the Plan or seeking to confirm an alternative Chapter 11 plan. There can be no assurance that the terms of any such alternative Chapter 11 plan would be similar or as favorable to the holders as those proposed in the Plan.

In addition, a restructuring under Chapter 11 (other than the Plan) may result in holders of the Old Notes receiving notes with terms that may be materially less favorable than the New Notes being offered pursuant to the Exchange Offer.

We may fail to satisfy vote requirements to confirm the Plan.

If votes are received in number and amount sufficient satisfy the Bankruptcy Threshold, we may commence the Chapter 11 Case for the purpose of seeking confirmation of the Plan thereafter as promptly as practicable. If the Plan does not receive the required support from holders of claims, we may elect to seek confirmation regardless of the rejection, by amending the Plan or seeking to confirm an alternative Chapter 11 plan. There can be no assurance that the terms of any such alternative Chapter 11 plan would be similar or as favorable to the holders of allowed claims and allowed interests as those proposed in the Plan.

If we are not able to confirm the Plan or an alternative Chapter 11 plan, there is substantial doubt that we will be able to generate the necessary cash to continue operations. As a result, we may be required to file for liquidation in Colombia.

We may fail to satisfy solicitation requirements.

The solicitation of votes by the Company to accept the Plan is subject to several requirements under applicable bankruptcy law. If the Bankruptcy Court does not find that our solicitation complied with such requirements, confirmation of the Plan could be denied.

Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) require that:

●	the plan of reorganization be transmitted to substantially all creditors and other interest holders entitled to vote;

●	the time prescribed for voting is not unreasonably short; and

●	the solicitation of votes is in compliance with any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of “adequate information”. Section 1125(a)(1) of the U.S. Bankruptcy Code describes adequate information as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of claims and interests to make an informed judgment about the plan.

To satisfy the requirements of Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b), we intend to deliver this Consent Solicitation to all holders of allowed notes claims as of the Voting Record Date. In that regard, we believe that the solicitation of votes to accept or reject the Plan is proper under applicable non-bankruptcy law, rules and regulations. However, we cannot be certain that the solicitation of acceptances or rejections will be approved by the Bankruptcy Court. If such approval is not obtained, confirmation of the Plan could be denied.

The Bankruptcy Court may not confirm the Plan.

In the event that votes are received in number and amount sufficient to enable the Bankruptcy Court to satisfy the Bankruptcy Threshold, we may commence the Chapter 11 Case for the purpose of seeking confirmation of the Plan by the Bankruptcy Court. However, even if the requisite votes are received, the Bankruptcy Court is not obligated to confirm the Plan as proposed. In addition, a dissenting holder of a claim against the Company could challenge the balloting procedures as not being in compliance with the Bankruptcy Code, which could mean that the balloting results may be invalid. Even if the Bankruptcy Court determined that the balloting procedures were appropriate and the results were valid, the Bankruptcy Court could still decline to confirm the Plan, if the Bankruptcy Court found that any of the statutory requirements for confirmation had not been met. Section 1129 of the Bankruptcy Code, which sets forth the requirements for confirmation of a plan of reorganization, requires, among other things, a finding by the Bankruptcy Court that the plan of reorganization is “feasible,” that all claims and interests have been classified in compliance with the provisions of section 1122 of the Bankruptcy Code and that, under the plan of reorganization, each holder of a claim or interest within each impaired class either accepts the plan of reorganization or receives or retains cash or property of a value, as of the date the plan of reorganization becomes effective, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code. There can be no assurance that the Bankruptcy Court will conclude that the feasibility test and other requirements of sections 1122, 1123, 1129 and the other applicable provisions of the Bankruptcy Code have been met with respect to the Plan. In addition, the Bankruptcy Court may decline to accept the Company’s petition based on jurisdictional or venue grounds, which would also result in the Company not being able to obtain confirmation of the Plan.

If the Plan is not confirmed by the Bankruptcy Court, (a) we may not be able to reorganize our businesses, (b) the distributions that holders of claims ultimately would receive, if any, with respect to their claims is uncertain, (c) there is no assurance that we will be able to successfully develop, prosecute, confirm and consummate an alternative plan that will be acceptable to the Bankruptcy Court and the holders of claims, (d) there can be no assurance that the Chapter 11 Case would continue rather than be converted into liquidation cases under chapter 7 of the Bankruptcy Code and (e) we may be required to liquidate our entire operations through a liquidation process in Colombia. It is also possible that third parties may seek and obtain approval from the Bankruptcy Court to terminate or shorten the exclusivity period during which only we may propose and confirm a plan of reorganization. If a liquidation or protracted reorganization of our estate were to occur, there is a substantial risk that our going concern value would be substantially eroded to the detriment of all stakeholders.

Commencing the Chapter 11 Case may have a material adverse effect on our operations.

The Plan Solicitation or any subsequent commencement of the Chapter 11 Case could adversely affect the relationships between us and our customers, employees, vendors, lenders, partners and others. There is a risk, due to uncertainty about our future, that:

●	customers could seek alternate service providers;

●	the commencement of the Chapter 11 Case could erode our customers’ confidence in our ability to provide our services and, as a result, there could be a significant and precipitous decline in our revenues, profitability and cash flow;

●	employees could seek other career opportunities;

●	it may be more difficult to attract or replace key employees; and

●	our suppliers, vendors, and service providers, many of whom may not be subject to the jurisdiction of the Bankruptcy Court, could seek to terminate their relationships with us or require financial assurances or enhanced performance.

We may not be successful in obtaining first day orders to permit us to pay our key customers, vendors and employees in the ordinary course of business.

In the event that we commence the Chapter 11 Case, it is our intention to seek authorization from the Bankruptcy Court on an emergency basis to pay our accounts payable to key parties in interest in the ordinary course of business and in the case of those key vendors that have agreed to continue to extend normal business terms to us during the Chapter 11 Case. However, there can be no guarantee that we would be successful in obtaining the necessary approvals of the Bankruptcy Court for such arrangements or for every party in interest we may seek to treat in this matter, and as a result, our business might suffer.

We cannot predict the amount of time the Chapter 11 Case will take to complete for purposes of implementing the Plan, and a lengthy Chapter 11 Case could disrupt our business.

While we intend to seek confirmation of the Plan in 30 to 45 days from the commencement of the Chapter 11 Case, we cannot be certain that this will be the case. Although the Plan and the Plan Solicitation are both designed to minimize the length of time that we may need to spend in Chapter 11, it is impossible to predict with certainty the exact amount of time that it may take to obtain confirmation of the Plan.

DESCRIPTION OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION

The Exchange Offer

We are making an offer to Eligible Holders, upon the terms and subject to the conditions set forth in this Statement, to exchange each US$ 1,000 principal amount of the Old Notes for the exchange consideration of US$ 750 principal amount of New Notes and Capitalized Interest if the Old Notes are tendered and not validly withdrawn on or before the Expiration Date.

The New Notes will be issued in minimum denominations of US$ 1,000 and integral multiples of US$ 1.00 in excess thereof. An Eligible Holder must tender Old Notes in a principal amount equal to the minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof. Any holder that tenders less than such amount will not be able to participate in the Exchange Offer and the Consent Solicitation and their exchange will be rejected.

The amount of New Notes to be issued to any holder will be rounded down to the nearest US$ 1.00. No additional cash will be paid in lieu of any principal amount of the New Notes not received as a result of rounding down.

On the Settlement Date, all Eligible Holders whose Old Notes are validly tendered and not validly withdrawn and accepted for exchange will also receive Capitalized Interest equal to the applicable accrued and unpaid interest on their Old Notes validly tendered and not validly withdrawn and accepted for exchange through but excluding February 7, 2024 (such accrued and unpaid interest subject to the same 25% reduction as the principal amount of the Old Notes).

On the Settlement Date, the Old Notes validly tendered and not validly withdrawn and accepted for exchange will be cancelled.

Tenders of Old Notes may be validly withdrawn at any time prior to 5:00 p.m. (New York City time) on April 3, 2024, but will thereafter be irrevocable, except in certain limited circumstances where we determine additional withdrawal rights are necessary and to the extent required by law.

Any Eligible Holder who exchanges Old Notes for New Notes pursuant to the Exchange Offer must also deliver its Consent to the Proposed Amendments. Eligible Holders may not deliver Consents in the Consent Solicitation without exchanging their Old Notes for the New Notes in the Exchange Offer.

The Consent Solicitation

In connection with the Exchange Offer, we are soliciting Consents to the Proposed Amendments with respect to the Old Notes Indenture, upon the terms and subject to the conditions set forth in this Statement. If the Proposed Amendments to the Old Notes Indenture become operative, certain provisions, including the majority of the restrictive covenants and certain events of default will be eliminated. See “The Proposed Amendments.” Any corresponding provisions of the Old Notes will also be amended in conformity with the Proposed Amendments to the Old Notes Indenture. If the Proposed Amendments become operative, only a failure to comply with the restrictive covenants as modified by the Supplemental Indenture reflecting the Proposed Amendments would be a default or an event of default under the Old Notes Indenture.

If we receive Consents from at least a majority of the outstanding aggregate principal amount of the Old Notes (not including any Old Notes which are owned by us or our affiliates), we and the trustee will enter into the Supplemental Indenture. Except as set forth in this Statement, the Old Notes Indenture will not be supplemented or amended in connection with the Proposed Amendments, and all other provisions of the Old Notes Indenture will remain in full force and effect. The Supplemental Indenture may be executed and delivered prior to the Expiration Date. If the Requisite Consents are received and the Supplemental Indenture has become operative, the Proposed Amendments will be binding on all holders of such Old Notes. Accordingly, consummation of the Exchange Offer and the adoption of the Proposed Amendments may have adverse consequences for holders who elect not to tender Old Notes affected thereby in the Exchange Offer. See “—Proposed Amendments.”

Expiration Date; Extensions; Amendments; Termination

The Expiration Date of the Exchange Offer and the Consent Solicitation will be 5:00 p.m. (New York City time) on April 3, 2024 subject to our right to extend that time and date in our absolute discretion, in which case the Expiration Date means the latest time and date to which the Exchange Offer and the Consent Solicitation is extended.

We reserve the right, in our absolute discretion, by giving oral or written notice to the exchange agent, to:

●	extend the Exchange Offer and the Consent Solicitation;

●	terminate the Exchange Offer and the Consent Solicitation if a condition to our obligation to exchange Old Notes for New Notes is not satisfied or waived on or before the Expiration Date;

●	amend the Exchange Offer and the Consent Solicitation; and

●	terminate and withdraw the Exchange Offer and Consent Solicitation.

If the Exchange Offer and the Consent Solicitation is amended in a manner that we determine constitutes a material change, we will extend the Exchange Offer and the Consent Solicitation for a period of two to 10 business days, depending upon the significance of the amendment and the manner of disclosure to the Eligible Holders, if the Exchange Offer and the Consent Solicitation would otherwise have expired during that two to 10 business day period. Any change in the consideration offered to holders of Old Notes pursuant to the Exchange Offer and the Consent Solicitation will be paid to all holders whose Old Notes have been previously tendered and not validly withdrawn.

Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms and conditions of the Exchange Offer and the Consent Solicitation. We will promptly announce any extension, amendment or termination of the Exchange Offer and the Consent Solicitation by issuing a press release. We will announce any extension of the Expiration Date no later than 9:00 a.m. (New York City time) on the first business day after the previously scheduled Expiration Date.

Settlement Date

We will deliver the New Notes on the Settlement Date. We will not be obligated to deliver New Notes unless the Exchange Offer and the Consent Solicitation is consummated.

Conditions to the Exchange Offer and the Consent Solicitation

The Exchange Offer and the Consent Solicitation are subject to certain conditions, which we may assert or waive in full or in part in our sole discretion. We may extend the Exchange Offer and the Consent Solicitation from time to time until the conditions are satisfied or waived. Although we have no present intention to do so, we reserve the right to amend, at any time, the terms and conditions of the Exchange Offer and the Consent Solicitation. We will give you notice of any amendment or extension if required by applicable law.

Notwithstanding any other provisions of the Exchange Offer and the Consent Solicitation or any extension of the Exchange Offer and the Consent Solicitation, we will not be required to issue New Notes, and we may terminate the Exchange Offer and the Consent Solicitation or, at our option, modify, extend or otherwise amend the Exchange Offer and the Consent Solicitation, if any of the following events occur or exist on or before the Expiration Date:

(1) any action or event shall have occurred or been threatened, or action shall have been taken, or any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed to be applicable to the Exchange Offer and the Consent Solicitation or the exchange of Old Notes for New Notes in the Exchange Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal, including, without limitation, taxing authorities, that either:

(a)	challenges the making of the Exchange Offer and the Consent Solicitation or the exchange of Old Notes for New Notes in the Exchange Offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the Exchange Offer and the Consent Solicitation or the exchange of Old Notes for New Notes in the Exchange Offer and the Consent Solicitation; or

(b)	in our reasonable judgment, could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or materially impair the contemplated benefits to us of the Exchange Offer and the Consent Solicitation or the exchange of Old Notes for New Notes in the Exchange Offer;

(2) there shall have occurred (a) any general suspension of or material limitation on trading in securities on the New York Stock Exchange, the NASDAQ Stock Market, the Colombian Stock Exchange (Bolsa de Valores de Colombia) or any other exchange or over-the-counter market in the United States or Colombia or any establishment of minimum prices on any of such exchanges or such market by such exchange or by any regulatory body having jurisdiction over such exchange or market; (b) any suspension of trading of any securities issued or guaranteed by us on any exchange or the over-the-counter market in the United States or Colombia; (c) a declaration of a general moratorium on commercial banking activities by U.S. federal or New York state authorities or by Colombian authorities; (d) any outbreak or escalation of national or international hostilities or any change in financial markets or any calamity or crisis; (e) any material adverse change or development involving a prospective material adverse change in taxation, exchange controls or other applicable law or regulation in the United States or Colombia directly affecting the New Notes or the imposition of restrictions on repatriation of remittances or interest payments or dividends from Colombia; or (f) a material adverse change in Colombian, U.S. or international monetary, general economic, political or financial conditions; or

(3) the trustee with respect to the Old Notes Indenture shall have objected in any respect to, or taken any action that could, in our reasonable judgment, adversely affect the consummation of the Exchange Offer and the Consent Solicitation or the exchange of Old Notes for New Notes in the Exchange Offer, or the trustee shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Exchange Offer and the Consent Solicitation or the exchange of Old Notes for New Notes in the Exchange Offer.

In addition, the Exchange Offer and Consent Solicitation are subject to the valid tender, without subsequent withdrawal, of at least 95% (including any Old Notes which are owned by us or our affiliates) in aggregate principal amount of the outstanding Old Notes on or prior to the Expiration Date (the “Minimum Tender Condition”); provided however that the Proposed Amendments will only be operative if at least a majority (not including any Old Notes which are owned by us or our affiliates) in aggregate amount of the Old Notes is validly tendered and not validly withdrawn on or prior to the Expiration Date.

The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, at our absolute discretion. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding. Our failure at any time to exercise any of our rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

If any of the foregoing conditions are not satisfied, we may, at any time on or before the Expiration Date:

●	terminate the Exchange Offer and the Consent Solicitation and return all tendered Old Notes to the respective tendering holders;

●	modify, extend or otherwise amend the Exchange Offer and the Consent Solicitation and retain all tendered Old Notes until the Expiration Date, as extended, subject, however, to the withdrawal rights of holders;

●	waive the unsatisfied conditions with respect to the Exchange Offer and the Consent Solicitation and accept all Old Notes tendered and not previously validly withdrawn; or

●	terminate and withdraw the Exchange Offer and Consent Solicitation.

Purchases of Old Notes by Us

We reserve the right, in our absolute discretion, to purchase or make offers to purchase any Old Notes that remain outstanding subsequent to the Expiration Date and, to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer and the Consent Solicitation. Any purchase or offer to purchase will not be made except in accordance with applicable law.

Certain Consequences to Holders of Old Notes Not Tendering in the Exchange Offer and the Consent Solicitation

Consummation of the Exchange Offer and the Consent Solicitation may have adverse consequences to holders of Old Notes who elect not to tender their Old Notes in the Exchange Offer. In particular, the trading market for Old Notes that are not exchanged could become more limited than the existing trading market for the Old Notes and could cease to exist altogether due to the reduction in the amount of the Old Notes outstanding upon consummation of the Exchange Offer and the Consent Solicitation. A more limited trading market might adversely affect the liquidity, market price and price volatility of the Old Notes. Furthermore, we cannot assure you that ratings on the Old Notes will be maintained. See “Risk Factors—Risks Related to the Exchange Offer, the Consent Solicitation and the Old Notes.”

Effect of Tender

Any tender of Old Notes by a holder, and our subsequent acceptance of that tender, will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the Exchange Offer and the Consent Solicitation described in this Statement. The acceptance of the Exchange Offer and the Consent Solicitation by a tendering holder of Old Notes will constitute the agreement by that holder to deliver to us good and marketable title to the tendered Old Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Eligibility to Participate in the Exchange Offer

You may not copy or distribute this Statement in whole or in part to anyone without our prior consent. This Statement is a confidential document that is being provided for informational use solely in connection with the consideration of the Exchange Offer and Consent Solicitation and an investment in the New Notes to Eligible Holders. Only Eligible Holders who have returned a duly completed Eligibility Letter certifying that they are (a) “qualified institutional buyers” (as defined in Rule 144A under the Securities Act), and (b) persons other than “U.S. persons” as defined in Regulation S under the Securities Act, who are not acquiring New Notes for the account or benefit of a U.S. person, in offshore transactions in compliance with Regulation S under the Securities Act, are authorized to receive and review this Statement and participate in the Exchange Offer. If you are not an Eligible Holder, you should dispose of this Statement. Each Eligible Holder that tenders its outstanding Old Notes and/or delivers its Consents in this Exchange Offer and Consent Solicitation will be agreeing with and making the representations, warranties and agreements as set forth under “—Representations, Warranties and Covenants of Holders of Old Notes” and “Transfer Restrictions.”

Representations, Warranties and Covenants of Holders of Old Notes

Pursuant to an agent’s message (as defined below under “—Book-Entry Delivery Procedures for Tendering Old Notes Held with DTC”), a holder, or the beneficial owner of Old Notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the Exchange Offer and the Consent Solicitation generally, be deemed, among other things, to:

(1) irrevocably sell, assign and transfer to us all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, all Old Notes tendered thereby, such that thereafter the holder shall have no contractual or other rights or claims in law or equity against us or any fiduciary, trustee, agent or other person connected with the Old Notes arising under, from or in connection with those Old Notes;

(2) waive any and all rights with respect to the Old Notes tendered thereby, including, without limitation, any existing or past defaults and their consequences in respect of those Old Notes; and

(3) conclusively, absolutely, unconditionally, irrevocably, and forever release and discharge us and the trustee for the Old Notes from any and all claims that the holder may have, now or in the future, arising from, under, out of or in any way related to the Old Notes tendered thereby, including, without limitation, any claims that the holder is entitled to receive additional principal or interest payments with respect to the Old Notes tendered thereby, other than accrued and unpaid interest on the Old Notes or as otherwise expressly provided in this statement, or to participate in any redemption or defeasance of the Old Notes tendered thereby.

In addition, each holder of Old Notes will be deemed to represent, warrant and agree that:

(4) it has received and reviewed this Statement;

(5) it is the beneficial owner of, or a duly authorized representative of one or more beneficial owners of, the Old Notes tendered thereby, and it has full power and authority to consent;

(6) the Old Notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and we will acquire good, indefeasible and unencumbered title to those Old Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accept the same;

(7) it will not sell, pledge, hypothecate or otherwise encumber or transfer any Old Notes tendered thereby from the date of the consent, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

(8) it is, or, in the event that it is acting on behalf of a beneficial owner of the Old Notes tendered thereby, it has received a written certification from that beneficial owner, dated as of a specific date on or since the close of that beneficial owner’s most recent fiscal year, to the effect that such beneficial owner is (a) a Qualified Institutional Buyer within the meaning of Rule 144A under the Securities Act or (b) not a U.S. person or acquiring for the account or benefit of one or more U.S. persons (other than as a distributor) and is acquiring New Notes outside the United States in accordance with Regulation S under the Securities Act;

(9) in evaluating the Exchange Offer and the Consent Solicitation and in making its decision whether to participate in the Exchange Offer and the Consent Solicitation by tendering its Old Notes, it has made its own independent appraisal of the matters referred to in this Statement in any related communications and it is not relying on any statement, representation or warranty, express or implied, made to it by us, the Exchange Agent and Information Agent, the trustee or the Dealer Manager, other than those contained in this Statement, as amended or supplemented through the Expiration Date;

(10) the execution and delivery of the Consent shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in this Statement;

(11) the submission of the Consent to the Exchange Agent and Information Agent shall, subject to a holder’s ability to withdraw its tender prior to the Withdrawal Date, and subject to the terms and conditions of the Exchange Offer and the Consent Solicitation, constitute the irrevocable appointment of the Exchange Agent and Information Agent as its attorney and agent and an irrevocable instruction to that attorney and agent to complete and execute all or any forms of transfer and other documents at the discretion of that attorney and agent in relation to the Old Notes tendered thereby in favor of us and to deliver those forms of transfer and other documents in the attorney’s and agent’s discretion and the certificates and other documents of title relating to the registration of Old Notes and to execute all other documents and to do all other acts and things as may be in the opinion of that attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the Exchange Offer and the Consent Solicitation, and to vest in us those Old Notes;

(12) if the Old Notes are assets of (i) an “employee benefit plan” as defined in the U.S. Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) that is subject to Title I of ERISA; (ii) a “plan” as defined in Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); (iii) a “governmental plan” as defined in Section 3(32) of ERISA or any other plan that is subject to a law substantially similar to Title I of ERISA or Section 4975 of the Code; or (iv) an entity deemed to hold plan assets of any of the foregoing, the exchange of the Old Notes and the acquisition, holding and disposition of the New Notes will not result in a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any substantially similar applicable law;

(13) the terms and conditions of the Exchange Offer and the Consent Solicitation shall be deemed to be incorporated in, and form a part of, the Consent, which shall be read and construed accordingly;

(14) it is not located or resident in the United Kingdom or, if it is located or resident in the United Kingdom, it is:

(a)	a person (i) falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”)), (ii) falling within Article 43 of the Financial Promotion Order (non-real time communication by or on behalf of a body corporate to creditors of that body corporate), or (iii) to whom this Statement and any other documents or materials relating to the Exchange Offer may otherwise lawfully be communicated in accordance with the Financial Promotion Order; and

(b)	a qualified investor as defined in the Prospectus Regulation as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”), and not a retail investor (as defined below under “Transfer Restrictions” in relation to the United Kingdom).

(15) it is not an investor resident in a Member State of the EEA, or, if it is resident in a Member State of the EEA, it is a qualified investor (within the meaning of the Prospectus Regulation) and not a retail investor (as defined in the “PRIIPs Regulation”);

(16) it is not an investor resident in Colombia, or, if it is located in Colombia:

(a)	it is a qualified investor (Inversionista Profesional) within the meaning of Articles 7.2.1.1.2 and 7.2.1.1.3 of Decree 2555 of 2010 of Colombian securities laws (“Decree 2555”);

(b)	it is not a retail investor (Cliente Inversionista) in Colombia. For these purposes, a retail investor (Cliente Inversionista) means a person who is one (or more) of: (i) a retail client (Cliente Inversionista) as defined in Article 7.2.1.1.4 of the Decree 2555; or (ii) a customer (Cliente) within the meaning of Article 7.2.1.1.1 of Decree 2555; or (iii) not a qualified investor (Inversionista Profesional) as defined in Articles 7.2.1.1.2 and 7.2.1.1.3 of Decree 2555; and

(c)	it acknowledges that no key information required by Decree 2555 or its complementary rules for offering or selling the New Notes or otherwise making them available to retail investors (Clientes Inversionistas) in Colombia has been prepared, and therefore, offering or selling the New Notes or otherwise making them available to any retail investor (Cliente Inversionista) in Colombia may be unlawful under Decree 2555;

(17) it and the person receiving New Notes have observed the laws of all relevant jurisdictions, obtained all requisite governmental, exchange control or other required consents, complied with all requisite formalities and paid any issue, transfer or other taxes or requisite payments due from any of them in each respect in connection with any offer or acceptance in any jurisdiction, and that it and such person or persons have not taken or omitted to take any action in breach of the terms of the Exchange Offer and Consent Solicitation or which will or may result in the Company or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Exchange Offer and Consent Solicitation, the tender of Old Notes or delivery of Consents in connection therewith;

(18) it is otherwise a person to whom it is lawful to make available this Statement or to make the Exchange Offer and Consent Solicitation in accordance with applicable laws (including the transfer restrictions set out in this Statement);

(19) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the New Notes and that it and any accounts for which it is acting are each able to bear the economic risks of its or their investment;

(20) it is not acquiring the New Notes with a view toward any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction; provided that the disposition of its property and the property of any accounts for which it is acting as fiduciary will remain at all times within its control;

(21) it acknowledges that the Company, the Dealer Manager and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements and agrees that if any of the acknowledgements, representations and warranties made by its submission of a tender in accordance with the procedures set forth herein, are, at any time prior to the consummation of the Exchange Offer and Consent Solicitation, no longer accurate, it shall promptly notify the Company and the Dealer Manager. If it is tendering the Old Notes and/or delivering Consents as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgements, representations and agreements on behalf of such account; and

(22) neither it nor the person receiving New Notes is acting on behalf of any person who could not truthfully make the foregoing representations, warranties and undertakings.

Each holder of Old Notes that submits a consent, or agrees to the terms of a consent pursuant to an agent’s message, will also be deemed to represent, warrant and agree to the terms described under “Transfer Restrictions.”

The representations, warranties and agreements of a holder tendering Old Notes will be deemed to be repeated and reconfirmed on and as of the Expiration Date and the Settlement Date. For purposes of this Statement, the “beneficial owner” of any Old Notes means any holder that exercises investment discretion with respect to those Old Notes.

Absence of Dissenters’ Rights

Holders of the Old Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer and the Consent Solicitation.

Acceptance of Old Notes for Exchange and Delivery of New Notes

On the Settlement Date, New Notes to be issued in partial or full exchange for Old Notes in the Exchange Offer and the Consent Solicitation, if consummated, will be delivered in book-entry form, and transmitted to tendering holders by DTC.

We will be deemed to accept validly tendered Old Notes that have not been validly withdrawn as provided in this Statement when, and if, we give oral or written notice of acceptance to the Exchange Agent and Information Agent. Subject to the terms and conditions of the Exchange Offer and the Consent Solicitation, delivery of the New Notes will be made at the direction of the Exchange Agent and Information Agent on the Settlement Date upon receipt of that notice. If any tendered Old Notes are not accepted for any reason described in the terms and conditions of the Exchange Offer and the Consent Solicitation, such unaccepted Old Notes will be returned without expense to the tendering holders as promptly as practicable after the expiration or termination of the Exchange Offer and the Consent Solicitation.

Procedures for Tendering

In order to meet the deadlines set forth in this Statement, custodians and clearing systems may require you to act on a date prior to the Expiration Date. Additionally, they may require further information in order to process all requests to tender. Holders are urged to contact their custodians and clearing systems as soon as possible to ensure compliance with their procedures and deadlines.

If you wish to participate in the Exchange Offer and the Consent Solicitation and your Old Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Old Notes on your behalf pursuant to the procedures of that custodial entity.

To participate in the Exchange Offer and the Consent Solicitation, you must either:

●	comply with the ATOP procedures for book-entry transfer described below on or before the Expiration Date; or

●	if you are a beneficial owner that holds Old Notes through Euroclear or Clearstream and wish to tender your Old Notes, you must contact your Euroclear or Clearstream accountholder to ascertain the procedure for tendering Old Notes and comply with such procedure, and Euroclear or Clearstream must then arrange to tender such Old Notes through ATOP;

The procedures by which you may tender or cause to be tendered Old Notes will depend upon the manner in which the Old Notes are held, as described below.

The Exchange Agent anticipates that the Exchange Offer and the Consent Solicitation will be eligible for ATOP with respect to book-entry Old Notes held through DTC. An agent’s message in lieu of a Consent, and any other required documents, must be transmitted to and received by the Exchange Agent on or before the Expiration Date. Old Notes will not be deemed to have been tendered until the agent’s message, is received by the Exchange Agent.

If you are a beneficial owner which holds Old Notes through Euroclear or Clearstream and wish to tender your Old Notes, you must instruct Euroclear or Clearstream, as the case may be, to block the account in respect of the tendered Old Notes in accordance with the procedures established by Euroclear or Clearstream. You are encouraged to contact your Euroclear or Clearstream accountholder directly to ascertain the procedures for tendering Old Notes.

No guaranteed delivery procedures are provided in order to tender your Old Notes in the Exchange Offer and the Consent Solicitation. To validly tender your Old Notes, an agent’s message must be received by the Exchange Agent on or before the Expiration Date.

Book-Entry Delivery Procedures for Tendering Old Notes Held with DTC

If you wish to tender Old Notes held on your behalf by a nominee with DTC, you must:

●	inform your nominee of your interest in tendering your Old Notes pursuant to the Exchange Offer and the Consent Solicitation; and

●	instruct your nominee to tender all Old Notes you wish to be tendered in the Exchange Offer and the Consent Solicitation into the Exchange Agent’s account at DTC prior to the Expiration Date.

Any financial institution that is a participant in DTC must tender Old Notes that are held through DTC by effecting a book-entry transfer of Old Notes to be tendered in the Exchange Offer and the Consent Solicitation into the account of the Exchange Agent at DTC by electronically transmitting its acceptance of the Exchange Offer and the Consent Solicitation through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the Exchange Agent. An “agent’s message” is a message, transmitted by DTC to, and received by, the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC, which we refer to as a “participant,” tendering Old Notes that the participant has received and agrees to be bound by the terms of the Consent and that we may enforce the agreement against the participant. Consents will automatically be delivered with any submission through ATOP.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Old Notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered Old Notes determined by us not to be in proper form or not to be tendered properly or any tendered Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Old Notes, whether or not waived in the case of other Old Notes. Our interpretation of the terms and conditions of the Exchange Offer and the Consent Solicitation, including the terms and instructions in the consent, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, none of us, the Exchange Agent, the Dealer Manager or any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of Old Notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

Any holder whose Old Notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee for the Old Notes. Holders may contact the Exchange Agent for assistance with these matters.

Withdrawal of Tenders and Revocation of Consents

Tenders of Old Notes may be validly withdrawn at any time prior to 5:00 p.m. (New York City time) on the Withdrawal Date, but thereafter are irrevocable, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by us).

To be effective, the withdrawal of a tender and revocation of the related Consent or a properly transmitted “Request Message” through DTC’s ATOP system for a withdrawal of a tender (and the related revocation of the Consent) must be received by the Exchange Agent and Information Agent prior to the applicable Withdrawal Deadline.

A withdrawal of Existing Notes and the revocation of Consents can only be accomplished in accordance with the foregoing procedures.

If the Old Notes to be withdrawn are held through the clearing systems, you must contact your custodian to arrange for the withdrawal of previously tendered Old Notes. No such withdrawal will be effective unless the Request Message described above is received through DTC’s ATOP system. The clearing systems may impose additional deadlines in order to process these withdrawal instructions to ATOP.

Withdrawal of tenders of Old Notes may not be rescinded, and any Old Notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offer and the Consent Solicitation. Tendering holders may not withdraw their validly tendered Old Notes without revoking their Consents and may not revoke their Consents without withdrawing any validly tendered Old Notes. Validly withdrawn Old Notes may, however, be tendered again by following one of the procedures described under “—Procedures for Tendering” on or before the Expiration Date.

Information Related to the Agents

Exchange Agent and Information Agent

Epiq Corporate Restructuring, LLC has been appointed as the Exchange Agent and Information Agent for the Exchange Offer and the Consent Solicitation. Questions concerning tender procedures and requests for additional copies of this Statement should be directed to the Exchange Agent and Information Agent at the address and telephone numbers listed on the back cover page of this Statement. Holders of Old Notes should contact their commercial bank, broker, dealer, trust company or other nominee for assistance in tendering its Old Notes in the Exchange Offer and the Consent Solicitation. We will pay the Exchange Agent and Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the Exchange Offer and the Consent Solicitation.

Dealer Manager

We have retained BCP Securities, Inc. to act as exclusive Dealer Manager for the Exchange Offer and for the Consent Solicitation. We will pay a fee to the Dealer Manager for soliciting acceptances of the Exchange Offer and the Consent Solicitation. We will also reimburse the Dealer Manager for certain of its reasonable out-of-pocket expenses. The obligations of the Dealer Manager to perform its functions are subject to various conditions. We have agreed to indemnify the Dealer Manager against various liabilities, including various liabilities under the federal securities laws. Questions regarding the terms of the Exchange Offer may be directed to the Dealer Manager at the address and telephone numbers listed on the back cover page of this Statement.

The Dealer Manager and its affiliates may in the future provide investment banking and other commercial services in the ordinary course of business to us and our affiliates, for which they will receive, customary fees and commissions.

At any given time and in compliance with applicable laws and regulations, the Dealer Manager or its affiliates may trade the Old Notes, the New Notes or our other securities for their respective accounts or for the accounts of their respective customers and, accordingly, may hold a long or short position in the Old Notes or the New Notes.

Announcements

We may make any announcement required pursuant to the terms of this Statement or required or permitted by the U.S. Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or the rules promulgated thereunder through a reasonable press release or other public announcement in our sole discretion.

Other Fees and Expenses

We will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Statement and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer and the Consent Solicitation other than the Dealer Manager, as described above.

Tendering holders of Old Notes will not be required to pay any fee or commission to the Dealer Manager. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

THE PROPOSED AMENDMENTS

The Old Notes were issued pursuant to the indenture, dated as of February 7, 2020, among the Company and The Bank of New York Mellon, as trustee (the “Old Notes Indenture”).

The following summarizes the Proposed Amendments to the Old Notes Indenture for which consents are being sought pursuant to the Consent Solicitation. The summary set forth below of the provisions of the Old Notes Indenture that are affected by the Proposed Amendments is qualified in its entirety by reference to the full and complete terms in the Old Notes Indenture, copies of which are available upon request without charge from the Exchange Agent and Information Agent. The Proposed Amendments, if adopted by the holders, would, among other things, eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the Old Notes Indenture.

Pursuant to the terms of the Old Notes Indenture, the Proposed Amendments set forth below require the Requisite Consents. The Proposed Amendments constitute a single proposal, and a tendering and consenting Eligible Holder must consent to the Proposed Amendments as an entirety and may not consent selectively with respect to certain of the Proposed Amendments. If the Proposed Amendments become effective, the holders of any Old Notes that are not tendered and accepted for purchase pursuant to the Exchange Offer will be bound by the Proposed Amendments.

The valid tender of Old Notes by an Eligible Holder pursuant to the Exchange Offer and Consent Solicitation will be deemed to constitute a consent by such Eligible Holder to the Proposed Amendments. We are not soliciting and will not accept consents from Eligible Holders who are not tendering their Old Notes pursuant to the Exchange Offer and Consent Solicitation.

Amendments to Restrictive Covenants in the Old Notes Indenture. The Proposed Amendments would, in substance, eliminate the following sections and subsections from the Old Notes Indenture:

●	Section 3.04 — Payment of Taxes.

●	Section 3.05 — Further Instruments and Acts.

●	Section 3.06 —Waiver of Stay, Extension or Usury Laws.

●	Section 3.07— Change of Control Triggering Event.

●	Section 3.08 — Limitation on Incurrence of Additional Indebtedness.

●	Section 3.09 — Limitation on Guarantees.

●	Section 3.10 — Limitation on Restricted Payments.

●	Section 3.11—Limitation on Asset Sales and Sales of Subsidiary Stock.

●	Section 3.12 — Limitation on Securitization and Loan Receivables Backed Financing.

●	Section 3.13 — Limitation on Designation of Unrestricted Subsidiaries.

●	Section 3.14 — Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

●	Section 3.15 — Limitation on Layered Indebtedness.

●	Section 3.16 — Limitation on Liens.

●	Section 3.17 — Limitation on Transactions with Affiliates.

●	Section 3.18 — Conduct of Business.

●	Section 3.19 — Report to Holders.

●	Section 3.20 — Listing.

●	Section 3.22 — Guarantees.

●	Section 3.23 — Suspension of Covenants.

●	Section 4.01 — Merger, Consolidation and Sale of Assets.

Amendments to Events of Default in the Old Notes Indenture. The Proposed Amendments also would eliminate the following Events of Default by deleting each clause referenced below in its entirety:

●	Section 6.01(a)(iii) — Failure to perform or comply with any of the provisions described under Section 4.01

●	Section 6.01(a)(v) — Failure to pay any indebtedness, or acceleration of any indebtedness in excess of US$10.0 million

●	Section 6.01(a)(vi) — Judgments in excess of US$10.0 million that are not paid or discharged within 60 days of being entered

Amendments to Redemption Provisions in the Old Notes Indenture. The Proposed Amendments also would:

●	Amend Section 5.03(a) of the Old Notes Indenture so that the Company shall give or cause the trustee to give notice of redemption to the holders at least six business days prior to the redemption date.

●	Amend Section 5.03(b) of the Old Notes Indenture so that the Company shall deliver the notice of redemption to the trustee at least nine business days prior to the redemption date.

Amendments to Legal Defeasance and Covenant Defeasance in the Old Notes Indenture. The Proposed Amendments would eliminate the following provisions of Section 8.02 contained in the Old Notes Indenture governing legal defeasance and covenant defeasance by deleting each provision referenced below in its entirety:

Section Reference	Provision
8.02(b)	The Company must deliver an opinion of counsel to the trustee to the effect that holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of legal defeasance and will be subject to U.S. federal income tax in the same manner had such legal defeasance not occurred.

8.02(c)	The Company must deliver an opinion of counsel to the trustee to the effect that holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of covenant defeasance and will be subject to U.S. federal income tax in the same manner had such covenant defeasance not occurred.

8.02(d)	No default or event of default shall have occurred and be continuing on the date of the deposit required in connection with such defeasance.

8.02(e)	The Company must deliver an officers’ certificate that such defeasance will not result in a breach or violation or constitute a default under the Indenture or any material agreement or instrument of the Company or any of its subsidiaries.

8.02(f)	The Company must deliver an officers’ certificate stating that such deposit was not made with the intent of preferring holders of the old notes to other creditors or with the intent of defeating, hindering, delaying or defrauding any creditors of the Company.

8.02(g)	The Company must deliver an officers’ certificate and opinion of counsel stating that all conditions precedent relating to such defeasance have been complied with.

8.02(h)	The Company must deliver an opinion of counsel to the effect that the trust funds will not be subject to the effect of any bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights, generally.

The Proposed Amendments to the Old Notes Indenture would eliminate any references in the Old Notes Indenture and the Old Notes to the deleted sections or subsections and any defined terms in the Old Notes Indenture that are used solely in those deleted sections or subsections. We expect to execute with the trustee an Old Notes Supplemental Indenture to the Old Notes Indenture, providing for the Proposed Amendments, promptly after receipt of the Requisite Consents. The Old Notes Supplemental Indenture will be effective immediately upon execution thereof, but the provisions thereof will not be operative until the Settlement Date.

The foregoing is qualified in its entirety by reference to the Old Notes Indenture and the form of Old Notes Supplemental Indenture, copies of which are available upon request without charge from the Exchange Agent and Information Agent.

In addition to the foregoing, execution and delivery of the Consent will constitute an express waiver by a consenting holder of the Old Notes with respect to all claims against us of any breach, default or event of default that may have arisen under the Old Notes Indenture.

In order to be adopted, the Proposed Amendments must be consented to by the holders of at least a majority of the outstanding aggregate principal amount of the Old Notes (not including any Old Notes which are owned by us or our affiliates) (the “Requisite Consents”). The supplemental indenture reflecting the Proposed Amendments (the “Old Notes Supplemental Indenture”) may be executed promptly following the date on which the Requisite Consents to the Proposed Amendments are received, which may be prior to the Expiration Date. The Old Notes Supplemental Indenture will become effective immediately upon its execution and delivery by the parties thereto; however, the Proposed Amendments contained therein will not become operative until the acceptance for exchange of Old Notes upon the terms and subject to the conditions set forth in this Statement.

The Proposed Amendments constitute a single proposal for the Consent Solicitation, and a consenting holder must consent to the Proposed Amendments applicable to all Old Notes tendered by that holder as an entirety and may not consent selectively with respect to certain of the Proposed Amendments. If the Proposed Amendments become operative, all holders who do not validly tender and not withdraw their Old Notes in the Exchange Offer and the Consent Solicitation will be bound by the Proposed Amendments even though they did not consent to the Proposed Amendments. Any Eligible Holder who exchanges Old Notes for New Notes pursuant to the Exchange Offer and the Consent Solicitation must also deliver its consent to the Proposed Amendments with respect to the Old Notes tendered. Eligible Holders may not deliver consents in the Consent Solicitation without exchanging their Old Notes for the New Notes in the Exchange Offer and the Consent Solicitation.

DESCRIPTION OF THE NEW NOTES

We will issue the notes under an indenture (the “Indenture”), to be dated the Issue Date, between us and The Bank of New York Mellon, as trustee (the “Trustee”), registrar (the “Registrar”), paying agent (the “Paying Agent”) and transfer agent. We summarize below certain provisions of the Indenture, but do not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights. You can obtain a copy of the Indenture in the manner described under “Available Information.”

You can find the definition of capitalized terms used in this section under “—Certain Definitions.” When we refer to:

●	the “Company” in this section, we mean Credivalores - Crediservicios S.A., and not any of its subsidiaries; and

●	the “notes” in this section, we mean the notes originally issued on the Issue Date and Additional Notes, if any.

If the notes are issued in the Exchange Offer, they will be issued in a private transaction that is not subject to the registration requirements of the Securities Act and will be subject to certain restrictions on transfer. If the notes are issued under the Plan instead of the Exchange Offer, they will be issued pursuant to section 1145(a) of the Bankruptcy Code, and therefore will not be deemed restricted securities. Accordingly, upon issuance, such notes issued under the Plan will be freely tradable by any holder not deemed an underwriter in the public market without restriction or further registration under the Securities Act, subject to applicable law. See “Transfer Restrictions.”

General

The notes will:

●	rank equal in right of payment with any existing and future Secured Indebtedness of the Company to the extent that the New Notes are secured by the first-priority Collateral (subject to certain obligations for which preferential treatment is given under Colombian insolvency laws) and will be effectively subordinated to all existing and future Indebtedness and other liabilities of any Special Purpose Finance Trust (as defined under “Description of the Notes”) the extent of the value of the assets securing such Indebtedness;

●	rank senior in right of payment to all existing and future Subordinated Indebtedness of the Company, if any; and

●	be structurally subordinated to all existing and future Indebtedness and trade payables of the Company’s Subsidiaries, if any, that are not Guarantors.

As of September 30, 2023, we had total Indebtedness excluding transaction costs of Ps.1,700,111 million (US$419 million), of which Ps.516,564 million (US$127 million) was secured by collateral. After giving effect to the Exchange Offer,” as of September 30, 2023 we would have had total Indebtedness excluding transaction costs of Ps.1,518,286 million (US$375 million), of which Ps.1,185,904 million (US$293 million) would have been secured by collateral.

Additional Notes

Subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness,” the Company and its Subsidiaries may incur additional Indebtedness. At the Company’s option, this additional Indebtedness may consist of additional notes (“Additional Notes”) issued by the Company in one or more transactions, which have identical terms (other than issue date and issue price) as the notes issued on the Issue Date; provided that such Additional Notes will either be (i) fungible with the original notes for U.S. federal income tax purposes or (ii) issued under a separate CUSIP number. Holders of Additional Notes will have the right to vote together with holders of notes issued on the Issue Date as one class.

Principal, Maturity and Interest

For every US$ 1,000 of its Old Notes, the Company will issue US$750 in aggregate principal amount of notes, plus Capitalized Interest (such accrued and unpaid interest subject to the same 25% reduction as the principal amount of the Old Notes), for a maximum of up to US$165.12 million. The notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase the notes. (See “—Additional Notes”.)

The Company will issue notes in denominations of US$1,000 and integral multiples of US$1.00 in excess thereof. The notes will mature on February 7, 2029, at which time the principal amount of the notes outstanding on such date will become due and payable. The redemption price of the notes outstanding on such date will be 100.0%, plus accrued and unpaid interest; however, the Company may redeem the notes, at its option, in whole or in part prior to such date. See “—Optional Redemption” below. The notes will not be entitled to the benefit of any mandatory sinking fund.

Interest on the New Notes will accrue from and including February 7, 2024. If the notes are issued through the Exchange Offer or the Plan, interest on the notes will accrue from February 7, 2024 at the rate of 4.00% per annum, with a step-up to 5.00% per annum beginning with the interest payment due on February 7, 2025 and a step-up to 11.00% per annum beginning with the interest payment due on August 7, 2026, and will be payable semi-annually in arrears on each February 7 and August 7, commencing on August 7, 2024. Payments will be made to the persons who are registered holders at the close of business on January 23 and July 23, respectively, immediately preceding the applicable interest payment date. The final payment on any registered note, however, will be made only upon presentation and surrender of such note at the office of any Paying Agent.

Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including February 7, 2024. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The redemption of notes with unpaid and accrued interest to the date of redemption will not affect the right of holders of record on a record date to receive interest due on an interest payment date.

Initially, the Trustee will act as Paying Agent and Registrar for the notes. The Company may change the Paying Agent and Registrar without notice to holders. Payments on the notes will be made at the office or agency of the Paying Agent and Registrar in New York City.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal of or interest on the notes that remains unclaimed for two years, and, thereafter, holders entitled to any such money must look to the Company for payment as general creditors.

Security

General

The New Notes will be secured by (i) a first-priority Lien (subject to Collateral Permitted Liens) on the Company’s loan portfolio (excluding Special Purpose Finance Trusts) and (ii) a second-priority Lien (subject to Collateral Permitted Liens) on a Special Purpose Finance Trust (patrimonio autónomo) (collectively, the “Collateral”), in each case pursuant to a pledge agreement or a security trust agreement (contrato de fiducia en garantía) (collectively, the “Collateral Documents”) to be entered into from time to time by the Company and any Guarantors (collectively, the “Grantors”), a trust company in Colombia, a collateral agent in Colombia, and other collateral agents that may be appointed from time to time under the Indenture (collectively, the “Collateral Agent”), for the benefit of the Holders of the New Notes.

Initially, the Collateral will consist of at least US$165 million of first-priority Liens and second priority Liens.

The indenture and security documents will permit the release of the Collateral only in certain limited circumstances. To the extent the value of the loan portfolio secured by the first-priority lien and second-priority lien falls below the aggregate outstanding principal amount of the New Notes (due to repayments of the loans or other fluctuations in the value of the loan portfolio other than due to exchange rate fluctuations), the Company will be required to include additional Collateral (in the form of cash or assets in the loan portfolio having comparable creditworthiness to the average creditworthiness of the existing Collateral) in an amount such that the total Collateral is at least equal to the value of the aggregate outstanding principal amount of the New Notes. The value of the collateral will be tested on a semi-annual basis on each interest payment date using an exchange rate of Ps. 4,000 to US$1.00, and such amount will be certified on an Officers’ Certificate delivered to the Trustee and the Collateral Agent within 30 days.

Within 90 days of the Issue Date, Liens will be created and perfected on the Collateral. If the Company does not create the required Liens by the applicable date there would be a potential Event of Default. See clause (9) under “—Events of Default.”

The Liens created will be governed by Colombian law and remedies including foreclosure will be subject to Colombian law. In order to be perfected and enforceable against third parties, Liens on the Collateral will require registration in the national centralized registry for security over movable assets (Registro de Garantías Mobiliarias) created by Law 1676 of 2013.

There are certain risks related to the Collateral and the ability of the Collateral Agent to foreclose on the Collateral.

See “Risk Factors—Risks Related to the Collateral.”

Use of the Collateral

Subject to the terms and conditions of the Indenture and the Collateral Documents, the Company may retain possession and use and have the right to partially exploit the Collateral (to the extent necessary to service the respective loan portfolio or to comply with any other obligation under such Collateral Documents), including proceeds in respect thereof, in the ordinary course of its business, in each case unless and until the Collateral Agent, upon the occurrence and during the continuance of an Event of Default, instructs otherwise or takes other enforcement action in accordance with the terms of the Collateral Documents. See “Enforcement and Disposition of Collateral” below. In addition, the Collateral Documents will provide that, upon the occurrence and during the continuance of an Event of Default, all rights of each Grantor to receive cash proceeds from the Collateral will automatically cease and the Collateral Agent shall thereupon be authorized and empowered to collect and receive all cash proceeds of the Collateral.

Upon the full and final payment and performance by the Company of the Obligations under the New Notes, the Indenture and the Collateral Documents will terminate and the Liens on all of the Collateral will be released.

Enforcement and Disposition of Collateral

For so long as an Event of Default has occurred and is continuing, and subject to certain limitations, the Collateral Agent may be directed in writing by the holders of the New Notes, directly or through the trustee for the New Notes, to take (or to refrain from taking) such action or exercise such power only upon the written instruction of the holders of at least 25% in aggregate principal amount of the New Notes then outstanding and if such holders have offered to the Collateral Agent indemnity or security satisfactory to it against any loss, liability or expense, and provided always that if the Collateral Agent receives conflicting instructions, those supported by holders representing a greater aggregate principal amount will prevail.

The cash proceeds of sales of, or collections on, any Collateral received upon the exercise of remedies, including pursuant to a bankruptcy proceeding (to the extent permitted by Insolvency Law), will be applied pursuant to the Collateral Documents in the following order of priority:

●	first, to the payment of all unpaid fees, expenses, reimbursements, indemnifications and advancements of the Collateral Agent and its agents and counsel under the Collateral Documents, to the unpaid fees, expenses, reimbursements and indemnifications of the Collateral Agent, and to the payment of all unpaid fees, expenses, reimbursements, indemnifications and advancements of the trustee and its agents and counsel, to the extent relating to their activities in connection with the Collateral Documents or the New Notes;

●	second, to the payment of principal under the New Notes, excluding any premium, interest, penalty or other amounts in respect thereof, on a pro rata basis;

●	third, to the payment of accrued and unpaid interest under the New Notes;

●	fourth, to the payment of any other obligations under the New Notes; and

●	fifth, to the Company and its Restricted Subsidiaries or to whomever else may lawfully be entitled to receive such proceeds or as a court of competent jurisdiction may direct.

No appraisal of any of the Collateral has been prepared by or on behalf of the Company in connection with the issuance and sale of the New Notes or otherwise. There can be no assurance that the proceeds from the sale of the Collateral in whole or in part pursuant to the Collateral Documents would be sufficient to satisfy payments due in respect of the New Notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. The exercise of remedies may be restricted or limited with respect to some or all of the Collateral. In addition, certain of the Collateral may be subject to additional legal or other restrictions that may inhibit or significantly delay its disposition. Accordingly, there can be no assurance that the Collateral can be disposed of in a short period of time, or at all.

Release of Liens in Respect of New Notes

The Collateral Agent’s priority Liens upon the Collateral will no longer secure the New Notes outstanding under the Indenture or any other Obligations under the Indenture, and the right of the holders of the New Notes and such Obligations to the benefits and proceeds of the Collateral Agent’s priority Liens on the Collateral will terminate and be discharged, in which case the Collateral Agent shall execute and allow the Company to file all required documents provided to it, at the Company’s sole cost and expense, to effectuate the release of the Collateral Agent’s Liens upon the Collateral, upon the receipt by the Collateral Agent from the Trustee of written notice as to any of the following:

(1)	satisfaction and discharge in accordance with the Indenture;

(2)	a Legal Defeasance or Covenant Defeasance of the New Notes in accordance with the Indenture;

(3)	payment in full and discharge of all New Notes outstanding under the Indenture and all Obligations that are outstanding, due and payable under the Indenture at the time the New Notes are paid in full and discharged (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time); or

(4)	such termination or discharge, in whole or in part, with the consent of the holders of the requisite percentage of New Notes in accordance with the Indenture.

Guarantees

If after the date of the Indenture the Company or any of its future Restricted Subsidiaries acquires or creates a Restricted Subsidiary that is or becomes an Eligible Subsidiary, the Company must cause such Eligible Subsidiary to provide a guarantee of the notes (a “Note Guarantee”).

Each Note Guarantee will be limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions. By virtue of this limitation, a Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the notes, or a Guarantor may have effectively no obligation under its Note Guarantee.

The Note Guarantee of a Guarantor will terminate upon:

(1)	a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Restricted Subsidiary) otherwise permitted by the Indenture,

(2)	if the Note Guarantee was required pursuant to the terms of the Indenture, the cessation of the circumstances requiring the Note Guarantee,

(3)	the designation in accordance with the Indenture of the Guarantor as an Unrestricted Subsidiary, or

(4)	defeasance or discharge of the notes, as provided in “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Not all of our Restricted Subsidiaries will guarantee the notes. Only Eligible Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. In addition, holders of minority equity interests in Subsidiaries may receive distributions prior to or pro rata with the Company depending on the terms of the equity interests. See “Risk Factors—Risks Related to the New Notes and our Indebtedness—Payments on the New Notes will be effectively junior to any of our secured indebtedness and structurally junior to debt obligations of our subsidiaries.”

As of the Issue Date, the Company does not have any Subsidiaries.

Additional Amounts

The Company, and the Guarantors, if any, will pay to holders of the notes all present or future taxes, duties, assessments or other governmental charges, including interest or penalties (“Taxes”), imposed with respect to that payment by a Colombian taxing authority or any other jurisdiction in which the Company is organized or resident for tax purposes or through which the Company, or the Guarantors, if any make a payment on the notes or the Note Guarantees (a “Relevant Jurisdiction”), or any political subdivision or taxing authority thereof or therein (“Additional Amounts”) that may be necessary so that every net payment of interest, any premium paid upon redemption of the notes or principal to holders of the notes will not be less than the amount provided for in the notes.

Our obligation to pay Additional Amounts is subject to several important exceptions, however. The Company, and the Guarantors, if any, will not pay Additional Amounts to any holder for or solely on account of any of the following:

●	any Taxes imposed on, or withheld or deducted from, any payments made to the holder or beneficial owner of a note solely because at any time there is or was a connection between the holder or beneficial owner of the note and the Relevant Jurisdiction (or any political subdivision or taxing authority thereof or therein), including such holder or beneficial owner (i) being or having been a citizen or resident thereof for tax purposes, (ii) maintaining or having maintained an office, permanent establishment, or branch, in all cases subject to taxation therein, or (iii) being or having been present or engaged in a trade or business therein (other than the receipt of payments or the ownership or holding of a note);

●	any estate, inheritance, gift, transfer, use, excise, personal property or similar Tax, assessment or other governmental charge imposed with respect to the notes;

●	any Taxes imposed on, or withheld or deducted from, any payments made to the holder or beneficial owner of a note, solely because the holder or any other person having a beneficial interest in the notes fails to comply with any certification, information, documentation or other reporting requirement concerning the nationality, residence for tax purposes or identity of the holder or any beneficial owner of the note, if compliance is required by statute, rule, regulation, officially published administrative practice of the taxing jurisdiction or by an applicable income tax treaty which is in effect and to which Colombia or any other Relevant Jurisdiction is a party, as a precondition to exemption from, or reduction in the rate of, the tax or other governmental charge and we (or the relevant Guarantor, if applicable) have given the holders at least 60 days’ notice that holders will be required to provide any such certification, information, documentation or reporting requirement;

●	any Taxes payable otherwise than by deduction or withholding from payments on the notes;

●	any Taxes with respect to such note presented for payment more than 30 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holders of such note would have been entitled to such Additional Amounts on presenting such note for payment on any date during such 30 day period;

●	any payment on the note to a holder that is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the Additional Amounts had the beneficiary, settlor, member or beneficial owner been the holder of the note;

●	any Taxes imposed under Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the Issue Date and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any law, regulation or practice adopted pursuant to any such intergovernmental agreement (collectively, “FATCA”), or any similar law enacted in any jurisdiction to implement an intergovernmental tax information sharing regime similar to FATCA; or

●	any combination of the above.

The third bullet point above does not require, and should not be construed as requiring, that any person, including any non-Colombian pension fund, retirement fund or financial institution, of any nature, register with the Colombian authorities to establish eligibility for an exemption from, or a reduction of, Colombian withholding tax.

Upon written request, the Company and the Guarantors, if any, will provide the Trustee with documentation satisfactory to the Trustee evidencing the payment of Colombian taxes in respect of which we have paid any Additional Amount. We will make copies of such documentation available to the holders of the notes or the paying agent upon written request.

Any reference in this section, the Indenture, or the notes to principal, premium, interest or any other amount payable in respect of the notes by us will be deemed also to refer to any Additional Amount that may be payable with respect to that amount under the obligations referred to in this subsection.

In the event that Additional Amounts actually paid with respect to the notes pursuant to the preceding paragraphs are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such notes, and as a result thereof such holder is entitled to make a claim for a refund or credit of such excess from the withholding agent imposing such withholding tax, then such holder shall, by accepting such notes, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to us. However, by making such assignment, the holder makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto, including taking any action for such refund to be repaid.

In the event of any merger or other transaction described and permitted under “—Certain Covenants—Limitation on Merger, Consolidation and Sale of Assets,” then all references to Colombia, Colombian law or regulations, and Colombian taxing authorities under this section “—Additional Amounts” (other than the third paragraph above) and under “—Optional Redemption—Optional Redemption for Changes in Withholding Taxes” shall be deemed to also include the relevant Qualified Merger Jurisdiction, the law or regulations of the relevant Qualified Merger Jurisdiction, and any taxing authority of the relevant Qualified Merger Jurisdiction, respectively.

Optional Redemption

At any time and from time to time, the Company may, at its option, redeem any of the notes, in whole or in part, on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to 100.0% of the principal amount of such notes, plus accrued and unpaid interest to, but excluding, the date of redemption, plus Additional Amounts, if any (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

Optional Redemption Procedures

In the event that less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee on a pro rata basis, by lot or by any other method as may be required by DTC in accordance with its applicable procedures. No notes of a principal amount of US$1,000 or less may be redeemed in part and notes of a principal amount in excess of US$1,000 may be redeemed in multiples of US$1.00 only.

Notice of any redemption will be delivered at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If notes are to be redeemed in part only, the notice of redemption will state the portion of the principal amount thereof to be redeemed. We will give notice of any redemption to the Trustee no later than 15 days (unless a shorter period is acceptable to the Trustee) prior to the date such notice is given to the holders of the notes. A new note in a principal amount equal to the unredeemed portion thereof (if any) will be issued in the name of the holder thereof and delivered to such holder upon cancellation of the original note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate).

The Company will pay the redemption price for any note together with accrued and unpaid interest thereon to, but excluding, the date of redemption. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture. Upon redemption of any notes by the Company, such redeemed notes will be cancelled.

Notwithstanding the foregoing provisions of this “—Optional Redemption” section, the Company and its Subsidiaries are not prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise.

Change of Control Triggering Event

Upon the occurrence of a Change of Control (a “Change of Control Triggering Event”), each holder will have the right to require that the Company purchase all or a portion (in minimum principal amounts of US$1,000 and integral multiples of US$1.00 in excess thereof) of the holder’s notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon and any Additional Amounts, if any, to, but excluding, the date of purchase (the “Change of Control Triggering Event Payment”).

Within 30 days following the date upon which the Change of Control Triggering Event occurred, the Company must deliver a notice to each holder, with a copy to the Trustee, offering to purchase the notes as described above (a “Change of Control Triggering Event Offer”). The Change of Control Triggering Event Offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is delivered, other than as may be required by law (the “Change of Control Triggering Event Payment Date”).

On the Change of Control Triggering Event Payment Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Triggering Event Offer;

(2) deposit with the Paying Agent funds in an amount equal to the Change of Control Triggering Event Payment in respect of all notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

If only a portion of a note is purchased pursuant to a Change of Control Triggering Event Offer, a new note in a principal amount equal to the portion thereof not purchased will be issued in the name of the holder thereof upon cancellation of the original note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate).

The Company will not be required to make a Change of Control Triggering Event Offer upon a Change of Control Triggering Event if (l) a third party makes the Change of Control Triggering Event Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Triggering Event Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Triggering Event Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

A Change of Control Triggering Event Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Triggering Event Offer. Notes repurchased by the Company pursuant to a Change of Control Triggering Event Offer will have the status of notes issued but not outstanding or will be retired and canceled, at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

In the event that holders of not less than 95% of the aggregate principal amount of the outstanding notes accept a Change of Control Triggering Event Offer and the Company or a third party purchases all of the notes held by such holders, the Company will have the right, on not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Triggering Event Offer described above, to redeem all of the notes that remain outstanding following such purchase at a purchase price equal to the Change of Control Triggering Event Payment plus, to the extent not included in the Change of Control Triggering Event Payment, accrued and unpaid interest, if any, on the notes that remain outstanding, to, but excluding, the date of redemption (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

Other existing and future Indebtedness of the Company may contain prohibitions on the occurrence of events that would constitute a Change of Control or require that Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the notes upon a Change of Control Triggering Event would cause a default under such Indebtedness even if the Change of Control itself does not.

If a Change of Control Triggering Event Offer occurs, there can be no assurance that the Company will have available funds sufficient to make the Change of Control Triggering Event Payment for all the notes that might be delivered by holders seeking to accept the Change of Control Triggering Event Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Triggering Event Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations and any other obligations in respect of Senior Indebtedness. However, there can be no assurance that the Company would be able to obtain necessary financing.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations in connection with the purchase of notes in connection with a Change of Control Triggering Event Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control Triggering Event” provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by doing so.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

Suspension of Covenants

During any period of time that (i) the notes have Investment Grade Ratings from at least two Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”, and the date on which such Covenant Suspension Event occurs being referred to as a “Suspension Date”), the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described under:

●	“—Limitation on Incurrence of Additional Indebtedness”;

●	“—Limitation on Guarantees”;

●	“—Limitation on Restricted Payments”;

●	“—Limitation on Asset Sales and Sales of Subsidiary Stock”;

●	“—Limitation on Securitization and Loan Receivables Backed Financings”;

●	“—Limitation on Designation of Unrestricted Subsidiaries”;

●	“—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

●	“—Limitation on Layered Indebtedness”;

●	clause (b) of “—Limitation on Merger, Consolidation or Sale of Assets”;

●	“—Limitation on Transactions with Affiliates”; and

●	“—Conduct of Business” (collectively, the “Suspended Covenants”).

In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one of the Rating Agencies withdraws its Investment Grade Rating or downgrades its rating assigned to the notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified as having been incurred pursuant to clause (1) of “—Limitation on Incurrence of Additional Indebtedness” below or one of the clauses set forth in clause (2) of “—Limitation on Incurrence of Additional Indebtedness” below (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred pursuant to the first or second clauses of “—Limitation on Incurrence of Additional Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause 2(m) of “—Limitation on Incurrence of Additional Indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. The Company will notify the Trustee of the occurrence of any Suspension Date or Reversion Date within 10 business days of its occurrence. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.

Limitation on Incurrence of Additional Indebtedness

(1) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness, including Acquired Indebtedness, except that the Company may Incur Indebtedness, including Acquired Indebtedness, if, at the time of and immediately after giving pro forma effect to the Incurrence thereof and the application of the proceeds therefrom the Capitalization Ratio of the Company is greater than 13.5%.

(2) Notwithstanding clause (1) above, the Company and its Restricted Subsidiaries, as applicable, may Incur the following Indebtedness (“Permitted Indebtedness”):

(1)	Indebtedness in respect of the notes, excluding Additional Notes or Guarantees thereof;

(2)	Guarantees by any Restricted Subsidiary of Indebtedness of the Company Incurred in accordance with this covenant, which Guarantee is permitted under “—Limitation on Guarantees” below; provided that (i) if such Guarantee is of Subordinated Indebtedness then the Note Guarantee of such Guarantor shall be senior to such Guarantor’s Guarantee of Subordinated Indebtedness and (ii) if such Restricted Subsidiary is not a Guarantor it shall simultaneously provide a Note Guarantee and become a Guarantor;

(3)	Hedging Obligations entered into by the Company and its Restricted Subsidiaries in the ordinary course of business and not for speculative purposes (as determined conclusively by the senior management of the Company acting in good faith), including, without limitation, Hedging Obligations in respect of the notes;

(4)	intercompany Indebtedness between the Company and any Restricted Subsidiary or between any Restricted Subsidiaries; provided that:

(1)	if the Company or any Guarantor is the obligor on any such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full of all obligations under the notes and the Indenture, in the case of the Company, or such Guarantor’s Note Guarantee, in the case of any such Guarantor; provided that the Company, its parent companies (if any) and any Guarantor shall agree to vote such Indebtedness, or provide their consents in connection with such Indebtedness, in any Colombian Restructuring, in a manner that is consistent with the vote of, or the consents provided by, the holders of the notes and other unaffiliated creditors of the same class as the notes, and

(2)	in the event that at any time any such Indebtedness ceases to be held by the Company or a Restricted Subsidiary, such Indebtedness shall be deemed to be Incurred and not permitted by this clause (d) at the time such event occurs;

(5)	Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (including daylight overdrafts paid in full by the close of business on the day such overdraft was Incurred) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of Incurrence;

(6)	Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or any Restricted Subsidiary, as the case may be, in order to provide for judicial deposits required in connection with any judicial or administrative proceeding, provide security for workers’ compensation claims, payment obligations in connection with self-insurance, health, disability or other employee benefits or similar requirements in the ordinary course of business;

(7)	Indebtedness in respect of bid, performance, surety bonds or fianzas in the ordinary course of business for the account of the Company or any of its Restricted Subsidiaries, including Guarantees or obligations of the Company or any Restricted Subsidiary with respect to letters of credit and/or fianzas supporting such bid, performance or surety obligations (in each case other than for the payment of borrowed money);

(8)	Refinancing Indebtedness in respect of:

(1)	Indebtedness (other than Indebtedness owed to the Company or any Subsidiary of the Company) Incurred pursuant to clause (1) of this covenant (it being understood that no Indebtedness outstanding on the Issue Date is Incurred pursuant to such clause (1)), or

(2)	Indebtedness Incurred pursuant to this clause (2)(h) and clauses 2(a), 2(j) and 2(m) of this covenant;

(9)	Capitalized Lease Obligations and Purchase Money Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed US$5.0 million (or the equivalent in other currencies) at any one time outstanding;

(10)	Permitted Acquisition Indebtedness;

(11)	Capital Securities;

(12)	indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Company or any Restricted Subsidiary or Capital Stock of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or equity interests for the purposes of financing or in contemplation of any such acquisition; provided that (i) any amount of such obligations included on the face of the balance sheet of the Company or any Restricted Subsidiary shall not be permitted under this clause (l) and (ii) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (l) shall at no time exceed the gross proceeds actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(13)	other Indebtedness of the Company outstanding on the Issue Date;

(14)	Indebtedness of the Company or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to redeem the notes in part or in full or deposited to defease or discharge the notes, in each case in accordance with the Indenture; and

(15)	additional Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed the greater of (x) US$10 million and (y) 10.0% of Consolidated Net Worth of the Company and its Restricted Subsidiaries at any time outstanding.

(4) For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness Incurred pursuant to and in compliance with this covenant, (i) the outstanding principal amount of any item of Indebtedness will be counted only once, (ii) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with Applicable GAAP, and (iii) Guarantees of, or obligations in respect of letters of credit or similar instruments relating to, Indebtedness which is otherwise included in the determination of any particular amount of Indebtedness will not be included. Accrual of interest, the accretion or amortization of original issue discount, the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Disqualified Capital Stock in the form of additional Disqualified Capital Stock with the same terms will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant; provided that any such outstanding additional Indebtedness or Disqualified Capital Stock paid in respect of Indebtedness Incurred pursuant to any provision of clause (2) of this covenant will be counted as Indebtedness outstanding thereunder for purposes of any future Incurrence under such provision. For purposes of determining compliance with this “—Limitation on Incurrence of Additional Indebtedness” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (2)(a) through (2)(o) above, or is entitled to be incurred pursuant to clause (1) of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses, although the Company may divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later re-divide or reclassify all or a portion of such item of Indebtedness in any manner that complies with this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded as a result solely of fluctuations in exchange rates or currency values.

(5) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness or, in the case of revolving credit Indebtedness, first committed; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be that provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (x) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (y) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on Guarantees

Except to the extent that the limitations set forth below expressly contravene, or result in a violation of, Colombian law, the Company will not permit any Restricted Subsidiary of the Company to Guarantee any Indebtedness of the Company or to secure any Indebtedness of the Company with a Lien on the assets of such Restricted Subsidiary, unless contemporaneously therewith (or prior thereto) effective provision is made to Guarantee or secure the notes on an equal and ratable basis with such Guarantee or Lien for so long as such Guarantee or Lien remains effective, and in an amount equal to the amount of Indebtedness so Guaranteed or secured. Any Guarantee by any such Restricted Subsidiary of Subordinated Indebtedness of the Company will be subordinated and junior in right of payment to the contemporaneous Guarantee of the notes by such Restricted Subsidiary.

In the event that any Restricted Subsidiary is required to Guarantee the notes in accordance with the preceding paragraph, such Restricted Subsidiary will be released and relieved of its obligations under such Guarantee in the event:

(1)	there is a Legal Defeasance or a Covenant Defeasance of the notes;

(2)	there is a sale or other disposition of Capital Stock of such Restricted Subsidiary following which such Restricted Subsidiary is no longer a direct or indirect Subsidiary of the Company; or

(3)	such Restricted Subsidiary is designated as an Unrestricted Subsidiary;

provided that, in each case, such transactions are carried out pursuant to and in accordance with all applicable covenants and provisions of the Indenture.

Limitation on Restricted Payments

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, take any of the following actions (each, a “Restricted Payment”):

(a)	declare or pay any dividend or return of capital or make any distribution on or in respect of shares of Capital Stock of the Company or any Restricted Subsidiary to holders of such Capital Stock, other than:

●	dividends or distributions payable in Qualified Capital Stock of the Company,

●	dividends or distributions payable to the Company and/or a Restricted Subsidiary, or

●	dividends, distributions or returns of capital made on a pro rata basis to the Company and its Restricted Subsidiaries, on the one hand, and minority holders of Capital Stock of a Restricted Subsidiary, on the other hand (or on a less than pro rata basis to any minority holder);

(b)	purchase, redeem or otherwise acquire or retire for value:

●	any Capital Stock of the Company, or

●	any Capital Stock of any Restricted Subsidiary held by an Affiliate of the Company (other than a Restricted Subsidiary) or any Preferred Stock of a Restricted Subsidiary, except for Capital Stock held by the Company or a Restricted Subsidiary or purchases, redemptions, acquisitions or retirements for value of Capital Stock on a pro rata basis from the Company and/or any Restricted Subsidiaries, on the one hand, and minority holders of Capital Stock of a Restricted Subsidiary, on the other hand, according to their respective percentage ownership of the Capital Stock of such Restricted Subsidiary;

(c)	make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, as the case may be, any Subordinated Indebtedness or any Capital Securities (excluding (x) any intercompany Indebtedness owed to the Company and/or any Guarantor, (y) any intercompany Indebtedness between Restricted Subsidiaries that are not Guarantors, or (z) the purchase, repurchase or other acquisition of Indebtedness that is contractually subordinate or otherwise junior in right of payment to the notes, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case within one year of such date of purchase, repurchase or acquisition); or

(d)	make any Investment (other than Permitted Investments);

if at the time of the Restricted Payment and immediately after giving effect thereto:

(a)	a Default or an Event of Default shall have occurred and be continuing;

(b)	the Company is not able to Incur at least US$1.00 of additional Indebtedness pursuant to clause (1) of “—Limitation on Incurrence of Additional Indebtedness”; or

(c)	the aggregate amount (the amount expended for these purposes, if other than in cash, being the Fair Market Value of the relevant property) of the proposed Restricted Payment and all other Restricted Payments made subsequent to the Issue Date up to the date thereof, shall exceed the sum of:

(A)	50.0% of cumulative Consolidated Net Income of the Company or, if such cumulative Consolidated Net Income of the Company is a loss, minus 100.0% of the loss, accrued during the period, treated as one accounting period, beginning on the first day of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which consolidated financial information of the Company is available; plus

(B)	100.0% of the aggregate net proceeds, including cash and the Fair Market Value of property used in a Permitted Business (other than cash and securities), received by the Company from any Person from any:

●	contribution to the equity capital of the Company not representing an interest in Disqualified Capital Stock or issuance and sale of Qualified Capital Stock of the Company, in each case, subsequent to the Issue Date,

●	issuance and sale subsequent to the Issue Date (and, in the case of Indebtedness of a Restricted Subsidiary, at such time as it was a Restricted Subsidiary) of any Indebtedness of the Company or any Restricted Subsidiary that has been converted into or exchanged for Qualified Capital Stock of the Company, or

●	issuance and sale subsequent to the Issue Date of any Capital Securities,

excluding, in each case, any net proceeds:

(x)	received from a Restricted Subsidiary of the Company; or

(y)	applied in accordance with clause (2) or (3) of the second paragraph of this covenant below; plus

(C)	any Investment Return; plus

(D)	US$3.0 million.

Notwithstanding the preceding paragraph, this covenant does not prohibit:

(1)	the payment of any dividend or distribution or the consummation of any irrevocable redemption of Subordinated Indebtedness within 60 days after the date of declaration of such dividend or distribution or giving of the redemption notice, as the case may be, if the dividend, distribution or redemption would have been permitted on the date of declaration or notice pursuant to the preceding paragraph; provided that such redemption shall be included (without duplication for the declaration) in the calculation of the amount of Restricted Payments;

(2)	the making of any Restricted Payment,

(x)	in the form of Qualified Capital Stock of the Company,

(y)	through the application of the net proceeds received by the Company from a substantially concurrent sale of Qualified Capital Stock of the Company or a contribution to the equity capital of the Company not representing an interest in Disqualified Capital Stock, in each case not received from a Subsidiary of the Company, or

(z)	through the application of the net proceeds received by the Company from a substantially concurrent issuance or sale of Capital Securities;

provided that the value of any such Qualified Capital Stock or Capital Securities used or the net proceeds of which are used to make a Restricted Payment pursuant to this clause (2) shall be excluded from clause (3)(B) of the first paragraph of this covenant;

(3)	the voluntary prepayment, purchase, defeasance, redemption or other acquisition or retirement for value of any Subordinated Indebtedness solely in exchange for, or through the application of net proceeds of a substantially concurrent sale, other than to a Subsidiary of the Company, of Refinancing Indebtedness for such Subordinated Indebtedness;

(4)	repurchases by the Company of Common Stock of the Company or options, warrants or other securities exercisable or convertible into Common Stock of the Company from any current or former employees, officers, directors or consultants of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment or directorship of such employees, officers or directors, or the termination of retention of any such consultants, in an amount not to exceed US$0.5 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over into succeeding calendar years up to a maximum of US$0.5 million) plus the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries;

(5)	the repurchase of Capital Stock deemed to occur upon the exercise of stock options or warrants to the extent such Capital Stock represents a portion of the exercise price of those stock options or warrants;

(6)	if no Default or Event of Default shall have occurred and be continuing, the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Capital Stock of the Company or any Restricted Subsidiary issued on or after the Issue Date in accordance with the covenant “—Limitation on Incurrence of Additional Indebtedness”;

(7)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness of the Company pursuant to and in accordance with the terms of a “change of control” covenant set forth in the indenture or other agreement pursuant to which such Subordinated Indebtedness is issued and such “change of control” covenant is substantially similar to the Change of Control Triggering Event provision included in the Indenture; provided that the Company (or another Person) has repurchased all notes required to be repurchased by the Company under the caption “Change of Control Triggering Event” prior to the purchase, redemption or other acquisition or retirement for value of such Subordinated Indebtedness pursuant to the applicable “change of control” covenant;

(8)	if no Default or Event of Default shall have occurred and be continuing, the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations; provided that such purchases are not made for the purposes of circumventing the provisions of this covenant; and

(9)	if no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an aggregate amount not to exceed US$2.0 million per annum.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1) (without duplication for the declaration of the relevant dividend), (4), (6) and (8) above shall be included in such calculation and amounts expended pursuant to clauses (2), (3), (5), (7) and (9) above shall not be included in such calculation.

Limitation on Asset Sales and Sales of Subsidiary Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a)	the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Capital Stock sold or otherwise disposed of, and

(b)	at least 75% of the consideration received for the assets or Capital Stock sold by the Company or the Restricted Subsidiary, as the case may be, in such Asset Sale shall be in the form of cash or Cash Equivalents received at the time of such Asset Sale.

For purposes of the immediately preceding clause (b), each of the following will be deemed to be cash:

(a)	any liabilities that are included on the balance sheet of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets and as a result of which the Company or such Restricted Subsidiary, as the case may be, are fully and unconditionally released from any further liability in connection therewith;

(b)	any securities, notes or other obligations or assets received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof (subject to ordinary settlement periods), to the extent of the cash or Cash Equivalents received in that conversion;

(c)	the Fair Market Value of any Capital Stock of a Person engaged in a Permitted Business that will become, upon purchase, a Restricted Subsidiary or assets (other than current assets as determined in accordance with Applicable GAAP or Capital Stock) to be used by the Company or any Restricted Subsidiary in a Permitted Business; and

(d)	any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale; provided that the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-cash Consideration received pursuant to this clause (4) less the amount of Net Proceeds previously realized in cash or Cash Equivalents from the sale of prior Designated Non-cash Consideration is less than the greater of (x) 2.5% of Consolidated Tangible Assets at the time of the receipt of such Designated Non-cash Consideration and (y) US$10.0 million, in each case with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

provided that, amounts received pursuant to clauses (1), (3) and (4) shall not be deemed to constitute Net Cash Proceeds for purposes of making an Asset Sale Offer.

The Company or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds of any such Asset Sale within 365 days thereof to:

(a)	repay any Senior Indebtedness of the Company, any Indebtedness secured by the assets subject to such Asset Sale or Indebtedness of any Restricted Subsidiary (in each case owing to a Person other than the Company or any Restricted Subsidiary and including, in each case without limitation, Capitalized Lease Obligations),

(b)	make capital expenditures or use it for working capital purposes in a Permitted Business, and/or

(c)	purchase

(a)	assets (other than current assets as determined in accordance with Applicable GAAP or Capital Stock) to be used by the Company or any Guarantor in a Permitted Business,

(b)	all or substantially all of the assets of, or any Capital Stock of, a Person engaged in a Permitted Business if, after giving effect to any such acquisition, such Person is or becomes or such assets are contributed to a Guarantor, or

(c)	enter into a binding commitment with a Person, other than the Company or any of its Restricted Subsidiaries, to apply such Net Cash Proceeds pursuant to clause (b) and/or (c) above, provided that such binding commitment shall be subject only to customary conditions and the applicable purchase shall be consummated within 180 days following the expiration of the aforementioned 365-day period.

To the extent all or a portion of the Net Cash Proceeds of any Asset Sale are not applied within the 365 days of the Asset Sale as described in clause (a), (b) and/or (c) of the immediately preceding paragraph, the Company will make an offer to purchase notes (the “Asset Sale Offer”), at a purchase price equal to 100.0% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, to, but excluding, the date of purchase (the “Asset Sale Offer Amount”). The Company will purchase pursuant to an Asset Sale Offer from all tendering holders on a pro rata basis, and, at the Company’s option, on a pro rata basis with the holders of any other Senior Indebtedness with similar provisions requiring the Company to offer to purchase the other Senior Indebtedness with the proceeds of Asset Sales, that principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of notes and the other Senior Indebtedness to be purchased equal to such unapplied Net Cash Proceeds. The Company may satisfy its obligations under this covenant with respect to the Net Cash Proceeds of an Asset Sale by making an Asset Sale Offer prior to the expiration of the relevant 365-day period.

The purchase of notes pursuant to an Asset Sale Offer will occur not less than 20 business days following the date thereof, or any longer period as may be required by law, nor more than 45 days following the 365th day following the Asset Sale (except in the case of clause (c)(3) in which case such period shall be extended for 180 days). The Company may, however, defer an Asset Sale Offer until there is an aggregate amount of unapplied Net Cash Proceeds from one or more Asset Sales equal to or in excess of US$15.0 million. At that time, the entire amount of unapplied Net Cash Proceeds, and not just the amount in excess of US$15.0 million, will be applied as required pursuant to this covenant. Pending application in accordance with this covenant, Net Cash Proceeds may be applied to temporarily reduce revolving credit borrowings or Invested in Cash Equivalents.

Each notice of an Asset Sale Offer will be delivered to the record holders as shown on the register of holders within 20 days following such 365th day, with a copy to the Trustee offering to purchase the notes as described above. Each notice of an Asset Sale Offer will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is delivered, other than as may be required by law (the “Asset Sale Offer Payment Date”). Upon receiving notice of an Asset Sale Offer, holders may elect to tender their notes in whole or in part in minimum principal amounts of US$1,000 and integral multiples of US$1.00 in excess thereof in exchange for cash.

On the Asset Sale Offer Payment Date, the Company will, to the extent lawful:

(a)	accept for payment all notes or portions thereof properly tendered pursuant to the Asset Sale Offer;

(b)	deposit with the Paying Agent funds in an amount equal to the Asset Sale Offer Amount in respect of all notes or portions thereof so tendered; and

(c)	deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

To the extent holders of notes and holders of other Senior Indebtedness, if any, which are the subject of an Asset Sale Offer properly tender and do not withdraw notes or the other Senior Indebtedness in an aggregate amount exceeding the amount of unapplied Net Cash Proceeds, the Company will purchase the notes and the other Senior Indebtedness on a pro rata basis (based on amounts tendered). If only a portion of a note is purchased pursuant to an Asset Sale Offer, a new note in a principal amount equal to the portion thereof not purchased will be issued in the name of the holder thereof upon cancellation of the original note (or appropriate adjustments to the amount and beneficial interests in a global note will be made, as appropriate). Notes (or portions thereof) purchased pursuant to an Asset Sale Offer will be cancelled and cannot be reissued.

The Company will comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable securities laws in connection with the purchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company will comply with those laws and regulations and will not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by doing so.

Upon completion of an Asset Sale Offer, the amount of Net Cash Proceeds will be reset at zero. Accordingly, to the extent that the aggregate amount of notes and other Indebtedness tendered pursuant to an Asset Sale Offer is less than the aggregate amount of unapplied Net Cash Proceeds, the Company and its Restricted Subsidiaries may use any remaining Net Cash Proceeds for any purpose not otherwise prohibited by the Indenture.

Limitation on Securitization and Loan Receivables Backed Financing

The Company and its Restricted Subsidiaries may sell, transfer or otherwise dispose of accounts receivable to a Securitization Vehicle or a Special Purpose Finance Trust; provided that:

(1) the sale, transfer or other disposition is in connection with a Loan-Related Securitization or Loan Receivables Backed Financing, as the case may be; and

(2) the aggregate consideration received in each such sale, transfer or other disposition is at least equal to the Fair Market Value of the receivables sold or transferred.

Limitation on Designation of Unrestricted Subsidiaries

Except to the extent that the limitations set forth below expressly contravene, or result in a violation of, Colombian law, the Company may designate after the Issue Date any Subsidiary of the Company as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Designation and any transactions between the Company or any of its Restricted Subsidiaries and such Unrestricted Subsidiary are in compliance with “— Limitation on Transactions with Affiliates”;

(2) at the time of and after giving effect to such Designation, the Company could Incur US$1.00 of additional Indebtedness pursuant to clause (1) of “—Limitation on Incurrence of Additional Indebtedness”;

(3) the Company would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation and treating such Designation as an Investment at the time of Designation) as a Restricted Payment pursuant to the first paragraph of “— Limitation on Restricted Payments” or as a Permitted Investment in an amount (the “Designation Amount”) equal to the amount of the Company’s Investment in such Subsidiary on such date; and

(4) at the time of such Designation, neither the Company nor any Restricted Subsidiary will:

(a)	provide credit support for, subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, or Guarantee, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness);

(b)	be directly or indirectly liable for any Indebtedness of such Subsidiary; or

(c)	be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of such Subsidiary, except for any non-recourse Guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Capital Stock of such Subsidiary.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

(2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

The Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to include the Designation of all of the Subsidiaries of such Subsidiary. All Designations and Revocations must be evidenced by a certificate of the Chief Financial Officer of the Company, delivered to the Trustee certifying compliance with the preceding provisions.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

(a)	Except as provided in paragraph (b) below, the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)	pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary or pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(b)	make loans or advances to, or Guarantee any Indebtedness or other obligations of, or make any Investment in, the Company or any other Restricted Subsidiary; or

(c)	transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b)	Paragraph (a) above will not apply to encumbrances or restrictions existing under or by reason of:

(d)	applicable law, rule, regulation or order;

(e)	the Indenture or the notes;

(f)	the terms of any Indebtedness outstanding on the Issue Date, and any amendment, modification, restatement, renewal, restructuring, replacement or refinancing thereof; provided that any amendment, modification, restatement, renewal, restructuring, replacement or refinancing is not materially more restrictive, taken as a whole, with respect to such encumbrances or restrictions than those in existence on the Issue Date;

(g)	customary non-assignment provisions of any contract and customary provisions restricting assignment or subletting in any lease governing a leasehold interest of any Restricted Subsidiary, or any customary restriction on the ability of a Restricted Subsidiary to dividend, distribute or otherwise transfer any asset which secures Indebtedness secured by a Lien, in each case permitted to be Incurred under the Indenture;

(h)	any instrument governing Acquired Indebtedness not Incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(i)	customary restrictions with respect to a Restricted Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary; provided that such restrictions apply solely to the Capital Stock or assets of such Restricted Subsidiary being sold;

(j)	customary restrictions imposed on the transfer of copyrighted or patented materials;

(k)	an agreement governing Indebtedness of the Company or any Restricted Subsidiaries permitted to be Incurred subsequent to the date of the Indenture in accordance with the covenant described above under the caption “— Limitation on Incurrence of Additional Indebtedness”; provided that the provisions relating to such encumbrance or restriction contained in such agreement are no more restrictive, taken as a whole, than those contained in the agreement referred to in clause (3) of this paragraph;

(l)	purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in paragraph (a)(3) of this covenant;

(m)	Liens permitted to be incurred under the provisions of the covenant described below under the caption “— Limitation on Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(n)	provisions limiting the payment of dividends or the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, sale-leaseback agreements, limited liability company organizational documents and other similar agreements entered into in accordance with the terms of the Indenture and (a) in the ordinary course of business consistent with past practice or (b) with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(o)	restrictions on cash, Cash Equivalents, Marketable Securities or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business consistent with past practice to secure trade payable obligations; and

(p)	restrictions customarily granted in connection with any Loan-Related Securitizations or Loan Receivables Backed Financing.

Limitation on Layered Indebtedness

The Company will not, and will not permit any Guarantor to, directly or indirectly, Incur any Indebtedness that is subordinate in right of payment to any other Senior Indebtedness, unless such Indebtedness is expressly subordinate in right of payment to the notes, or the Note Guarantee, as the case may be, to the same extent and on the same terms as such Indebtedness is subordinate to such other Senior Indebtedness; provided that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness that exist by reason of any Liens arising or created in respect of some but not all such Senior Indebtedness.

Limitation on Liens

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Liens of any kind (except for Permitted Liens) against or upon any of their respective properties or assets, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, to secure any Indebtedness or trade payables unless contemporaneously therewith effective provision is made to secure the notes and all other amounts due under the Indenture, equally and ratably with such Indebtedness or other obligation (or, in the event that such Indebtedness is subordinated in right of payment to the notes, prior to such Indebtedness or other obligation) with a Lien on the same properties and assets securing such Indebtedness or other obligation for so long as such Indebtedness or other obligation is secured by such Lien.

Limitation on Merger, Consolidation and Sale of Assets

The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person (whether or not the Company is the surviving or continuing Person), or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s properties and assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), to any Person unless:

either:

(a)	the Company shall be the surviving or continuing Person, or

(1)	the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(2)	shall be a Person organized or formed and validly existing under the laws of Colombia or a Qualified Merger Jurisdiction, and

(3)	shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance and observance of every covenant of the notes and the Indenture on the part of the Company to be performed or observed and shall cause each Guarantor (including Persons that become Guarantors as a result of the transaction) to confirm by supplemental indenture that its Note Guarantee will apply for the Obligations of the Surviving Entity in respect of the Indenture and the notes;

(b)	immediately after giving effect to such transaction and the assumption contemplated by clause (a)(2)(B) above (including giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be:

(1)	will be able to Incur at least US$1.00 of additional Indebtedness pursuant to clause (1) of “—Limitation on Incurrence of Additional Indebtedness,” or

(2)	will have a Capitalization Ratio of not less than the Capitalization Ratio of the Company and its Restricted Subsidiaries immediately prior to such transaction;

(c)	immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (a)(2)(B) above (including, without limitation, giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing;

(d)	if the Company is organized under Colombian law and merges with a corporation, or the Surviving Entity is, organized under the laws of a Qualified Merger Jurisdiction or the Company is organized under the laws of a Qualified Merger Jurisdiction and merges with a Person, or the Surviving Entity is, organized under the laws of Colombia, the Company or the Surviving Entity will have delivered to the Trustee an Opinion of Counsel from each of Colombia and the relevant Qualified Merger Jurisdiction to the effect that, as applicable:

(i)	the holders of the notes will not recognize income, gain or loss for income tax purposes under the laws of the relevant Qualified Merger Jurisdiction or Colombia as a result of the transaction and will be taxed in the holder’s home jurisdiction in the same manner and on the same amounts (assuming solely for this purpose that no Additional Amounts are regarded to be paid on the notes) and at the same times as would have been the case if the transaction had not occurred,

(ii)	any payment of interest or principal under or relating to the notes will be paid in compliance with any requirements under the section “—Additional Amounts,” and

(iii)	no other taxes on income, including capital gains, will be payable by holders of the notes under the laws of Colombia or the relevant Qualified Merger Jurisdiction relating to the acquisition, ownership or disposition of the notes, including the receipt of interest or principal thereon; provided that the holder does not use or hold, and is not deemed to use or hold the notes in carrying on a business in Colombia or the relevant Qualified Merger Jurisdiction, and

(e)	the Company or the Surviving Entity has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if required in connection with such transaction, the supplemental indenture, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to the transaction have been satisfied.

For purposes of this covenant, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company (determined on a consolidated basis for the Company and its Restricted Subsidiaries), will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The provisions of clause (b) above will not apply to:

(1)	any transfer of the properties or assets of a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(2)	any merger of a Restricted Subsidiary into the Company or another Restricted Subsidiary; or

(3)	any merger of the Company into a Wholly-Owned Subsidiary of the Company created for the purpose of holding the Capital Stock of the Company.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries in accordance with this covenant, in which the Company is not the continuing corporation, the Surviving Entity formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the notes with the same effect as if such Surviving Entity had been named as such. For the avoidance of doubt, compliance with this covenant will not affect the obligations of the Company (including a Surviving Entity, if applicable) under “—Change of Control Triggering Event,” if applicable.

Each Guarantor will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge into, or sell or dispose of all or substantially all of its assets to, any Person (other than the Company) that is not a Guarantor unless:

(a) such Person (if such Person is the surviving entity) assumes all of the obligations of such Guarantor in respect of its Note Guarantee by executing a supplemental indenture and providing the Trustee with an Officers’ Certificate and Opinion of Counsel, and such transaction is otherwise in compliance with the Indenture;

(b) such Note Guarantee is to be released as provided under “—Note Guarantees”; or

(c) such sale or other disposition of substantially all of such Guarantor’s assets is made in accordance with “—Limitation on Asset Sales and Sales of Subsidiary Stock.”

Limitation on Transactions with Affiliates

(1) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), unless:

(a)	the terms of such Affiliate Transaction are not materially less favorable than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company; and

(b)	in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value in excess of US$5.0 million (or the equivalent in other currencies), the terms of such Affiliate Transaction will be set forth in an Officers’ Certificate delivered to the Trustee stating that such transaction complies with clause (a) above; and

(c)	in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value in excess of US$10.0 million (or the equivalent in other currencies), the terms of such Affiliate Transaction will be approved by a majority of the members of the Board of Directors of the Company (including a majority of the disinterested members thereof), the approval to be evidenced by a Board Resolution stating that the Board of Directors has determined that such transaction complies with clause (a) above; and

(d)	in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value in excess of US$20.0 million (or the equivalent in other currencies), the Company must in addition obtain and deliver to the Trustee a favorable written opinion from an internationally recognized investment banking or accounting firm as to the fairness of the transaction to the Company and its Restricted Subsidiaries from a financial point of view.

(2) Paragraph (1) above will not apply to:

(a)	Affiliate Transactions with or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries;

(b)	reasonable fees and compensation paid to, and any indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary as determined in good faith by the Company’s Board of Directors or senior management of the Company;

(c)	Affiliate Transactions undertaken pursuant to any contractual obligations or rights in existence on the Issue Date and any amendment, modification or replacement of such agreement (so long as such amendment, modification or replacement is not materially more disadvantageous to the Company and its Restricted Subsidiaries or the holders of the notes, taken as a whole, than the original agreement as in effect on the Issue Date);

(d)	any Restricted Payments made in compliance with “— Limitation on Restricted Payments” or any Permitted Investments;

(e)	loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and not exceeding US$1.5 million outstanding at any one time;

(f)	any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice and payments pursuant thereto;

(g)	any issuance of Capital Stock (other than Disqualified Stock) of the Company to Affiliates of the Company or to any director, officer, employee or consultant of the Company, and the granting and performance of registration rights;

(h)	transactions between the Company or any of its Restricted Subsidiaries and any Securitization Vehicle or Special Purpose Finance Trust in the ordinary course of business in connection with Loan-Related Securitizations or Loan Receivables Backed Financings, as the case may be; and

(i)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Company or its Restricted Subsidiaries (as applicable), or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

Conduct of Business

The Company and its Restricted Subsidiaries will not engage in any business other than a Permitted Business.

Reports to Holders

So long as any notes are outstanding, the Company will furnish to the Trustee:

(a)	Within 120 days following the end of each of the Company’s fiscal years:

(i)	the audited consolidated financial statements of the Company and its subsidiaries (containing income statements, balance sheets, statements of shareholders equity, cash flow statements and any other statements required under Applicable GAAP) and the related notes thereto for the Company’s two most recent fiscal years prepared in accordance with Applicable GAAP, which need not, however, contain any reconciliation to U.S. GAAP or otherwise comply with Regulation S-X of the U.S. Securities and Exchange Commission, together with an audit report thereon by the Company’s independent auditors; and

(ii)	information (presented in the English language) including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with scope and content similar to the corresponding section in Annex A to this offering memorandum and consent solicitation statement (after taking into consideration any changes to the business and operations of the Company after the Issue Date).

(b)	Within 75 days following the end of each of the three fiscal quarters ended on March 31, June 30 and September 30 in each of the Company’s fiscal years (beginning with the fiscal quarter ended March 31, 2024):

(i)	quarterly unaudited consolidated financial statements of the Company and its subsidiaries (containing balance sheets, statements of income, statements of shareholders equity, statements of cash flows and any other statements required under Applicable GAAP) and the related notes thereto for the Company, in each case for the quarterly period then ended and the corresponding quarterly period in the prior fiscal year and prepared in accordance with Applicable GAAP, which need not, however, contain any reconciliation to U.S. GAAP or otherwise comply with Regulation S-X of the U.S. Securities and Exchange Commission; and

(ii)	information (presented in the English language) including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for such quarterly period.

To the extent that the Company is not required under Colombian law or Applicable GAAP to prepare and make available consolidated financial statements, all references to “consolidated financial statements,” “consolidated balance sheet” or “consolidated financial information” of the Company, or similar terms in this “Description of the New Notes” section and in the Indenture, shall be deemed to refer to the unconsolidated financial statements, unconsolidated balance sheet or unconsolidated financial information of the Company prepared in accordance with Applicable GAAP.

None of the information provided pursuant to the preceding paragraph shall be required to comply with Regulation S-K as promulgated by the U.S. Securities and Exchange Commission. In addition, the Company shall furnish to the holders of the notes and to prospective investors, upon the requests of such holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Exchange Act by Persons who are not “affiliates” under the Securities Act.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable for information contained therein, including the Company’s compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Listing

The Company intends to apply to list the notes on the SGX-ST and to trade the notes on the Official List of the SGX-ST in a minimum board lot size of US$1,000. The Company will use commercially reasonable efforts to obtain and maintain listing of the notes on the SGX-ST; however, the notes are not yet listed, and the Company cannot assure the holders of the notes that they will be accepted for listing or that the listing will be maintained.

If the Company is unable to list the notes on the SGX-ST and/or the notes do not trade on the Official List of the SGX-ST, or if the Company is unable to maintain such listing and trading, or if as a result regulations adopted or enforced by authorities governing the SGX-ST continued listing on such exchange becomes impractical or materially more burdensome, the Company may delist the notes from such exchange and will, prior to the delisting of such notes, use its commercially reasonable efforts to list and maintain a listing of the notes on another internationally recognized stock exchange.

Notices

As long as the Company issues notes in global form, notices to be given to holders will be given to DTC, in accordance with its applicable policies as in effect from time to time. If the Company issues notes in certificated form, notices, including upon the occurrence of a Change of Control Triggering Event, to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the Trustee’s records, and will be deemed given when mailed.

Events of Default

The following are “Events of Default”:

(1)	default in the payment when due of the principal of or premium, if any, on any notes, including the failure to make a required payment to purchase notes tendered pursuant to an optional redemption, Change of Control Triggering Event Offer or an Asset Sale Offer;

(2)	default for 30 days or more in the payment when due of interest or Additional Amounts, if any, on any notes;

(3)	the failure to perform or comply with any of the provisions described under “—Certain Covenants—Merger, Consolidation and Sale of Assets;”

(4)	the failure by the Company or any Restricted Subsidiary to comply with any other covenant or agreement contained in the Indenture or in the notes for 30 days or more after written notice to the Company from the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes;

(5)	default by the Company or any Restricted Subsidiary that is a Significant Subsidiary under any Indebtedness which

(a)	is caused by a failure to pay principal or premium, if any, or interest on such Indebtedness prior to the expiration of any applicable grace period provided in the instrument governing such Indebtedness on the date of such default; or

(b)	results in the acceleration of such Indebtedness prior to its stated maturity;

and, in each case, the principal or accreted amount of Indebtedness at the relevant time, in the aggregate is equal or more than US$10.0 million;

(6)	failure by the Company or any Restricted Subsidiary that is a Significant Subsidiary to pay one or more final judgments against any of them, aggregating US$10.0 million or more, which judgment(s) are not paid, discharged or stayed for a period of 60 days or more;

(7)	certain events of bankruptcy affecting the Company or any of its Restricted Subsidiaries that are Significant Subsidiaries, including the declaration of their concurso mercantil;

(8)	any Note Guarantee ceases to be in full force and effect, other than in accordance the terms of the Indenture, or a Guarantor denies or disaffirms its obligations under its Note Guarantee; or

(9)	any (A) breach by the Company or any Subsidiary party thereto of any representation or warranty set forth in the Collateral Documents, (B) default by the Company or any Subsidiary party thereto in the performance of any covenant set forth in the Collateral Documents, or (C) repudiation by the Company or any Subsidiary party thereto of its obligations under the Collateral Documents or the unenforceability of any of the Collateral Documents against the Company or any Subsidiary party thereto for any reason, including the failure to enter into or execute any of the Collateral Documents within the allotted time period; provided, that any or all of the occurrences set forth in (A) through (C) taken together, relate to Collateral the aggregate value of which is in excess of $10.0 million ($5.0 million with respect to breaches and defaults specified in (A) or (B) that relate to the enforceability, perfection or priority of any security interest in Collateral or the existence of a Lien on Collateral other than a Collateral Permitted Lien or any repudiation specified in (C)); provided further, that solely in the case of (A) or (B) with respect to any breach or default that does not relate to the enforceability, perfection or priority of the security interest granted in Collateral or the existence of an Lien on Collateral other than a Collateral Permitted Lien, such breach or default remains uncured for a period of 30 days after notice is provided thereof by the Trustee or a holder of the Notes.

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes may declare the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the notes to be immediately due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a “notice of acceleration.” If an Event of Default specified in clause (7) above occurs with respect to the Company, then the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The Trustee shall not be deemed to have any notice of any Default or Event of Default unless written notice of such Default or Event of Default is received by a responsible officer of the Trustee at the corporate trust office of the Trustee, and such notice references the notes and the Indenture.

At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses (including the fees and expenses of its counsel), disbursements and advances.

No rescission will affect any subsequent Default or impair any rights relating thereto.

The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any notes.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders, if within 30 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or Guarantee that is the basis for such Event of Default has been discharged, or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee satisfactory indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

No holder of any notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless:

(1)	such holder gives to the Trustee written notice of a continuing Event of Default;

(2)	holders of at least 25% in principal amount of the then outstanding notes make a written request to pursue the remedy;

(3)	such holders of the notes provide to the Trustee satisfactory indemnity;

(4)	the Trustee does not comply within 60 days; and

(5)	during such 60 day period the holders of a majority in principal amount of the outstanding notes do not give the Trustee a written direction which, in the opinion of the Trustee, is inconsistent with the request;

provided that a holder of a note may institute suit for enforcement of payment of the principal of and premium, if any, or interest on such note on or after the respective due dates expressed in such note.

Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee written notice of events which would constitute such Defaults or Events of Default, their status and what action the Company is taking or proposes to take in respect thereof. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous fiscal year. The Indenture provides that if a Default or Event of Default occurs, is continuing and written notice of such Default or Event of Default has been delivered to a responsible officer of the Trustee, the Trustee must deliver to each holder notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any note, the Trustee may withhold notice if and so long as its trust officer in good faith determines that withholding notice is in the interests of the holders.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations with respect to outstanding notes discharged (“Legal Defeasance”). Such Legal Defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes after the deposit specified in clause (1) of the second following paragraph, except for:

(1) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants (including, without limitation, obligations to make Change of Control Triggering Event Offers, Asset Sale Offers, the obligations described under “—Certain Covenants” and the cross-acceleration provisions and judgment default provisions described under “Events of Default”) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non- payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(5) the Company must irrevocably deposit with the Trustee, in trust for the benefit of the holders, cash in U.S. dollars, certain direct non-callable obligations of, or guaranteed by, the United States, or a combination thereof, in such amounts as will be sufficient without reinvestment, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest (including Additional Amounts) on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(6) in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel from counsel in the United States reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) and independent of the Company to the effect that:

(a)	the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall state that, the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(7) in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) to the effect that the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(8) no Default or Event of Default shall have occurred and be continuing on the date of the deposit pursuant to clause (1) of this paragraph (except any Default or Event of Default resulting from the failure to comply with “— Certain Covenants—Limitation on Incurrence of Additional Indebtedness” as a result of the borrowing of the funds required to effect such deposit);

(9) the Trustee has received an Officers’ Certificate stating that such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(10) the Company has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders over any other creditors of the Company or any Subsidiary of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(11) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel from counsel reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) and independent of the Company, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(12) the Company has delivered to the Trustee an Opinion of Counsel from counsel reasonably acceptable to the Trustee and independent of the Company to the effect that the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

(1)	either:

(a)	all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)	all notes not theretofore delivered to the Trustee for cancellation have become due and payable, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds or certain direct, non-callable obligations of, or guaranteed by, the United States sufficient without reinvestment to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment of such notes;

(2)	the Company has paid all other sums payable under the Indenture and the notes by it; and

(3)	the Company has delivered to the Trustee an Officers’ Certificate stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, the Company and the Trustee, without the consent of the holders, may amend the Indenture or the notes for certain specified purposes, including curing ambiguities, omissions, defects or inconsistencies, to provide for uncertificated notes in addition to or in place of certificated notes; to provide for the assumption of the Company’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets, as applicable; to make any change that would provide any additional rights or benefits to the holders or that does not adversely affect the legal rights under the Indenture of any such holder; to comply with applicable requirements of the U.S. Securities and Exchange Commission; to conform the text of the Indenture or the notes to any provision of this Description of the New Notes to the extent that such provision in this Description of the New Notes was intended to be a verbatim recitation of a provision of the Indenture or the notes; to comply with the requirements of any applicable securities depositary; to provide for a successor Trustee in accordance with the terms of the Indenture; to otherwise comply with any requirement of the Indenture; to issue Additional Notes; and to make any other changes which do not adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including solely on an Opinion of Counsel and Officers’ Certificate, and shall have no liability whatsoever in reliance upon the foregoing.

Other modifications and amendments of the Indenture or the notes may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the Indenture, except that, without the consent of each holder affected thereby, no amendment may (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption, or reduce the redemption price therefor;

(4) make any notes payable in a currency other than that stated in the notes;

(5) make any change in provisions of the Indenture entitling each holder to receive payment of principal of, premium, if any, and interest on such note on or after the due date thereof or amend the contractual right to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes to waive Defaults or Events of Default;

(6) amend, change or modify in any material respect any obligation of the Company to make and consummate a Change of Control Triggering Event Offer in respect of a Change of Control Triggering Event that has occurred, or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated;

(7) make any change in the provisions of the Indenture described under “—Additional Amounts” that adversely affects the rights of any holder or amend the terms of the notes in a way that would result in a loss of exemption from Taxes;

(8) make any change to the provisions of the Indenture or the notes that adversely affects the ranking of the notes; and

(9) eliminate or modify in any manner a Guarantor’s obligation with respect to its Note Guarantee which adversely affects the holders of the notes in any material respect, except as contemplated in the Indenture.

Governing Law; Jurisdiction

The Indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York. The Company consents to the jurisdiction of the Federal and State courts located in the City of New York, Borough of Manhattan and has appointed an agent for service of process with respect to any actions brought in these courts arising out of or based on the Indenture or the notes.

The Trustee

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the terms of the indenture, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the indenture, it must eliminate such conflict or resign.

No Personal Liability

An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company shall not have any liability for any obligations of the Company under the notes or the Indenture or for any claims based on, in respect of or by reason of such obligations or their creation. By accepting a note, each holder waives and releases all such liability.

Currency Indemnity

The Company and the Guarantors will pay all sums payable under the Indenture or the notes solely in U.S. dollars. Any amount that a holder receives or recovers in a currency other than U.S. dollars in respect of any sum expressed to be due to such holder from the Company or any Guarantors will only constitute a discharge to us, to the greatest extent permitted under applicable law, to the extent of the U.S. dollar amount which such holder is able to purchase with the amount received or recovered in that other currency on the date of the receipt or recovery or, if it is not practicable to make the purchase on that date, on the first date on which such holder is able to do so. If the U.S. dollar amount is less than the U.S. dollar amount expressed to be due to such holder under any note, to the greatest extent permitted under applicable law, the Company and the Guarantors will indemnify such holder against any loss such holder may sustain as a result. In any event, the Company and the Guarantors will indemnify any such holder against the cost of making any purchase of U.S. dollars. For the purposes of this paragraph, it will be sufficient for such holder to certify in a satisfactory manner that such holder would have suffered a loss had an actual purchase of U.S. dollars been made with the amount received in that other currency on the date of receipt or recovery or, if it was not practicable to make the purchase on that date, on the first date on which such holder was able to do so. In addition, any such holder will also be required to certify in a satisfactory manner the need for a change of the purchase date.

The indemnities described above:

●	constitute a separate and independent obligation from the other obligations of the Company and the Guarantors;

●	will give rise to a separate and independent cause of action;

●	will apply irrespective of any indulgence granted by any holder; and

●	will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any note.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges, consolidates or amalgamates with the Company or any of its Restricted Subsidiaries or is assumed in connection with the acquisition of assets from such Person; provided that such Indebtedness is not incurred in connection with, or in anticipation or contemplation of such merger, consolidation, amalgamation or acquisition. Such Indebtedness will be deemed to have been Incurred at the time such Person becomes a Restricted Subsidiary or at the time it merges, consolidates or amalgamates with the Company or a Restricted Subsidiary or at the time such Indebtedness is assumed in connection with the acquisition of assets from such Person.

“Additional Amounts” has the meaning set forth under “—Additional Amounts” above.

“Additional Notes” has the meaning set forth under “—Payment of Additional Notes” above.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Transaction” has the meaning set forth under “—Certain Covenants—Limitation on Transactions with Affiliates” above.

“Applicable GAAP” means either (i) financial reporting and accounting standards (Normas de Información Financiera) accepted in Colombia, as provided by Law 1314 of 2009 (as amended), which are based on International Financial Reporting Standards, together with their corresponding interpretations as issued by the International Accounting Standards Board, or (ii) International Financial Reporting Standards as issued by the International Accounting Standards Board, in each case as in effect from time to time.

“Asset Acquisition” means:

(1)	an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary, or will be merged with or into the Company or any Restricted Subsidiary;

(2)	the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business; or

(3)	any Revocation with respect to an Unrestricted Subsidiary.

“Asset Sale” means any direct or indirect sale, disposition, issuance, conveyance, transfer, lease, assignment or other transfer, including a Sale and Leaseback Transaction (each, a “disposition”) by the Company or any Restricted Subsidiary of:

(a)	any Capital Stock of any Restricted Subsidiary (but not Capital Stock of the Company); or

(b)	any property or assets (other than cash or Cash Equivalents or Capital Stock of the Company) of the Company or any Restricted Subsidiary.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)	the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries as permitted under “—Certain Covenants—Merger, Consolidation and Sale of Assets;”

(2)	for purposes of “—Certain Covenants—Limitation on Asset Sales and Sales of Subsidiary Stock” only, the making of a Restricted Payment permitted under “—Certain Covenants—Limitation on Restricted Payments” or any Permitted Investment;

(3)	a disposition to the Company or a Guarantor, including a Person that is or will become a Guarantor immediately after the disposition;

(4)	transactions that involve assets or Capital Stock of a Restricted Subsidiary having a Fair Market Value of less than US$3.0 million (or the equivalent in other currencies) during the life of the notes;

(5)	a transfer of assets between or among the Company and any Guarantor;

(6)	an issuance or sale of Capital Stock by a Restricted Subsidiary of the Company to the Company or any Restricted Subsidiary;

(7)	the disposition of accounts receivable and Loan Receivables as permitted under “—Certain Covenants—Limitations on Securitizations and Loan Receivables Backed Financings”;

(8)	the sale of delinquent loans to unaffiliated third parties;

(9)	any sale or other disposition of damaged, worn-out, obsolete or no longer useful assets or properties in the ordinary course of business;

(10)	the sale of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure of a Lien in the ordinary course of business;

(11)	the granting of Liens permitted under “Certain Covenants—Limitation on Liens”;

(12)	the good faith surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims or statutory rights in connection with a settlement in the ordinary course of business consistent with past practice; and

(13)	a disposition to a Restricted Subsidiary that is not a Guarantor from another Restricted Subsidiary that is not a Guarantor.

“Asset Sale Offer” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales and Sales of Subsidiary Stock.”

“Asset Sale Transaction” means any Asset Sale and, whether or not constituting an Asset Sale, (1) any sale or other disposition of Capital Stock, (2) any Designation with respect to an Unrestricted Subsidiary and (3) any sale or other disposition of property or assets excluded from the definition of Asset Sale by clause (4) of that definition.

“Board of Directors” means, as to any Person, the board of directors, management committee or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capitalization Ratio” means, for any Person as of any date of determination, the result (expressed as a percentage) obtained by dividing (x) Consolidated Net Worth of such Person (calculated as of the end of the last completed fiscal quarter ending on or prior to the date of the transaction giving rise to the need to calculate Consolidated Net Worth) by (y) Net Loan Portfolio as of such date of determination.

“Capital Securities” means, with respect to the Company, any bonds, debentures, notes or other similar instruments of the Company (i) which are expressly subordinated in right of payment and in insolvency to the prior payment in full of any note and any other Senior Indebtedness, (ii) which have a scheduled maturity date of at least 10 years after the Issue Date, (iii) the first principal payment in respect of which (pursuant to any redemption provision, amortization schedule or otherwise) may not occur until at least 12 months after the last scheduled principal payment of any note and any other Senior Indebtedness, (iv) the principal of which may not be accelerated so long as any note remains outstanding (except pursuant to a customary bankruptcy event of default with respect to the Company), (v) are senior only to Capital Stock of the Company, (vi) in respect of which interest may be deferred and cancelled, and (vii) which, prior to their issuance, are provided equity-like treatment by at least two Rating Agencies pursuant to their respective rating criteria.

“Capital Stock” means:

(1)	with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

(2)	with respect to any Person that is not a corporation, any and all partnership or other equity or ownership interests of such Person; and

(3)	any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under Applicable GAAP. For purposes of this definition, the amount of such obligations at any date will be the capitalized amount of such obligations at such date, determined in accordance with Applicable GAAP.

“Cash Equivalents” means:

(1)	marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)	marketable direct obligations issued by the government of Colombia and maturing not later than one year after the acquisition thereof;

(3)	marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Fitch or any successor thereto;

(4)	commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least F-1 from Fitch;

(5)	demand deposits, certificates of deposit, time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by (a) any bank organized under the laws of the United States of America or any state thereof or the District of Columbia, (b) any U.S. branch of a non-U.S. bank having at the date of acquisition thereof combined capital and surplus of not less than US$500.0 million, or (c) in the case of Colombian peso deposits, any institution regulated by or subject to the supervision of the Colombian Superintendency of Finance (Superintendencia Financiera de Colombia);

(6)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (5) above;

(7)	any other debt instruments (i) having a rating of at least A-1 or AAA from S&P or F1 or AAA from Fitch or (ii) issued by any institution regulated by or subject to the supervision of the Colombian Superintendency of Finance (Superintendencia Financiera de Colombia), in each case, with maturities of one year or less from the date of acquisition; and

(8)	investments in money market funds, which invest substantially all of their assets in securities of the types described in clauses (1) through (7) above.

“Change of Control” means the occurrence of one or more of the following events:

(1) the Permitted Holders cease to be the beneficial owners, directly or indirectly, in the aggregate of at least 30.0% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets); or

(2) if any “person” or “group” (as defined below) (other than a Permitted Holder) becomes the beneficial owner, directly or indirectly, of a greater amount of the total voting power of the Voting Stock of the Company than the total voting power of the Voting Stock of the Company held by the Permitted Holders in the aggregate; or

(3) the Company consolidates with, or merges with or into, another Person, or the Company sells, conveys, assigns, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company, determined on a consolidated basis, to any Person, other than a transaction where the Person or Persons that, immediately prior to such transaction “beneficially owned” the outstanding Voting Stock of the Company are, by virtue of such prior ownership, or Permitted Holders are, the “beneficial owners” in the aggregate of a majority of the total voting power of the then outstanding Voting Stock of the surviving or transferee person (or if such surviving or transferee Person is a direct or indirect wholly-owned subsidiary of another Person, such Person who is the ultimate parent entity), in each case whether or not such transaction is otherwise in compliance with the Indenture.

For purposes of this definition:

(a) “beneficial owner” will have the meaning specified in Rules 13d-3 and 13d-5 under the Exchange Act, except that any Person or Group will be deemed to have “beneficial ownership” of all securities that such Person or Group has the right to acquire, whether such right is exercisable immediately, only after the passage of time or, except in the case of the Permitted Holders, upon the occurrence of a subsequent condition.

(b) “Person” and “Group” will have the meanings for “person” and “group” as used in Sections 13(d) and 14(d) of the Exchange Act; and

(c) the Permitted Holders will be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate at least 50.0% of the voting power of the Voting Stock of the parent corporation and no other Person or Group beneficially owns an equal or greater amount of the Voting Stock of the parent corporation.

“Change of Control Triggering Event” has the meaning set forth under “—Change of Control Triggering Event.”

“Change of Control Triggering Event Offer” has the meaning set forth under “—Change of Control Triggering Event.”

“Change of Control Triggering Event Payment” has the meaning set forth under “—Change of Control Triggering Event.”

“Change of Control Triggering Event Payment Date” has the meaning set forth under “—Change of Control Triggering Event.”

“Collateral Permitted Liens” means any of the following:

(1)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by IFRS has been made in respect thereof;

(2)	Liens for taxes, assessments or governmental charges or levies on the property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with IFRS shall have been made therefor;

(3)	Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Restricted Subsidiary, including rights of offset and set-off;

(6)	Liens existing on the Issue Date;

(7)	zoning restrictions, licenses, easements, servitudes, rights of way, title defects, covenants running with the land and other similar charges or encumbrances or restrictions not interfering in any material respect with the ordinary operation of any Collateral or materially and adversely affecting the value of the Collateral; and

(8)	Liens created pursuant to the Collateral Documents securing the New Notes or any note guarantees.

“Colombian Restructuring” means any case or other proceeding against the Company or any Subsidiary with respect to it or its debts under bankruptcy, reorganización empresarial, liquidación judicial, insolvency or other similar law now or hereafter in effect or seeking the appointment of a promotor, liquidador, custodian or other similar official of it or any substantial part of its properties.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interests, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common equity interests.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries (after deducting (or adding) the portion of such net income (or loss) attributable to minority interests in Subsidiaries of such Person) for such period on a consolidated basis, determined in accordance with Applicable GAAP; provided that there shall be excluded therefrom to the extent reflected in such aggregate net income (loss):

(1) net after-tax gains or losses from Asset Sale Transactions or abandonments or reserves relating thereto;

(2) net after-tax items classified as extraordinary gains or losses;

(3) the net income (but not loss) of any Person, other than such Person and any Subsidiary of such Person (Restricted Subsidiary in the case of the Company); except that, solely for purposes of calculating Consolidated Net Income pursuant to clause (3) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments” only, Consolidated Net Income of the Company will include the Company’s proportionate share of the net income of:

(a)	any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary; or

(b)	a Surviving Entity prior to assuming the Company’s obligations under the Indenture and the notes pursuant to “Certain Covenants—Limitation on Merger, Consolidation and Sales of Assets”;

(4) the net income (but not loss) of any Subsidiary of such Person (Restricted Subsidiary in the case of the Company) to the extent that (and only so long as) a corresponding amount could not be distributed to such Person at the date of determination as a result of any restriction pursuant to the constituent documents of such Subsidiary (Restricted Subsidiary in the case of the Company) or any law, regulation, agreement or judgment applicable to any such distribution;

(5) any increase (but not decrease) in net income attributable to minority interests in any Subsidiary (Restricted Subsidiary in the case of the Company);

(6) any gain (or loss) from foreign exchange translation or change in net monetary position;

(7) any gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness and Hedging Obligations; and

(8) the cumulative effect of changes in accounting principles.

“Consolidated Net Worth” means, for any Person at any time, the consolidated stockholders’ equity of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) as set forth on the consolidated balance sheet as of the most recent fiscal quarter of such Person, prepared in accordance with Applicable GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

“Consolidated Tangible Assets” means, for any Person at any time, the total consolidated assets of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) as set forth on the consolidated balance sheet as of the most recent fiscal quarter of such Person, prepared in accordance with Applicable GAAP, less Intangible Assets.

“Covenant Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Currency Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party designed to hedge foreign currency risk of such Person.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration used in a Permitted Business (other than securities) received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by the Chief Executive Officer or the Chief Financial Officer of the Company and delivered to the Trustee, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Non-cash Consideration.

“Designation” and “Designation Amount” have the meanings set forth under “—Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries” above.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to the final maturity date of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the final maturity of the notes shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not materially more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Certain Covenants—Change of Control Triggering Event;” and

(2) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

The amount of any Disqualified Capital Stock shall be equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent consolidated financial statements of such Person.

“Eligible Subsidiary” means a Restricted Subsidiary that is a Wholly-Owned Subsidiary of the Company or of a Guarantor but excluding (1) any Subsidiary the net assets of which are less than US$3.0 million and (2) for the avoidance of doubt, any Special Purpose Finance Trust.

“ECP Program” means the Company’s euro commercial paper program established or otherwise contemplated by the Program Agreement dated as of August 12, 2014, by and among the Company and the dealers named therein, as such document may be amended or supplemented from time to time, under which the Company may issue and have outstanding at any time notes up to an aggregate principal amount of US$150.0 million.

“Equity Sales” has the meaning set forth under “—Optional Redemption upon Equity Sales.”

“Event of Default” has the meaning set forth under “Events of Default.”

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Fair Market Value” means, with respect to any asset (including, without limitation, accounts receivable), the price (after deducting any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided that the Fair Market Value of any such asset (including, without limitation, accounts receivable) will be determined conclusively by the senior management of the Company acting in good faith.

“Fitch” means Fitch, Inc. and its successors and assigns.

“Guarantee” means any obligation, contingent or otherwise, including an aval, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person:

(1) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part,

provided that “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Eligible Subsidiary that provides a Note Guarantee pursuant to the Indenture unless and until such Guarantor is released from its Note Guarantee pursuant to the Indenture.

“Hedging Obligations” means the obligations of any Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Impairment of Financial Assets and FGA Reserve” means, as of any date of determination, the sum of (i) impairment of financial assets of the Company and its Restricted Subsidiaries as set forth on the consolidated financial statements and related notes thereto as of and for the most recent fiscal quarter of the Company, prepared in accordance with Applicable GAAP and (ii) the amount of the guarantee disclosed on the notes to the consolidated financial statements of the Company with respect to Loan Receivables guaranteed by the Fondo de Garantías de Antioquia pursuant to that certain agreement between the Company and the Fondo de Garantías de Antioquia, dated as of August 9, 2011, as amended from time to time.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred” and “Incurring” will have meanings correlative to the preceding).

“Indebtedness” means with respect to any Person, without duplication:

(1) the principal amount (or, if less, the accreted value) of all obligations of such Person for borrowed money;

(2) the principal amount (or, if less, the accreted value) of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 180 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5) all letters of credit, banker’s acceptances or similar credit transactions, including reimbursement obligations in respect thereof;

(6) Guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (1) through (5) above and clauses (8) through (11) below;

(7) all Indebtedness of any other Person of the type referred to in clauses (1) through (6) which is secured by any Lien on any property or asset of such Person, the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Indebtedness so secured;

(8) all Net Obligations under Hedging Obligations of such Person;

(9) all Indebtedness Incurred by a Special Purpose Finance Trust;

(10) to the extent not otherwise included in this definition, all liabilities required to be recorded on the consolidated financial statements and notes thereto of such Person in accordance with Applicable GAAP in connection with a sale or other disposition of securitized receivables, Loan Receivables or other accounts receivables and related assets, including, without limitation, in connection with any Loan-Related Securitization or Loan Receivables Backed Financing; and

(11) all Disqualified Capital Stock issued by such Person.

“Intangible Assets” means with respect to any Person all unamortized debt discount and expense, unamortized net deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on the consolidated balance sheet of such Person prepared in accordance with Applicable GAAP.

“Interest Rate Agreement” of any Person means any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of hedging agreements designed to hedge interest rate risk of such Person.

“Investment” means, with respect to any Person, any:

(1) direct or indirect loan, advance or other extension of credit (including, without limitation, a Guarantee) to any other Person,

(2) capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) any other Person, or

(3) any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.

“Investment” will exclude accounts receivable or deposits arising in the ordinary course of business. “Invest,” “Investing” and “Invested” will have corresponding meanings.

For purposes of the “Limitation on Restricted Payments” covenant, the Company will be deemed to have made an “Investment” in an Unrestricted Subsidiary at the time of its Designation, which will be valued at the Fair Market Value of the sum of the net assets of such Unrestricted Subsidiary at the time of its Designation and the amount of any Indebtedness of such Unrestricted Subsidiary or owed to the Company or any Restricted Subsidiary immediately following such Designation. Any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of a Restricted Subsidiary (including any issuance and sale of Capital Stock by a Restricted Subsidiary) such that, after giving effect to any such sale or disposition, such Restricted Subsidiary would cease to be a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to sum of the Fair Market Value of the Capital Stock of such former Restricted Subsidiary held by the Company or any Restricted Subsidiary immediately following such sale or other disposition and the amount of any Indebtedness of such former Restricted Subsidiary Guaranteed by the Company or any Restricted Subsidiary or owed to the Company or any other Restricted Subsidiary immediately following such sale or other disposition.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, S&P or Moody’s or, if any such entity ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other Rating Agency.

“Investment Return” means, in respect of any Investment (other than a Permitted Investment) made after the Issue Date by the Company or any Restricted Subsidiary:

(1) (x) the proceeds in cash and the Fair Market Value of property other than cash received by the Company or any Restricted Subsidiary upon the sale, liquidation or repayment of such Investment or, in the case of a Guarantee, the amount of the Guarantee upon the unconditional release of the Company and its Restricted Subsidiaries in full, less any payments previously made by the Company or any Restricted Subsidiary in respect of such Guarantee and (y) any dividends or distributions received by the Company or any Restricted Subsidiary from an Unrestricted Subsidiary, to the extent such amounts were not otherwise included in Consolidated Net Income;

(2) in the case of the Revocation of the Designation of an Unrestricted Subsidiary, an amount equal to the lesser of:

(a)	the Company’s Investment in such Unrestricted Subsidiary at the time of such Revocation;

(b)	that portion of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of Revocation that is proportionate to the Company’s equity interest in such Unrestricted Subsidiary at the time of Revocation; and

(c)	the Designation Amount with respect to such Unrestricted Subsidiary upon its Designation which was treated as a Restricted Payment; and

(3) in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, the Fair Market Value of the Investment of the Company and its Restricted Subsidiaries in such Person, in the case of each of (1), (2) and (3), up to the amount of such Investment that was treated as a Restricted Payment under “Certain Covenants — Limitation on Restricted Payments” less the amount of any previous Investment Return in respect of such Investment.

“Issue Date” means the date on which the notes are first issued.

“Legal Defeasance” has the meaning set forth under “Legal Defeasance and Covenant Defeasance.”

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale, assignment or transfer, or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that (i) the lessee in respect of a Capitalized Lease Obligation or Sale and Leaseback Transaction will be deemed to have Incurred a Lien on the property leased thereunder and (ii) the grantor in respect of a Loan Receivables Backed Financing will be deemed to have Incurred a Lien on the Loan Receivables assigned or transferred thereunder.

“Loan Receivables” means loans and other loan-related receivables purchased or originated by the Company or any Restricted Subsidiary; provided, however, that for purposes of determining the amount of a Loan Receivable at any time, such amount shall be determined in accordance with Applicable GAAP, consistently applied, as of the most recent practicable date.

“Loan Receivables Backed Financing” means any financing transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which such Person directly or indirectly assigns or transfers a pool of specified Loan Receivables or related assets of the Company or any Restricted Subsidiary to a Special Purpose Finance Trust on terms that senior management has concluded are customary and market terms fair to the Company and its Restricted Subsidiaries and the proceeds of which are used to repay any Senior Indebtedness of the Company, make capital expenditures in a Permitted Business, and/or purchase assets to be used by the Company or any Restricted Subsidiary in a Permitted Business.

“Loan-Related Securitization” means any securitization, factoring, discounting or similar financing transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries directly or indirectly through a Securitization Vehicle securitizes a pool of specified Loan Receivables, Residual Interests, net interest margin securities or similar or related assets of the Company or any Restricted Subsidiary on terms that the Board of Directors has concluded are customary and market terms fair to the Company and its Restricted Subsidiaries and the proceeds of which are used to repay any Senior Indebtedness of the Company, make capital expenditures in a Permitted Business, and/or purchase assets to be used by the Company or any Restricted Subsidiary in a Permitted Business.

“Marketable Securities” has the meaning ascribed to such term under Applicable GAAP.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Asset Sale, net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) taxes paid or payable in respect of such Asset Sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness secured by a Lien permitted under the Indenture that is required to be repaid in connection with such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with Applicable GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, but excluding any reserves with respect to Indebtedness.

“Net Loan Portfolio” means, as of any date of determination, the principal amount of the total Loan Receivables of the Company and its Restricted Subsidiaries less Impairment of Financial Assets and FGA Provision of the Company and its Restricted Subsidiaries, in each case, as set forth on the consolidated financial statements and notes thereto as of the most recent fiscal quarter of the Company, prepared in accordance with Applicable GAAP.

“Net Obligations” means, at any date of determination, the net amount, exclusive of any commissions or administrative fees that a Person would be obligated to pay upon the termination of any Hedging Obligations.

“Obligations” means, with respect to any Indebtedness, any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursements, damages, and other liabilities payable under the documentation governing such Indebtedness, including in the case of the notes, the Indenture.

“Officer” means, when used in connection with any action to be taken by the Company, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the General Counsel, the Controller or the Secretary of the Company.

“Officers’ Certificate” means, when used in connection with any action to be taken by the Company, a certificate signed by two Officers or by an Officer and either the Chief Accountant or an Assistant Secretary of the Company and delivered to the Trustee.

“Opinion of Counsel” means a written opinion of counsel, who may be an employee of or counsel for the Company (except as otherwise provided in the Indenture) and which opinion shall be reasonably acceptable to the Trustee.

“Permitted Acquisition Indebtedness” means Indebtedness of the Company to the extent such Indebtedness was (i) Indebtedness of a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary, (ii) Indebtedness of a Person that was merged, consolidated or amalgamated into the Company or (iii) assumed in connection with the acquisition of assets from a Person; provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged, consolidated or amalgamated into the Company or assumed in connection with an Asset Acquisition, as applicable, after giving pro forma effect thereto, (a) the Company would be permitted to incur at least US$1.00 of additional Indebtedness pursuant to clause (1) under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness,” or (b) the Capitalization Ratio of the Company and its Restricted Subsidiaries would be equal to or greater than the Capitalization Ratio of the Company and its Restricted Subsidiaries immediately prior to such transaction.

“Permitted Business” means the business or businesses conducted by the Company as of the Issue Date, and any business related, ancillary or complementary thereto or otherwise arising out of those activities, including, without limitation, any activities relating to consumer lending, credit card loans, payroll loan financing, durable goods lending, auto loans, loans to small and medium enterprises (SMEs) and independent professionals, the extension of group loans and other consumer goods and receivables financing services.

“Permitted Holders” means:

(1) (i) David Seinjet, (ii) a parent, brother or sister of David Seinjet, (iii) the spouse or a former spouse of any individual referenced in clause (i) or (ii), (iv) the lineal descendants of any person referenced in clauses (i) through (iii) and the spouse or a former spouse of any such lineal descendant, (v) the estate, heir or any guardian, custodian or other legal representative of any individual referenced in clauses (i) through (iv), (vi) any trust or other investment vehicle established principally for the benefit of any one or more of the individuals (or their respective heirs) referenced in clauses (i) through (v), and (vii) any Person in which a majority of the equity interests are owned, directly or indirectly, by any one or more of the Persons referenced in clauses (i) through (vi);

(2) Gramercy Funds Managements LLC;

(3) ACON Investments, L.L.C.; and

(4) GDA Luma Capital Management, L.P.

“Permitted Indebtedness” has the meaning set forth under clause (2) of “Certain Covenants—Limitation on Incurrence of Additional Indebtedness.”

“Permitted Investments” means:

(5) Investments by the Company or any Restricted Subsidiary in any Person that is, or that result in any Person becoming, immediately after such Investment, a Restricted Subsidiary or constituting a merger or consolidation of such Person into the Company or with or into a Restricted Subsidiary, except for a Guarantee of Indebtedness of a Restricted Subsidiary;

(6) Investments by the Company, or any Restricted Subsidiary, in the Company;

(7) Investments in cash and Cash Equivalents;

(8) Investments existing as of the Issue Date and any extension, modification or renewal of any Investments existing as of the Issue Date (but not Investments involving additional advances, contributions or other investments of cash or property or other increases thereof, other than as a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms of such Investment as of the Issue Date);

(9) Investments permitted pursuant to clause (2)(b), (c) or (e) of “Certain Covenants—Limitation on Transactions with Affiliates;”

(10) Investments received as a result of the bankruptcy or reorganization of any Person, or taken in settlement of or other resolution of claims or disputes, and, in each case, extensions, modifications and renewals thereof;

(11) Investments made by the Company or its Restricted Subsidiaries as a result of non-cash consideration permitted to be received in connection with an Asset Sale made in compliance with the covenant described under “Certain Covenants—Limitation on Asset Sales and Sales of Subsidiary Stock;”

(12) Investments in the form of Hedging Obligations permitted under clause 2(c) of “Certain Covenants—Limitation on Incurrence of Additional Indebtedness;”

(13) Investments in a Person engaged in a Permitted Business, provided that any such Investment, taken together with all Investments made in reliance on this clause (9) since the Issue Date, shall not exceed (a) 2.5% of the Consolidated Tangible Assets of the Company plus (b) US$10.0 million, plus (c) returns received from Investments made under this clause (9), provided, however, that these returns (i) are not included in the Consolidated Net Income of the Company, (ii) are in the form of cash and (iii) do not exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause (9). For the avoidance of doubt, Investments in Restricted Subsidiaries shall not be affected by this clause (9);

(14) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(15) payroll, travel, entertainment, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(16) loans or advances to employees in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(17) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(18) credit card loans, payroll loans, durable goods loans, small business loans, group loans, car loans and other loans (including loan portfolios) made or acquired by the Company in the ordinary course of business, including, without limitation, the acquisition of loans or loan portfolios from third parties; and

(19) Investments in any Person in connection with a Loan-Related Securitization or in any Special Purpose Finance Trust in connection with a Loan Receivables Backed Financing; provided that such Investment in any such Person or Special Purpose Finance Trust is in the form of a receivables financing facility, net interest margin securities or similar or related assets of the Company or any Restricted Subsidiary and transferred to such Person or Special Purpose Finance Trust in connection with a Loan-Related Securitization (including by way of transfers of receivables to a Securitization Vehicle) or Loan Receivables Backed Financing;

provided, however, that with respect to any Investment, the Company may, in its sole discretion, allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment to, one or more of the above clauses (1) through (15) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means any of the following:

(1) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith;

(2) Liens Incurred or deposits made in the ordinary course of business (x) in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or (y) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(3) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(4) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Restricted Subsidiary, including rights of offset and set-off;

(5) Liens securing Hedging Obligations that relate to Indebtedness that is Incurred in accordance with “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” and that are secured by the same assets as secure such Hedging Obligations;

(6) Liens existing on the Issue Date and Liens to secure any Refinancing Indebtedness which is Incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the covenant described under “—Certain Covenants—Limitation on Liens” not incurred pursuant to clauses (8) and (9) of this definition of “Permitted Liens” and which Indebtedness has been Incurred in accordance with “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness;” provided that such new Liens:

are no less favorable to the holders of notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced, and do not extend to any property or assets other than the property or assets securing the Indebtedness Refinanced by such Refinancing Indebtedness;

(7) Liens securing Acquired Indebtedness Incurred in accordance with “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” not incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation; provided that such Liens secured such Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary, and

such Liens do not extend to or cover any property of the Company or any Restricted Subsidiary other than the property that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than the Liens securing the Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary;

(8) purchase money Liens securing Purchase Money Indebtedness or Capitalized Lease Obligations Incurred to finance the acquisition or leasing of property of the Company or a Restricted Subsidiary used in a Permitted Business; provided that:

the related Purchase Money Indebtedness does not exceed the cost of such property and shall not be secured by any property of the Company or any Restricted Subsidiary other than the property so acquired, and the Lien securing such Indebtedness will be created within 365 days of such acquisition;

(9) any pledge or deposit of cash or property in conjunction with obtaining surety and performance bonds and letters of credit required to engage in constructing on-site and off-site improvements required by municipalities or other governmental authorities in the ordinary course of business;

(10) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(11) Liens encumbering customary initial deposits and margin deposits, and other Liens that are customary in the industry and incurred in the ordinary course of business securing Indebtedness under Hedging Obligations and forward contracts, options, futures contracts, futures options or similar agreements or arrangements designed to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates;

(12) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with Applicable GAAP has been made therefor;

(13) licenses of intellectual property in the ordinary course of business;

(14) Liens to secure a defeasance trust to the extent such defeasance is otherwise permitted pursuant to the terms of the Indenture;

(15) easements, rights-of-way, zoning and similar restrictions, reservations, restrictions or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by the Company or its Restricted Subsidiaries) or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(16) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(17) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary; or

(18) Collateral Permitted Liens.

“Person” means an individual, partnership, limited partnership, corporation, company, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Post-Petition Interest” means all interest accrued or accruing after the commencement of any insolvency or liquidation proceeding (and interest that would accrue but for the commencement of any insolvency or liquidation proceeding) in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.

“Purchase Money Indebtedness” means Indebtedness Incurred for the purpose of financing all or any part of the purchase price, or other cost of construction or improvement of any property; provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any Refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of Refinancing.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not Disqualified Capital Stock that are not convertible into or exchangeable into Disqualified Capital Stock.

“Qualified Merger Jurisdiction” means (i) the United States, any State thereof or the District of Columbia; (ii) any member state of the European Union; or (iii) any other nation that has a sovereign debt rating from two Rating Agencies that is equal to or higher than the sovereign debt rating assigned to Colombia by such Rating Agencies.

“Rating Agencies” means (i) S&P, (ii) Fitch, (iii) Moody’s or (iv) if S&P, Fitch or Moody’s or all of them shall not make a rating of the notes publicly available, a nationally recognized United States securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P, Fitch or Moody’s or all of them, as the case may be.

“Rating Date” means the earlier of the date of public notice of the occurrence of a Change of Control or of the entry into a definitive agreement contemplating a Change of Control.

“Refinance” means, in respect of any Indebtedness, to issue any Indebtedness in exchange for or to refinance, replace, defease or refund such Indebtedness in whole or in part. “Refinanced” and “Refinancing” will have correlative meanings; provided that, with respect to Indebtedness Incurred by the Company under its ECP Program (and solely with respect to such Indebtedness), the term “Refinance” shall include the replacement of any Indebtedness Incurred thereunder through the repayment of such Indebtedness on its stated maturity date and the issuance shortly thereafter (and in any event no later than fifteen (15) business days thereafter) of new Indebtedness under the ECP Program to be acquired by the same dealer who originally acquired the Indebtedness being replaced.

“Refinancing Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary issued to Refinance any other Indebtedness of the Company or a Restricted Subsidiary so long as:

(1) the aggregate principal amount (or initial accreted value, if applicable) of such new Indebtedness as of the date of such proposed Refinancing does not exceed the aggregate principal amount (or initial accreted value, if applicable) of the Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and the amount of reasonable expenses incurred by the Company in connection with such Refinancing);

(2) such new Indebtedness has:

a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, and a final maturity that is equal to or later than the final maturity of the Indebtedness being Refinanced; and

(3) if the Indebtedness being Refinanced is:

Indebtedness of the Company, then such Refinancing Indebtedness will be Indebtedness of the Company,

Indebtedness of a Guarantor, then such Refinancing Indebtedness will be Indebtedness of the Company and/or such Guarantor, and

Subordinated Indebtedness, then such Refinancing Indebtedness shall be subordinate to the notes, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Residual Interests” means (i) any residual interests in Loan-Related Securitizations, Securitization Securities or any other interests in Securitization Vehicles or (ii) the residual value of any assets that are financed through Indebtedness Incurred in connection with a Loan-Related Securitization, regardless of whether required to appear on the face of the consolidated financial statements of such Person and its Subsidiaries in accordance with Applicable GAAP.

“Restricted Payment” has the meaning set forth under “Certain Covenants—Limitation on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Company, which at the time of determination is not an Unrestricted Subsidiary.

“Revocation” has the meaning set forth under “—Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries.”

“S&P” means Standard & Poor’s Ratings Services and its successors and assigns.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such Property.

“Secured Indebtedness” means any Indebtedness secured by a Lien upon the property or assets of the Company and/or its Restricted Subsidiaries; provided that Indebtedness Incurred by a Special Purpose Finance Trust shall be deemed Secured Indebtedness of the grantor thereof.

“Securitization Securities” has the meaning set forth in the definition of “Securitization Vehicle.”

“Securitization Vehicle” means (i) any Person (whether or not a Restricted Subsidiary of the Company) established for the purpose of issuing asset-backed securities of any kind or issuing any other Indebtedness (whether or not in the form of securities) backed by Loan Receivables or Residual Interests (“Securitization Securities”), and (ii) any special purpose, bankruptcy remote Restricted Subsidiary of the Company or any of its Restricted Subsidiaries established in connection with the issuance of Securitization Securities and any other entity (or several entities) that serves as an intermediate entity between a Restricted Subsidiary, as the case may be, that initially purchases or originates Loan Receivables or Residual Interests and an entity referred to in clause (i) regardless of whether such Restricted Subsidiary is an issuer of Securitization Securities; provided that in each case, such entity is an entity:

(1) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Loan- Related Securitizations and any activity necessary, incidental or related thereto,

(2) no portion of the Debt or any other obligation, contingent or otherwise, of which: (i) is Guaranteed by the Company or any Restricted Subsidiary of the Company, (ii) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way, or (iii) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof;

(3) with respect to which neither the Company nor any Restricted Subsidiary of the Company (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results other than, in respect of clauses (2) and (3), (x) pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Loan-Related Securitization, and (y) any Guarantees by the Company or a Restricted Subsidiary of any Indebtedness of a Securitization Vehicle that would constitute Permitted Indebtedness or which would be permitted under “—Limitation on Incurrence of Additional Indebtedness.”

“Senior Indebtedness” means the notes (and any Note Guarantee thereof) and any other Indebtedness of the Company or a Guarantor that is not, pursuant to the instrument evidencing such Indebtedness, expressly subordinated in right of payment to the notes, or the relevant Note Guarantee.

“Significant Subsidiary” means a Subsidiary of the Company constituting a “Significant Subsidiary” of the Company in accordance with Rule 1-02(w) of Regulation S-X under the Securities Act in effect on the date hereof.

“Special Purpose Finance Trust” means any trust (patrimonio autónomo) established by the Company pursuant to a commercial trust agreement (contrato de fideicomiso mercantil) for the purpose of, directly or indirectly, Incurring Indebtedness backed by Loan Receivables; provided that in each case:

(1) such Special Purpose Finance Trust is an entity that does not engage in, and whose charter prohibits it from engaging in, any activities other than Loan Receivables Backed Financing and any activity necessary, incidental or related thereto;

(2) the grantor and beneficiary of such Special Purpose Finance Trust is the Company;

(3) such Special Purpose Finance Trust is accounted for as a pass-through entity under Applicable GAAP and its related assets and liabilities appear on the balance sheet of the Company;

(4) any Indebtedness Incurred by such Special Purpose Finance Trust would constitute Permitted Indebtedness of the Company or would be permitted under “—Limitation on Incurrence of Additional Indebtedness”; and

(5) any Liens Incurred by the grantor of the Special Purpose Finance Trust would constitute Permitted Liens of the Company or would be permitted under “—Limitation on Liens.”

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“Subordinated Indebtedness” means, with respect to the Company or a Guarantor, any Indebtedness of the Company or a Guarantor that is, pursuant to the instrument evidencing such Indebtedness, expressly subordinated in right of payment to the notes, the relevant Note Guarantee or any other Senior Indebtedness, as the case may be.

“Subsidiary” means, with respect to any Person, any other Person of which such Person owns, directly or indirectly, more than 50.0% of the voting power of the other Person’s outstanding Voting Stock.

“Surviving Entity” has the meaning set forth under “—Certain Covenants—Limitation on Merger, Consolidation and Sale of Assets.”

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

Except as described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness,” whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“Unrestricted Subsidiary” means any Subsidiary of the Company Designated as an Unrestricted Subsidiary pursuant to “Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries.” Any such Designation may be revoked by a certificate of the Chief Financial Officer of the Company, subject to the provisions of such covenant.

“Voting Stock” with respect to any Person, means securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (calculated to the nearest one-twelfth) obtained by dividing:

(1)	the then outstanding aggregate principal amount or liquidation preference, as the case may be, of such Indebtedness into

(2)	the sum of the products obtained by multiplying:

the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, as the case may be, including payment at final maturity, in respect thereof, by the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly-Owned Subsidiary” means, for any Person, any Subsidiary (Restricted Subsidiary in the case of the Company) of which all the outstanding Capital Stock (other than, in the case of a Subsidiary not organized in the United States, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) is owned by such Person and/or one or more Persons that satisfy this definition in respect of such Person (or a combination thereof).

BOOK-ENTRY; DELIVERY AND FORM

The New Notes will be issued in the form of fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., which is DTC’s nominee. The New Notes are expected to be accepted for clearance by DTC. Beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through either DTC in the United States, or Clearstream Banking, S.A. (“Clearstream”) or the Euroclear System (“Euroclear”), if they are participants in those systems, or, indirectly, through organizations that are participants in those systems. Owners of beneficial interests in the notes will receive all payments relating to their notes in U.S. Dollars. One or more fully registered global notes, representing the aggregate principal amount of notes issued, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the New Notes, so long as the New Notes are represented by global notes.

If the New Notes are issued in the Exchange Offer, they will be issued to QIBs (within the meaning of Rule 144A under the Securities Act) in compliance with Rule 144A under the Securities Act or to non-US persons outside the United States in offshore transactions in reliance on Regulation S under the Securities Act. Through and including the 40th day after the closing of the Exchange Offer (such period through and including such 40th day, the “Restricted Period”), beneficial interests in the Regulation S Global Notes may be held only through Euroclear and Clearstream (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “—Exchanges between Regulation S Global Notes and Rule 144A Global Notes.” Regulation S Global Notes will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Transfer Restrictions.”

If the New Notes are issued under the Plan instead of the Exchange Offer, they will be issued pursuant to pursuant to section 1145(a) of the Bankruptcy Code, and therefore will not be deemed restricted securities. Accordingly, upon issuance, such New Notes issued under the Plan will be freely tradable by any holder not deemed an underwriter in the public market without restriction or further registration under the Securities Act, subject to applicable law. See Annex B – Chapter 11 Plan of Reorganization.

DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, who we refer to as indirect participants, such as U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of the New Notes under the DTC system must be made by or through direct participants, who will receive a credit for the New Notes on DTC’s records. The ownership interest of each actual purchaser of New Notes, (a “beneficial owner”) is in turn to be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the New Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in New Notes, except as described below. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the trustee to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of the New Notes other than DTC or its nominees will not be recognized by the registrar and transfer agent as registered holders of the New Notes entitled to the rights of holders thereof. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the New Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the New Notes to be redeemed.

The global notes are exchangeable for certificated securities in definitive, fully registered form without interest coupons only in the following limited circumstances:

●	DTC notifies us that it is unwilling or unable to continue as depositary for the global notes or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case the issuer fails to appoint a successor depositary within 90 days of such notice;

●	the issuer notifies the trustee in writing that the global notes will be so exchangeable; or

●	if an Event of Default with respect to the New Notes has occurred and is continuing.

In all cases, certificated securities delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions” unless we determine otherwise in accordance with the Indenture and in compliance with applicable law.

As long as DTC or its nominee is the registered owner of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global notes and all New Notes represented by the global notes for all purposes under the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global notes:

●	will not be entitled to have such global notes or the New Notes represented by the global notes registered in their names;

●	will not receive or be entitled to receive delivery of physical certificates in exchange for beneficial interests in global notes; and

●	will not be considered to be owners or holders of the global notes or the New Notes represented by the global notes for any purpose under the Indenture.

Payments with respect to the New represented by the global notes and all transfers and deliveries of the New Notes will be made to DTC or its nominee, as the case may be, as the registered holder of the New Notes. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of us, any of our agents, DTC or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC are the responsibility of us or our agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global notes will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, and other matters relating to beneficial interests in global notes may be subject to various policies and procedures adopted by DTC from time to time. Neither we nor any of our agents will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global notes, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global notes among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of notes to pledge the notes to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the notes.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any New Notes under the Indenture only at the direction of one or more participants to whose accounts with DTC the notes are credited.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Clearstream holds securities for its participating organizations, (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the initial purchasers or their affiliates. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.

Euroclear holds securities and book-entry interests in securities for participating organizations, (the “Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the initial purchasers or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global note through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global note through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we collectively refer to as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to New Notes held beneficially through Clearstream or Euroclear will be credited to the cash accounts of Clearstream Participants or Euroclear Participants, as the case may be, in accordance with their respective procedures, to the extent received by the U.S. depositary for Clearstream or Euroclear, as the case may be. Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC’s participating organizations (“DTC Participants”), on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. depositaries. Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global note from a DTC Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day, which must be a business day for Euroclear or Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time. None of us, any of the initial purchasers or the trustee will have any responsibility for the performance by Clearstream or Euroclear or their respective participants of their respective obligations under the rules and procedures governing their operations. In addition, the information in this section concerning DTC and its book- entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

DESCRIPTION OF THE PLAN AND VOTING

Terms not otherwise defined herein shall have the meanings set forth in the Prepackaged Chapter 11 Plan of Credivalores – Crediservicios S.A. attached as Annex B hereto.

WE HAVE NOT COMMENCED A CHAPTER 11 CASE UNDER THE BANKRUPTCY CODE AND HAVE NOT FILED THE PLAN AT THIS TIME. THIS OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT SOLICITS ADVANCE ACCEPTANCE OF THE PLAN IN THE EVENT THAT WE DETERMINE TO COMMENCE THE CHAPTER 11 CASE AND THE PLAN IS FILED WITH THE BANKRUPTCY COURT, AND CONTAINS INFORMATION RELEVANT TO A DECISION TO ACCEPT OR REJECT THE PLAN.

The following is a summary of the material terms and provisions of the Plan. While we believe this summary covers the material terms and provisions of the Plan, it may not contain all of the information that is important to you. To the extent there is any inconsistency between this Statement and the Plan regarding the terms of the Plan, the Plan shall control.

The Plan and this Statement should be read and studied in their entirety before voting on the Plan. See “Risk Factors—Risks Related to the Plan of Reorganization” in this Statement for a discussion of risks associated with the Plan and the transactions contemplated thereunder. You are urged to consult your counsel about the Plan and its effect on your legal rights before voting.

To allow us to effect a Chapter 11 reorganization in the quickest and most cost efficient manner possible, we are soliciting acceptances of the Plan from holders of Impaired Claims entitled to vote under the Plan. Under the Plan, we expect that the holders of the Old Notes will receive the same treatment with respect to their Old Notes Claims as they would in the Exchange Offer. We may seek confirmation of the Plan by commencing the Chapter 11 Case in the event that the conditions to the out-of-court Restructuring are not satisfied, but we receive acceptances on the Plan from a sufficient amount and number of holders of the Old Notes so as to satisfy the Bankruptcy Threshold. The debtor in the Chapter 11 Case would be the Company (the “Debtor”). We refer to the Debtor, or any successor thereto by merger, consolidation or otherwise after the Effective Date of the Plan as “Reorganized Credivalores.”

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT, IT WILL BIND ALL HOLDERS OF OUR OLD NOTES, REGARDLESS OF WHETHER THEY VOTED TO ACCEPT OR REJECT THE PLAN, OR DID NOT VOTE AT ALL.

Solicitations of Acceptances on the Plan

Usually, a plan of reorganization and disclosure statement are filed after the bankruptcy case is commenced, and votes to accept or reject the plan are solicited following bankruptcy court approval of the disclosure statement. A debtor may, however, solicit votes before the commencement of a reorganization case in accordance with section 1126(b) of the Bankruptcy Code and Rule 3018(b) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”). In accordance with such provisions, we are soliciting acceptances only from holders of the Old Notes for purposes of seeking confirmation of the Plan in the Chapter 11 Case.

Bankruptcy Rule 3018(b) requires that:

●	the plan of reorganization be transmitted to substantially all creditors and interest holders entitled to vote on the plan;

●	the time prescribed for voting to reject or accept such plan not be unreasonably short; and

●	the solicitation of votes be in compliance with any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of adequate information.

Section 1125(a)(1) of the Bankruptcy Code describes “adequate information” as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of Claims and Interests to make an informed judgment about the plan. With regard to a solicitation of votes before the commencement of a reorganization case, Bankruptcy Rule 3018(b) specifically provides that acceptances or rejections of the plan by holders of Claims and Interests before the commencement of a reorganization case will not be deemed acceptances or rejections of the plan if the Bankruptcy Court determines, after notice and a hearing, that the plan was not transmitted to substantially all creditors and equity security holders entitled to vote on the plan, that an unreasonably short time was prescribed for such creditors and equity security holders to vote on the plan, or that the solicitation was not otherwise in compliance with section 1126(b) of the Bankruptcy Code. If, however, the aforementioned conditions of the Bankruptcy Code and Bankruptcy Rules are met, all acceptances and rejections received before the commencement of the reorganization case and within the prescribed solicitation period will be deemed to be acceptances and rejections of the plan for purposes of confirmation under the Bankruptcy Code.

As further described herein, in the event that the conditions to the Exchange Offer are not satisfied or waived by the date on which acceptances are due and we receive from a sufficient number of holders of the Old Notes holding a sufficient amount of the Old Notes necessary to satisfy the Bankruptcy Threshold, we may:

●	commence a Chapter 11 case in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) and file the Plan;

●	file certain first day motions and seek to obtain entry of the orders approving such motions and schedule a hearing in the Bankruptcy Court on the earliest date possible to contemporaneously consider confirmation of the Plan and to approve this Statement;

●	send notices to all persons to whom such notices are required to be sent under the Bankruptcy Code, the Bankruptcy Rules, the Local Rules of the United States Bankruptcy Court for the Southern District of New York (the “Local Rules”) and to such other persons as ordered by the Bankruptcy Court, as soon as practicable after the commencement of the Plan proceeding;

●	use our reasonable best efforts to obtain confirmation of the Plan by the Bankruptcy Court;

●	use our reasonable best efforts to obtain the dismissal of any and all appeals and motions for reconsideration filed with respect to the Plan; and

●	cause the Plan to become effective and the distributions provided for under the Plan to be commenced as promptly as possible on or following the day on which conditions to effectiveness set forth in the Plan have been satisfied or waived.

There can be no assurance, however, that the Bankruptcy Court will conclude that the requirements of section 1129 of the Bankruptcy Code for confirmation of the Plan have been met. The Bankruptcy Court may find that the Plan Solicitation did not comply with all of the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules (including the requirement under section 1126(b) of the Bankruptcy Code that the Plan Solicitation comply with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or that the Plan Solicitation is made after disclosure of adequate information). In such an event, we may be required to resolicit votes on the Plan before seeking confirmation of the Plan, in which case the confirmation of the Plan could be delayed and possibly jeopardized.

Bankruptcy Rule 3016(b) provides that either a disclosure statement under section 1125 of the Bankruptcy Code or evidence showing compliance with section 1126(b) of the Bankruptcy Code must be filed with the Plan or within the time fixed by the court. This Statement is presented to holders of our Old Notes to satisfy the requirements of section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3016(b) and 3018(b). We believe that this Statement and the solicitation process we undertake will meet these requirements.

The Plan Solicitation is being conducted at this time to obtain the acceptance of our Old Notes, the only class of Claims entitled to vote on the Plan. If we commence the Chapter 11 Case, we will promptly seek to obtain an order of the Bankruptcy Court finding that the Plan solicitation was in compliance with section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) and that the acceptance of the class consisting of the Old Notes can be used for purposes of confirmation of the Plan under Chapter 11 of the Bankruptcy Code. We reserve the right to use the acceptances to seek confirmation of any permitted amendment or modification of the Plan, provided that we may not make any amendment or modification to the Plan prohibited by the Plan.

As more fully described below, we are soliciting acceptances of the Plan only from holders of Old Notes Claims in Class A (the “Voting Class”).

Letter	Class
Class A	Class A consists of the Old Notes Claims.
Class B	Class B consists of all Other Secured Claims.
Class C	Class C consists of all General Unsecured Claims.
Class D	Class D consists of all Interests.

To the extent a Class contains Allowed Claims or Allowed Interests with respect to the Debtor, the treatment provided to each Class for distribution purposes is specified below:

Class	Claim or Interest	Treatment
A	Old Notes Claims	In full and final satisfaction, settlement, release, and discharge of and exchange for each Allowed Old Notes Claim, each Holder of an Allowed Old Notes Claim shall receive its Pro Rata share of the (i) New Notes and (ii) Capitalized Interest.
B	Other Secured Claims	Each Holder of an Allowed Other Secured Claim shall, at the election of Reorganized Credivalores, (i) have the legal, equitable and contractual rights of such Holder Reinstated, or (ii) receive, at the option of the Debtor, (A) Cash in an amount equal to such Allowed Other Secured Claim or (B) such other treatment as renders its Allowed Other Secured Claim Unimpaired.
C	General Unsecured Claims

Each Holder of an Allowed Unsecured Claim shall, at the election of Reorganized Credivalores, (i) have the legal, equitable and contractual rights of such Holder Reinstated, or (ii) receive, at the option of the Debtor, (A) Cash in an amount equal to such Allowed  Unsecured Claim or (B) such other treatment as renders its Allowed Unsecured Claim Unimpaired.

D	Interests	On the Effective Date, the Allowed Interests in the Debtor shall all be Reinstated.

Note: This table is only a summary of the classification and treatment of claims and interests under the Plan. Reference should be made to the Plan attached to this statement as Annex B for a complete description of the classification and treatment of claims and interests.

Treatment of Unclassified Claims

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in ARTICLE III of the Plan.

(i)	Administrative Claims

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtor or Reorganized Credivalores, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim either: (a) on the Effective Date, or as soon as reasonably practicable thereafter; (b) if the Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; or (c) if the Allowed Administrative Claim is based on liabilities incurred by the Debtor in the ordinary course of its business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claims.

(ii)	Professional Claims

a.	Final Fee Applications and Payment of Professional Claims

All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code. Reorganized Credivalores shall pay Professional Claims in Cash in the amount the Bankruptcy Court allows. From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and Reorganized Credivalores may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

b.	Professional Fee Escrow Account

On or before the Effective Date, the Debtor shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Except as otherwise expressly set forth in the last sentence of this paragraph, such funds shall not be considered property of the Estate of the Debtor or the Reorganized Credivalores. The amount of Allowed Professional Claims shall be paid in Cash to the Professionals by the Reorganized Credivalores from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Claims are Allowed. When such Allowed Professional Claims have been paid in full, any remaining amount held in the Professional Fee Escrow Account shall promptly revert to the Reorganized Credivalores without any further action or order of the Bankruptcy Court.

c.	Professional Fee Amount

Professionals shall reasonably estimate their unpaid Professional Claims and other unpaid fees and expenses incurred in rendering services to the Debtor before and as of the Effective Date, and shall deliver such estimate to the Debtor no later than five (5) Business Days before the anticipated Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Case. If a Professional does not provide an estimate, the Debtor or Reorganized Credivalores may estimate the unpaid and unbilled fees and expenses of such Professional.

d.	Post-Confirmation Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtor shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtor. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtor may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

e.	Substantial Contribution Compensation and Expenses

Except as otherwise specifically provided in the Plan, any Entity that requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Case pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code must file an application and serve such application on counsel for the Debtor or Reorganized Credivalores, as applicable, and as required by the Bankruptcy Court, the Bankruptcy Code, and the Bankruptcy Rules on or before three (3) Business Days after the Confirmation Date.

(iii)	Priority Tax Claims

Each Holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Priority Tax Claim: (a) the treatment provided by section 1129(a)(9)(C) of the Bankruptcy Code; (b) a Cash payment on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, equal to the amount of such Allowed Priority Tax Claim; or (c) such other less favorable treatment as may be agreed upon between the Holder of such Allowed Priority Tax Claim and the Debtor. If payment is made in accordance with section 1129(a)(9)(C), installment payments shall be made quarterly and interest shall accrue in accordance with 26 U.S.C. § 6621. On the Effective Date, Liens securing such Allowed Secured Tax Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim may be paid in full in Cash in accordance with the terms of any agreement between the Debtor and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business.

(iv)	Other Priority Claims

Each Holder of an Allowed Other Priority Claim due and payable on or before the Effective Date shall receive in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Other Priority Claim: (a) the treatment provided by section 1129(a)(9) of the Bankruptcy Code; (b) a Cash payment on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, equal to the amount of such Allowed Other Priority Claim; or (c) such other less favorable treatment as may be agreed upon between the Holder of such Allowed Priority Tax Claim and the Debtor.

(v)	Trustee Fees

On the Effective Date, the Reorganized Credivalores shall pay all reasonable, documented, and unpaid fees, expenses and out-of-pocket costs (including the reasonable and documented fees and expenses of counsel to the Trustee and/or the trustee for the Old Notes) incurred by the Trustee and/or trustee of the Old Notes, as applicable, through the Effective Date, except any such fees, costs and expenses as may be attributable to the gross negligence or willful misconduct of the Trustee or the trustee for the Old Notes. Following the Effective Date, the Reorganized Credivalores shall pay all reasonable, documented, and unpaid fees, expenses and out-of-pocket costs (including the reasonable and documented fees and expenses of counsel to the Trustee) in accordance with the New Notes Indenture.

(vi)	United States Trustee Fees

The Debtor and Reorganized Credivalores, as applicable, will pay fees payable pursuant to 28 U.S.C § 1930(a), including fees and expenses payable to the United States Trustee, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, for each quarter (including any fraction thereof) until the Chapter 11 Case are converted, dismissed, or closed, whichever occurs first.

Means for Implementation of the Plan

A.	General Settlement of Claims

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests. Distributions made to Holders of Allowed Claims in any Class are intended to be final.

B.	Subordination

The allowance, classification, and treatment of all Claims and Interests under the Plan shall conform to and with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and the Plan shall recognize and implement any such rights. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Debtor reserves the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto. For the avoidance of doubt, no Claim in Class A shall be subject to subordination.

C.	Sources of Cash for Plan Distributions

All Cash consideration necessary for the Reorganized Credivalores to make payments or distributions pursuant to this Plan shall be obtained from Cash of the Debtor or Reorganized Credivalores.

D.	Issuance of New Notes

On Effective Date, the Reorganized Credivalores is authorized to issue, execute, or otherwise bring into effect, as the case may be, to or for the benefit of the Holders of Allowed Old Notes Claims, the New Notes and any other instruments, certificates, and other documents or agreements required to be issued, executed or delivered pursuant to the Plan, and take any other necessary actions in connection with the foregoing, in each case without need for further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity. The issuance of the New Notes, which shall be delivered on or as soon as practicable following the Effective Date, shall be exempt from registration under section 1145 of the Bankruptcy Code and, to the extent applicable, under applicable securities laws. All documents, agreements and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of this Plan shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity (other than as expressly required by such applicable agreement).

E.	Discharge from Old Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except as otherwise provided in this Plan: (1) the Old Notes Indenture and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtor giving rise to any Claim or Interest (except such certificates, mortgages, notes, or other instruments or documents evidencing indebtedness or obligations of or ownership interest in the Debtor that are specifically Reinstated or otherwise not Impaired under the Plan) shall be deemed cancelled, discharged, released and extinguished, and the Debtor shall not have any continuing obligations thereunder; and (2) the obligations of the Debtor pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtor (except such agreements, certificates, mortgages, notes, or other instruments evidencing indebtedness or obligations of or ownership interests in the Debtor that are specifically Reinstated or otherwise not Impaired under the Plan) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of enabling Holders of Allowed Claims to receive distributions under the Plan as provided herein; provided further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Credivalores, except to the extent set forth in or provided for under this Plan. Notwithstanding the foregoing and solely for the purpose set forth in this sentence, the following rights of the Trustee shall remain in effect after the Effective Date: (1) rights to payment of fees, expenses and indemnification obligations, including from property distributed hereunder to the Trustee, whether pursuant to the exercise of a charging lien or otherwise, (2) rights relating to distributions made to Holders of Allowed Old Notes Claims by the Trustee from any source, including distributions hereunder, (3) rights relating to representation of the interests of the Holders of Old Notes Claims by the Trustee in the Chapter 11 Case to the extent not discharged or released hereunder or any order of the Bankruptcy Court, and (4) rights relating to participation by the Trustee in any proceedings related to the Plan. On and after the Effective Date, all duties and responsibilities of the Trustee shall be discharged unless otherwise specifically set forth in or provided for under the Plan.

F.	Restructuring Transactions

On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Credivalores may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law; and (4) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

G.	Corporate Action

The Debtor or the Reorganized Credivalores, as applicable, are authorized to take all further corporate actions necessary to effectuate the Plan and authorize each of the matters provided for by the Plan involving the corporate structure of the Debtor or corporate or related actions to be taken by or required of the Reorganized Credivalores, whether taken prior to or as of the Effective Date.

H.	New Corporate Governance Documents

Solely to the extent required by applicable non-bankruptcy law, on or immediately before the Effective Date, Reorganized Credivalores will file its New Corporate Governance Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation. The New Corporate Governance Documents will be consistent with the provisions of the Plan and the Bankruptcy Code. After the Effective Date, Reorganized Credivalores may amend and restate its New Corporate Governance Documents as permitted by the laws of its respective jurisdiction of formation and its respective New Corporate Governance Documents.

I.	Effectuating Documents; Further Transactions

On and after the Effective Date, Reorganized Credivalores, and the officers and/or members of the board of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

J.	Section 1146(a) Exemption

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property under the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

K.	Managers, Directors and Officers

Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, and except as may otherwise be disclosed in the Disclosure Statement, as of the Effective Date, the directors and officers who are identified in the Plan Supplement shall serve as the initial board of directors and officers of Reorganized Credivalores. Pursuant to section 1129(a)(5), the Debtor will disclose in the Plan Supplement, on or prior to the Confirmation Date, the identity and affiliations of any Person proposed to serve on Reorganized Credivalores’ board of directors and, to the extent such Person is an Insider, the nature of any compensation for such Person. After the Effective Date, the corporate governance and management of Reorganized Credivalores shall be determined by the applicable board of managers or board of directors in accordance with the laws of the applicable state or county of organization.

L.	Preservation of Rights of Action

Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized Credivalores shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and Reorganized Credivalores’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtor or Reorganized Credivalores will not pursue any and all available Causes of Action against them. The Debtor and Reorganized Credivalores expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, Reorganized Credivalores expressly reserves all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel, judicial, equitable, or otherwise, or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. From and after the Effective Date, the Debtor or Reorganized Credivalores, as applicable, shall have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any Cause of Action and to decline to do any of the foregoing without further notice to or action, order or approval of the Bankruptcy Court.

Notwithstanding any provision in the Plan or any Order entered in the Chapter 11 Case, the Debtor and Reorganized Credivalores forever waive, relinquish, and release any and all Causes of Action the Debtor and its estate had, have, or may have that arise under sections 544, 547, 548 and 549 of the Bankruptcy Code against any Entity that is being rendered Unimpaired under the Plan and any Entity, including Professionals, with whom the Debtor is conducting and will continue to conduct business on and after the Effective Date.

M.	Directors and Officers Insurance Policies

Notwithstanding anything in the Plan to the contrary, Reorganized Credivalores shall be deemed to have assumed all of the Debtor’s D&O Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of Reorganized Credivalores’ foregoing assumption of each of the unexpired D&O Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtor under the Plan as to which no Proof of Claim need be filed. In addition, after the Effective Date, Reorganized Credivalores shall not terminate or otherwise reduce the coverage under any D&O Insurance Policy (including any “tail policy”) in effect on the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtor who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and officers remain in such positions after the Effective Date.

N.	Indemnification Provisions in Organizational Documents

On and from the Effective Date, and except as prohibited by applicable non-bankruptcy law, Reorganized Credivalores shall assume or reinstate, as applicable, all indemnification obligations in place as of the Effective Date (whether in by- laws, certificates of incorporation, board resolutions, contracts, or otherwise) for the current and former directors, members, officers, managers, employees, attorneys, other professionals and agents of the Debtor; provided, however, such indemnification obligations shall not apply with respect to any act or omission constituting gross negligence, willful misconduct, fraud, or criminal conduct as determined by a Final Order entered by a court of competent jurisdiction, except to the extent of available insurance.

O.	Reinstatement of Equity Interests

On the Effective Date, all equity interests in each Debtor, including Intercompany Interests, shall be deemed reinstated without any additional act on the part of the Debtor or Reorganized Credivalores.

P.	Exemption from Registration Requirements

The offering, issuance, and distribution of any Securities, including the New Notes pursuant to the Plan shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code, Regulation S of the Securities Act, or any other available exemption from registration under the Securities Act, as applicable. To the extent that the issuance of the New Notes is covered by section 1145 of the Bankruptcy Code, except as otherwise provided in the Plan or the governing certificates or instruments, the New Notes issued under the Plan will be freely tradable under the Securities Act by the recipients thereof, subject to: (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities or instruments, including any such restrictions any agreement governing the New Notes; (b) the restrictions, if any, on the transferability of such securities and instruments; and (c) any other applicable regulatory approval.

Treatment of Executory Contracts and Unexpired Leases

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein or in any contract, instrument, release, indenture, or other agreement entered into in connection with the Plan, Executory Contracts and Unexpired Leases shall be deemed assumed as of the Effective Date, unless such Executory Contract or Unexpired Lease (1) was assumed or rejected previously by the Debtor, (2) previously expired or terminated pursuant to its own terms; or (3) is the subject of a motion to reject filed on or before the Effective Date, if any. Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumption of such Executory Contracts or Unexpired Leases as set forth in the Plan, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by a Bankruptcy Court order shall re-vest in and be fully enforceable by the applicable contracting Reorganized Credivalores in accordance with its terms notwithstanding any provision in such assumed Executory Contract or Unexpired Lease that prohibits, restricts or conditions such assumption, assignment or transfer. Any provision in the assumed Executory Contracts and Unexpired Leases that purports to declare a breach or default based in whole or in part on the commencement or continuance of the Chapter 11 Case or any successor case is hereby deemed unenforceable.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Claims arising from the rejection of any Executory Contract or Unexpired Lease shall be classified as a General Unsecured Claim and shall be treated in accordance with Article III of the Plan, as applicable.

C.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

Claims or defaults arising or becoming due under any assumed Executory Contract or Unexpired Lease after the effective date of assumption of the applicable assumed Executory Contract or Unexpired Lease are to be paid in full in the ordinary course by the applicable Debtor or Reorganized Credivalores, as applicable, subject to the rights of the Debtor or Reorganized Credivalores, as applicable, to assert or apply, as applicable, any defenses, setoffs, credits, or discounts available under the applicable assumed Executory Contract or Unexpired Lease or under applicable non-bankruptcy law, and, for the avoidance of doubt, such Claims or defaults shall not be released, expunged, discharged, or enjoined by the Plan or the Confirmation Order and there shall be no need or requirement for the counterparty to such Executory Contract or Unexpired Lease to file an Administrative Claim for such Claim or default. Nothing in the Plan releases or discharges the applicable Debtor or Reorganized Credivalores from (1) obligations to fully satisfy Cure Claims on the Effective Date, or to the extent a dispute exists regarding the Cure Claim, upon entry of a Final Order resolving the dispute or upon mutual agreement between the applicable Debtor or Reorganized Credivalores and the applicable counterparty, or (2) Claims, defaults or obligations arising or becoming due under any assumed Executory Contract or Unexpired Lease after the effective date of such assumption of the applicable assumed Executory Contract or Unexpired Lease pursuant to the terms thereof. In the event of a dispute regarding (1) the amount of any payment to cure such a default, (2) the ability of the applicable Reorganized Credivalores to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payment, if any, required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption.

The assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date the applicable Debtor or Reorganized Credivalores assume such Executory Contract or Unexpired Lease. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D.	Insurance Policies

All of the Debtor’s insurance policies and any agreements, documents, or instruments relating thereto, including the D&O Insurance Policies, shall be treated as and deemed to be Executory Contracts under the Plan. As of the Effective Date, the Debtor shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto.

E.	Indemnification Provisions

As of the Effective Date, the Debtor and Reorganized Credivalores, as applicable, shall be deemed to have assumed all of the Indemnification Provisions in place on or before the Effective Date for Claims related to or in connection with any actions, omissions, or transactions occurring before the Effective Date. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtor’s foregoing assumption of each of the Indemnification Provisions. Notwithstanding anything to the contrary contained herein, (1) Confirmation shall not discharge, impair, or otherwise modify any obligations assumed by the foregoing assumption of the Indemnification Provisions, (2) each such obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtor under the Plan and as to which no Proof of Claim need be filed, and (3) as of the Effective Date, the Indemnification Provisions shall be binding and enforceable against the Reorganized Credivalores.

F.	Benefit Programs

As of the Effective Date, all employee compensation and benefit programs of the Debtor, including programs subject to section 1114 and 1129(a)(13) of the Bankruptcy Code, if any, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, Executory Contracts that are assumed under the ARTICLE VI, but only to the extent that rights under such programs are held by the Debtor or Persons who are employees of the Debtor as of the Confirmation Date; provided, however, that nothing herein shall extend or otherwise modify the duration of any such program or prohibit the Debtor or the Reorganized Credivalores from modifying the terms and conditions of any such program or benefits as otherwise permitted by such program and applicable nonbankrutpcy law.

G.	Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided for in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtor during the Chapter 11 Case shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

H.	Reservation of Rights

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of such assumption or rejection, the Debtor or Reorganized Credivalores, as applicable, shall have twenty-eight (28) calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by assuming or rejecting such contract or lease.

I.	Nonoccurrence of the Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

J.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by the Debtor will be performed by the Debtor or Reorganized Credivalores liable thereunder in the ordinary course of the Debtor’s business. Accordingly, such contracts and leases will survive and remain unaffected by entry of the Confirmation Order.

Release, Injunction, and Related Provisions

A.	Releases by the Debtor

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise expressly provided for in the Plan, for good and valuable consideration, as of the Effective Date, to the extent permitted by applicable laws, the Released Parties are conclusively, absolutely, unconditionally, irrevocably, and forever deemed released and discharged by the Debtor, Reorganized Credivalores, and the Estate from any and all actions, Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether for tort, contract, violations of federal or state securities laws and Avoidance Actions, including any derivative Claims, asserted on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, asserted or that could possibly have been asserted on behalf of the Debtor, that the Debtor, Reorganized Credivalores, or the Estate, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in, or under, in whole or in part, the Debtor, the Chapter 11 Case, the Old Notes, the Old Notes Indenture, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor or Reorganized Credivalores, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any of the following: (a) the Debtor; (b) the Trustee; (c) the trustee of the Old Notes, (d) the Holders of Interests; and (e) with respect to each of the foregoing Entities in clauses (a) through (d), such Entity’s successors and assigns, and current and former Affiliates, subsidiaries, officers, directors, members, stockholders, partners, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals, solely in their respective capacities as such (each a “Released Party”), the restructuring of Claims and Interests prior to or in the Chapter 11 Case, the negotiation, formulation, solicitation, or preparation of the Disclosure Statement, the Plan, the Plan Supplement, or related agreements, instruments or other documents, based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, however, that the foregoing provisions of Section 8.3 of the Plan shall have no effect on the liability of any of the Released Parties for gross negligence, willful misconduct, fraud, or criminal conduct as determined by a Final Order entered by a court of competent jurisdiction; provided further that nothing in Section 8.3 of the Plan shall release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement executed to implement, or otherwise given effect under, the Plan, including the New Notes and any other agreement or document related thereto or entered into in connection therewith, as applicable.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in Section 8.3 of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by Section 8.3 of the Plan; (c) in the best interests of the Debtor and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to the Debtor asserting any Claim or Cause of Action released by Section 8.3 of the Plan.

B.	Releases by the Releasing Parties

As of the Effective Date, to the extent permitted by applicable law, each of the following: (a) the Holders of Impaired Claims or Interests that (i) affirmatively vote to accept the Plan or (ii) abstain from voting on the Plan; (b) to the fullest extent permissible under applicable law, the Holders of Unimpaired Claims or Interests; (c) the Trustee; and (d) with respect to each of the foregoing Entities in clauses (a) through (c), such Entity’s successors and assigns, and current and former Affiliates, subsidiaries, officers, directors, members, stockholders, partners, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals, solely in their respective capacities as such (each a “Releasing Party”), shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Debtor, Reorganized Credivalores, the Estate, the Released Parties and each such Entity’s successors and assigns, current and former affiliates, subsidiaries, officers, directors, members, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals, solely in their respective capacities as such, and only if such Persons occupied any such positions at any time on or after the Petition Date, from any and all Claims, Interests, obligations, rights, liabilities, actions, causes of action, choses in action, suits, debts, demands, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and actions against any Entities under the Bankruptcy Code) whatsoever, whether for tort, contract, violations of federal or state securities laws and Avoidance Actions, including any derivative Claims, asserted on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity asserted or that could possibly have been asserted, or would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in, or under, in whole or in part, the Debtor, the Chapter 11 Case, the Old Notes, the Old Notes Indenture, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor or Reorganized Credivalores, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any Releasing Party, the restructuring of Claims and Interests prior to or during the Chapter 11 Case, the negotiation, formulation, solicitation, or preparation of the Disclosure Statement, the Plan, the Plan Supplement, or related agreements, instruments or other documents, based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, however, that the foregoing provisions of Section 8.4 of the Plan shall have no effect on the liability of any of the Released Parties for gross negligence, willful misconduct, fraud, or criminal conduct as determined by a Final Order entered by a court of competent jurisdiction; provided further that nothing in Section 8.4 of the Plan shall release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement executed to implement, or otherwise given effect under, the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in Section 8.4 of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is: (a) important to the Plan; (b) in exchange for the good and valuable consideration provided by the Debtor, Reorganized Credivalores, the Estate and the Released Parties; (c) a good faith settlement and compromise of the Claims released by Section 8.4; (d) in the best interests of the Debtor and all Holders of Claims and Interests; (e) fair, equitable, and reasonable; (f) given and made after due notice and opportunity for hearing; and (g) a bar to any Entity granting a release under Section 8.4 of the Plan from asserting any Claim or Cause of Action released by Section 8.4 of the Plan.

C.	Exculpation

No Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Exculpated Claim or any obligation, Cause of Action, or liability for any Exculpated Claim; provided, however, that the foregoing “exculpation” shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted fraud, gross negligence, or willful misconduct; provided, further, that in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to, or in connection with, the Plan. The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of acceptances and rejections of the Plan and the making of distributions pursuant to the Plan and, therefore, are not and shall not be liable at any time for the violation of any applicable, law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

D.	Injunction

Except as otherwise provided herein or for obligations issued pursuant hereto, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to Section 8.3 or Section 8.4, discharged pursuant to Section 8.2, or are subject to exculpation pursuant to Section 8.5 are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtor, the Reorganized Credivalores, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or Estate of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estate of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Confirmation Date; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released, exculpated, or settled pursuant to the Plan.

The Solicitation Package

The following materials constitute the solicitation package (collectively, the “Solicitation Package”):

●	the appropriate Ballots and applicable voting instructions;

●	a pre-addressed, postage pre-paid return envelope; and

●	the Statement with all exhibits, including the Plan and any other supplements or amendments to these documents.

The Voting Class shall be sent copies of the appropriate Ballots and applicable voting instructions and paper copies or flash drives containing the Statement with all exhibits, including the Plan. Any party who receives a flash drive and desires paper copies of these documents may request copies by writing to the Balloting Agent at Credivalores, c/o Epiq Corporate Restructuring, 10300 SW Allen Blvd, Beaverton, OR 97005. Our website and the information contained on our website are not part of this Statement. All parties entitled to vote to accept or reject the Plan shall receive voting instructions and/or a paper copy of the Ballot.

The plan supplement (the “Plan Supplement”) will be filed with the Bankruptcy Court no later than five business days before the hearing to consider confirmation of the Plan or such other date as may be approved by the Bankruptcy Court. The Plan Supplement means the compilation of documents and forms of documents, schedules, and exhibits to be filed on the Plan Supplement Filing Date, as amended, modified or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and the Bankruptcy Rules, including the following documents: (a) the New Corporate Governance Documents; (b) a list of retained Causes of Action; (c) to the extent known, the identity of the members of the New Board; and (d) any and all other documentation necessary to effectuate the transactions contemplated by the Plan. The Company may subsequently amend, modify or supplement the Plan Supplement in accordance with the terms of the Plan and the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules.

Voting Deadline

The period during which Ballots with respect to the Plan will be accepted by the Ballot Agent will terminate on the Voting Deadline, which is 5:00 p.m. (New York City time) on April 3, 2024, unless the Company extends the date until which Ballots will be accepted. Except to the extent the Company so determines or as permitted by the Bankruptcy Court, Ballots that are received after the Voting Deadline will not be counted or otherwise used by the Company in connection with the Company’s request for confirmation of the Plan (or any permitted modification thereof).

The Company reserves the absolute right, at any time or from time to time, to extend the period of time (on a daily basis, if necessary) during which Ballots will be accepted for any reason, including determining whether or not the requisite number of acceptances have been received. The Company will give notice of any such extension in a manner deemed reasonable to the Company in its discretion. As of the date of the Exchange Offer, we have no intention of extending such date.

Solicitation Package Distribution and Tabulation

Only the Voting Class is entitled to vote to accept or reject the Plan, and they may do so by following the instructions below and the voting instructions provided with the Ballot. The failure of a Holder of a Claim in the Voting Class to deliver a duly executed Ballot on or before the Voting Deadline will be deemed to constitute an abstention by such Holder with respect to voting on the Plan, and such abstentions will not be counted as votes for or against the Plan.

The Claim amounts of Old Notes for voting purposes only will be established by reference to (a) the Company’s applicable books and records and (b) the list of record holders maintained by the trustee for the Old Notes and/or reflected in the securities position report(s) from DTC or other applicable depository firm, dated as of the Voting Record Date, which shall be provided by the trustee of the Old Note, or the Company, to the Balloting Agent no later than three (3) Business Days following the Voting Record Date.

The following additional rules will apply with respect to the distribution of Beneficial Ballots and Master Ballots cast by Nominees for Beneficial owners of Old Notes Claims:

The Balloting Agent shall distribute or cause to be distributed through a nominee or its agent the appropriate number of copies of Ballots to each Beneficial owner (a “Beneficial Ballot”) of an Old Notes Claim as of the Voting Record Date;

If you are a beneficial owner holding securities through a broker, dealer, commercial bank, trust company or other nominee, or your “nominee,” you can vote on the Plan in one of the two following ways:

●	If your Beneficial Ballot has already been signed (or “prevalidated”) by your nominee (as described below), you can vote on the Plan by completing the information requested on the Ballot, indicating your vote on the Ballot, and returning the completed original Ballot in the enclosed, pre-addressed, postage-paid envelope so that it is actually received by the Balloting Agent before the Voting Deadline.

●	If your Beneficial Ballot has not been signed (or “prevalidated”) by your nominee, you can vote on the Plan by completing the information requested on the Ballot, indicating your vote on the Beneficial Ballot, and returning the completed original Beneficial Ballot to your nominee in sufficient time for your nominee then to process the Ballot, incorporate your vote on a master Ballot, and return the master Ballot to the Balloting Agent so that the master Ballot is actually received by the Balloting Agent before the Voting Deadline. If no self-addressed, postage pre-paid envelope was enclosed for this purpose, the nominee must be contacted for instructions.

If you are a broker, dealer, commercial bank, trust company or other nominee that is the registered holder of securities, please forward a copy of this Statement, the appropriate Ballot, and any other enclosed materials to each beneficial owner as of the Voting Record Date and arrange for beneficial owners to vote in accordance with the voting procedures described herein and:

●	You may “pre-validate” a Ballot by: (1) signing the Ballot; (2) including your DTC participant number; indicating the account number of the Beneficial owner and the principal amount of Old Note Claims held by the nominee for such Beneficial owner, accompanied by a medallion guarantee stamp certifying the Beneficial owner’s position as of the Voting Record Date; and then forwarding the Beneficial Ballot together with the Solicitation Package to the Beneficial owner, together with a postage pre-paid envelope addressed to the Balloting Agent, and instructions for the Beneficial owner to complete the Ballot and submit directly to the Balloting Agent, so that it is actually received by the Balloting Agent before the Voting Deadline. A list of the beneficial owners to whom “pre-validated” Ballots were delivered should be maintained by the nominee for inspection for at least one year from the Voting Deadline.

Or

●	You, as nominee, may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with this Statement, a return envelope provided by, and addressed to, the nominee, and other materials requested to be forwarded.[1] Each such beneficial owner may vote on the Plan by completing the information requested on the Ballot, indicating its vote on the Ballot, and returning the completed original Ballot to you, as nominee. After collecting the Ballots, you, as nominee, should, in turn, complete a master Ballot compiling the votes and other information from the Ballot, execute the master Ballot, and deliver the master Ballot to the Balloting Agent so that it is actually received by the Balloting Agent before the Voting Deadline. All Ballots returned by beneficial owners should be retained by nominees for at least one year from the Voting Deadline.

Each nominee should advise its beneficial owners to return their Ballots to the nominee by a date calculated by the nominee to allow it to prepare and return the master Ballot to Balloting Agent so that it is actually received by Balloting Agent before the Voting Deadline.

Any Ballot returned to a nominee by a beneficial owner shall not be counted for purposes of accepting or rejecting the Plan until such nominee properly completes and delivers to the Balloting Agent a master Ballot that reflects the vote of such beneficial owner on or before the Voting Deadline or otherwise validates the Beneficial Ballot in a manner acceptable to the Balloting Agent.

If a beneficial owner holds an Old Notes Claim through more than one nominee or through multiple accounts, such beneficial owner may receive more than one Ballot and each such beneficial owner should execute a separate Ballots for each block of Old Notes Claims that it holds through any nominee and must return each such Ballot to the appropriate nominee.

[1]	Solicitation Packages may be sent in paper format or via electronic transmission in accordance with the customary requirements of each nominee. Each nominee will then distribute the Solicitation Packages, as appropriate, in accordance with their customary practices and obtain votes to accept or to reject the Plan also in accordance with their customary practices. If it is the nominee’s customary and accepted practice to submit a “voting instruction form” to the Beneficial owners for the purpose of recording the Beneficial owner’s vote, the nominee will be authorized to send the voting instruction form in lieu of, or in addition to, a Beneficial Ballot.

For the purposes of tabulating votes, each beneficial owner shall be deemed (regardless of whether such owner includes interest in the amount counted on its Ballot) to have voted only the principal amount of its position in the applicable Old Notes Claims.

Votes cast by beneficial owners through a Master Ballot submitted by a nominee (or its agent) will be applied against the positions held by such nominee in the securities as of the Voting Record Date, as evidenced by the record and depository listings. Votes submitted by a nominee (or its agent) will not be counted in excess of the record amount of such securities held by such nominee; provided that the Balloting Agent may adjust such record amount to reflect the corresponding claim amount.

If conflicting votes or “over-votes” are submitted by a nominee, the Balloting Agent will use reasonable efforts to reconcile discrepancies with the nominee;

If over-votes on a master Ballot are not reconciled prior to the preparation of the Voting Report, the Balloting Agent shall apply the votes to accept and to reject the Plan in the same proportion as the votes to accept and to reject the Plan submitted on the master Ballot that contained the over-vote, but only to the extent of the nominee’s position, as of the Voting Record Date, of Old Notes Claims;

Any Ballot that is properly executed by the holder of a Claim, but which does not clearly indicate an acceptance or rejection of the Plan or which indicates both an acceptance and a rejection of the Plan, shall not be counted at all.

Each holder of a Claim in the Voting Class must vote all of their Claims either to accept or reject the Plan and may not split their votes.

Ballots are accompanied by a pre-addressed, postage pre-paid envelope and/or voting instructions. It is important to follow the specific instructions provided with each Ballot.

Any Holder of a Claim in the Voting Class that has not received a Ballot should contact its nominee or the Balloting Agent at its address and telephone number on the back cover of this Statement.

We have engaged the Balloting Agent as the noticing, claims and balloting agent to assist in the balloting and tabulation process. The Balloting Agent will process and tabulate Ballots for the Voting Classes and will file a voting report as soon as practicable on or after the Petition Date.

Acceptances or rejections may be withdrawn or revoked at any time before the Voting Deadline by the beneficial owner on the Voting Record Date who completed the original master Ballot or Ballot, or by the nominee who completed the master Ballot in such beneficial owner’s name, as the case may be. However, after commencement of a reorganization case in connection with the Plan, withdrawal or revocation of votes accepting or rejecting the Plan may be effected only with the approval of the Bankruptcy Court.

Acceptances or rejections in regard to the Plan may be withdrawn or revoked before commencement of a reorganization case in connection with the Plan by complying with the following procedures: (a) a holder of a Claim in the Voting Class should deliver a written notice of withdrawal or revocation to the record holder for endorsement and delivery to the Balloting Agent and (b) a record holder of a Claim in the Voting Class who voted securities held for their own account should deliver a written notice of withdrawal or revocation to the Balloting Agent.

To be effective, a notice of revocation and withdrawal must:

●	be timely received by the Balloting Agent at its address specified on the back cover of this Statement;

●	specify the name and/or customer account number of the beneficial owner or otherwise identify the Ballot with the vote on the Plan of reorganization that is being withdrawn or revoked; and; and

●	be signed by the beneficial owner of the Claim who executed the Ballot reflecting the vote being withdrawn or revoked, or by the nominee who executed the master Ballot reflecting the vote being withdrawn or revoked, as applicable, in each case in the same manner as the original signature on the Ballot or master Ballot, as the case may be.

After the commencement of a reorganization case in connection the Plan, a notice of withdrawal of a previously furnished Ballot or master Ballot will not be effective without the approval of the Bankruptcy Court.

Note to Holders of Claims in the Voting Class

By signing and returning a Ballot, each Holder of a Claim in the Voting Classes will be certifying to the Bankruptcy Court and us that, among other things:

●	the holder has received and reviewed a copy of the Statement and Solicitation Package and acknowledges that the solicitation is being made pursuant to the terms and conditions set forth therein;

●	the holder has cast the same vote with respect to all Claims, as applicable, in the same respective class; and

●	no other Ballots with respect to the same Claim have been cast, or, if any other Ballots have been cast with respect to such Claims, then any such Ballots are thereby revoked.

Voting Tabulation

The Ballot does not constitute, and shall not be deemed to be, a proof of claim or an assertion or admission of a claim. Only Holders of Claims in the Voting Class shall be entitled to vote with regard to such Claims.

Unless the Company decides otherwise, Ballots received after the Voting Deadline may not be counted. The method of delivery of the Ballots to be sent to the Balloting Agent is at the election and risk of each Holder of a Claim in the Voting Class. Except as otherwise provided herein, or if you have been provided a pre-validated Beneficial Ballot, a pre-validated Ballot will be deemed delivered only when the Balloting Agent actually receives the original executed Ballot. No Ballot should be sent to us or any of our agents (other than the Balloting Agent), or to our financial or legal advisors.

We reserve the right to use the acceptances to seek confirmation of any permitted amendment or modification of the Plan, provided that we may not make any amendment or modification to the Plan prohibited by the Plan.

The Bankruptcy Code may require the Company to disseminate additional solicitation materials if the Company makes material changes to the terms of the Plan or if the Company waives a material condition to confirmation of the Plan. In that event, the solicitation will be extended to the extent directed by the Bankruptcy Court.

If multiple Ballots are received from the same Holder with respect to the same Claim in the respective Voting Class, the last Ballot timely dated Ballot will be deemed to reflect that voter’s intent and will supersede and revoke any prior Ballot. Holders of a Claim in the Voting Class must vote all of their Claims, as applicable, either to accept or reject the Plan and may not split their vote. Accordingly, a Ballot that partially rejects and partially accepts the Plan will not be counted. Further, to the extent there are multiple Claims in the same Voting Class, we may, in our discretion, and to the extent possible, aggregate the respective Claims of any particular Holder within the particular class for the purpose of counting votes.

In the event a designation of lack of good faith is requested by a party in interest under section 1126(e) of the Bankruptcy Code, the Bankruptcy Court will determine whether any vote to accept and/or reject the Plan cast with respect to that Claim will be counted for purposes of determining whether the Plan has been accepted and/or rejected.

To the extent that we commence the Chapter 11 Case, we will file with the Bankruptcy Court, on the Petition Date, or as soon as practicable thereafter, the voting report prepared by the Balloting Agent. We are accepting the Master Ballot via E-mail. The voting report shall, among other things, delineate every Ballot that does not conform to the voting instructions or that contains any form of irregularity, including, but not limited to, those Ballots that are late or (in whole or in material part) illegible, unidentifiable, lacking signatures or lacking necessary information, received via facsimile or damaged. The voting report also shall indicate our intentions with regard to such irregular Ballots. Neither we nor any other person or entity will be under any duty to provide notification of defects or irregularities with respect to delivered Ballots other than as provided in the voting report, nor will any of them incur any liability for failure to provide such notification.

Confirmation of the Plan

If we commence the Chapter 11 Case, we will promptly request that the Bankruptcy Court hold a hearing to consider confirmation of the Plan (the “Confirmation Hearing”), including a determination that the Plan Solicitation was in compliance with any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure or, if there is not any such law, rule or regulation, was made after disclosure of adequate information as defined in the Bankruptcy Code, upon such notice to parties in interest as is required by the Bankruptcy Code and the Bankruptcy Court. Bankruptcy Rule 2002(b) requires no less than 28 days’ notice by mail of the time for filing objections to confirmation of the Plan and of the time and place of the confirmation hearing, unless the Bankruptcy Court shortens or lengthens this period. Parties in interest, including all Holders of the Old Notes, will be provided notice by mail, or by publication if required by the Bankruptcy Court, of the date and time fixed by the Bankruptcy Court for the Confirmation Hearing.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan. The Bankruptcy Court will also establish procedures for the filing and service of objections to confirmation of the Plan. Such procedures will be described to parties in interest in the notice informing them of the time for filing objections to confirmation of the Plan.

ANY OBJECTIONS TO CONFIRMATION OF THE PLAN MUST BE FILED WITH THE BANKRUPTCY COURT IN ACCORDANCE WITH APPLICABLE BANKRUPTCY RULES AND ANY PROCEDURES ESTABLISHED BY THE BANKRUPTCY COURT.

In order for the Plan to be confirmed, and regardless of whether all impaired classes of Claims and Interests vote to accept the Plan, the Bankruptcy Code requires that the Bankruptcy Court determine that the Plan complies with the requirements of section 1129 of the Bankruptcy Code. Section 1129 of the Bankruptcy Code sets forth certain requirements that must be met in order for a plan of reorganization to be confirmed including, among other things, that:

●	except to the extent the Plan meets the “nonconsensual confirmation” standards, the Plan be accepted by each impaired class of Claims and Interests by the requisite votes of Holders of Claims and Interests in such impaired classes;

●	the Plan is feasible (that is, there is a reasonable probability that we will be able to perform our obligations under the Plan and continue to operate our business without the need for further financial reorganization) (see “Feasibility of the Plan” below); and

●	the Plan meets the requirements of section 1129(a)(7) of the Bankruptcy Code, which requires that, with respect to each impaired class, each Holder of a Claim or Interest in such class either hypothetically (1) accepts the Plan or (2) receives at least as much pursuant to the Plan as such Holder would receive in a liquidation under chapter 7 of the Bankruptcy Code (see “Best Interests Test” below).

In addition, we must demonstrate in accordance with section 1129 of the Bankruptcy Code that:

●	the Plan is proposed in good faith;

●	the Plan complies with the Bankruptcy Code;

●	payments for services or costs and expenses in or in connection with the case, or in connection with the Plan, have been approved by or are subject to the approval of the Bankruptcy Court;

●	the individuals to serve as our officers and directors have been disclosed and their appointment or continuance in such office is consistent with the interests of creditors and interest holders;

●	the identity of any insider that will be employed or retained by us is disclosed, as well as any compensation to be paid to such insider;

●	all statutory fees have been or will be paid; and

●	the Plan provides for the continued maintenance of retiree benefits, if any, at a certain level.

Acceptance of the Plan

As a condition to confirmation, the Bankruptcy Code requires that each impaired class of claims or interests accept a plan of reorganization, unless the “cram-down” requirements of section 1129(b) of the Bankruptcy Code are met. Classes of claims or interests that are not “impaired” under a plan are conclusively presumed to have accepted the plan and are not entitled to vote.

Feasibility of the Plan

As a condition to plan confirmation, the Bankruptcy Code requires, among other things, the Bankruptcy Court to find that Confirmation is not likely to be followed by either a liquidation or the need to further reorganize the debtor. In connection with developing the Plan, and for purposes of determining whether the Plan satisfies feasibility standards, our management believes that Reorganized Credivalores will possess the ability to meet its obligations under the Plan and to maintain sufficient liquidity and capital resources to conduct their businesses.

Thus, we believe that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code, as Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of Reorganized Credivalores. In general, as will be illustrated by certain financial projections developed by our management team and which will be filed with the Bankruptcy Court on or before the date for filing the Plan Supplement (the “Projections”) illustrated by the Projections, we believe that with a significantly de-leveraged capital structure, Reorganized Credivalores will be viable. We also believe that Reorganized Credivalores will have sufficient liquidity to fund obligations as they arise, thereby maintaining value. Accordingly, we believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code. We, together with our advisors, prepared the Projections in good faith, based upon estimates and assumptions developed by our management team.

Best Interests Test

As will be further described in the Liquidation Analysis that will be filed with the Bankruptcy Court on or prior to the date for filing the Plan Supplement, even if the Plan is accepted by each impaired class of Claims and Interests, section 1129(a)(7) of the Bankruptcy Code requires that in order to confirm the Plan, the Bankruptcy Court must determine that either (i) each member of an impaired class of Claims or Interests has accepted the Plan or (ii) the Plan will provide each non-accepting member of an impaired class of Claims or Interests a recovery that has a value at least equal to the value of the distribution that such member would receive if we were liquidated under chapter 7 of the Bankruptcy Code. If all members of an impaired class of Claims or Interests accept the Plan, the best interests test does not apply with respect to that class.

The first step in meeting the best interests test is to determine the dollar amount that would be generated from the liquidation of our assets and properties in the context of a chapter 7 liquidation case. The total amount available would be the sum of the proceeds from the disposition of our assets and the cash held by us at the time of the commencement of the chapter 7 case. The next step is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of our business and the use of chapter 7 for the purposes of liquidation. Finally, the present value of that amount (taking into account the time necessary to accomplish the liquidation) is allocated to creditors and stockholders in the strict order of priority in accordance with section 726 of the Bankruptcy Code, which requires that no junior creditor receive any distribution until all senior creditors are paid in full, and then compared to the value of the property that is proposed to be distributed under the Plan on the date the Plan becomes effective.

After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a chapter 11 case, including:

●	the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee;

●	the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail; and

●	substantial increases in claims that would be satisfied on a priority basis or on a parity with creditors in a chapter 11 case.

As will be detailed in the Liquidation Analysis that will be attached to the Plan Supplement, we believe that the distributions to be made to Holders of Old Notes under the Plan will provide each such Holder with a recovery that is not less than it would receive pursuant to our hypothetical liquidation under chapter 7 of the Bankruptcy Code.

Conditions to the Effective Date

All standard conditions to the Plan becoming effective, including without limitation that the Confirmation Order become a final and non-appealable order, are conditions to the Effective Date.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed and consummated, the alternatives include:

Liquidation Under Chapter 7

If no plan is confirmed, the Debtor may choose to file a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected to liquidate the Debtor’s assets for distribution in accordance with the priorities established by chapter 7 of the Bankruptcy Code. However, there is substantial doubt as to whether the local government or creditors not subject to the jurisdiction of the Bankruptcy Court would choose to respect such a liquidation.

Alternative Plan(s) of Reorganization

The Debtor believes that failure to confirm the Plan will likely lead to an expensive and protracted Chapter 11 Case. In formulating and developing the Plan, the Debtor has explored numerous other alternatives and engaged in an extensive negotiating process. The Debtor believes that not only does the Plan fairly adjust the rights of various Classes of Holders of Claims and Interests, and enable each to maximize their returns, but also that rejection of the Plan in favor of some alternative method of reconciling the Claims and Interests will require, at the very least, an extensive and time consuming process (including the possibility of protracted and costly litigation) and will not result in a better recovery for any Class.

Dismissal of the Debtor’s Chapter 11 Case

Dismissal of the Debtor’s Chapter 11 Case would have the effect of restoring (or attempting to restore) all parties to the status quo ante. Upon dismissal of the Debtor’s Chapter 11 Case, the Debtor would lose the protection of the Bankruptcy Code, thereby requiring, at the very least, an extensive and time-consuming process of negotiation with creditors, and possibly resulting in costly and protracted litigation in various jurisdictions. Dismissal will also permit unpaid secured and unsecured creditors to obtain and enforce judgments against the Debtor. The Debtor believes that these actions would seriously undermine its ability to continue operations. Therefore, the Debtor believes that dismissal of the Chapter 11 Case is not a viable reorganizational alternative to the Plan.

ANTICIPATED EVENTS IN A CHAPTER 11 CASE

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Pursuant to Chapter 11, a debtor may remain in possession of its assets, continue to manage its business and attempt to reorganize its business for the benefit of the debtor, its creditors and other parties in interest. The commencement of a Chapter 11 case creates an estate comprising all the legal and equitable interests of a debtor in its property as of the date the petition is filed. Sections 1107 and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession,” unless the Bankruptcy Court orders the appointment of a trustee. The commencement of a Chapter 11 case also triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all attempts to collect prepetition claims from the debtor or otherwise interfere with its property or business. Except as otherwise ordered by the Bankruptcy Court, the automatic stay generally remains in full force and effect until confirmation of a plan of reorganization.

Consummating a plan is the principal objective of a chapter 11 case. A bankruptcy court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of the debtor and any other entity as may be ordered by the bankruptcy court. Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtor’s liabilities in accordance with the terms of the confirmed plan.

A “prepackaged” plan of reorganization is one in which a debtor seeks approval of a plan of reorganization from affected creditors before filing for bankruptcy. Because solicitation of acceptances begins before the bankruptcy filing, the amount of time required for the bankruptcy case is often less than in non-prepackaged bankruptcy cases. Increased certainty of results and reduced costs are other benefits generally associated with prepackaged bankruptcy cases.

Pursuant to section 1102 of the Bankruptcy Code, upon the commencement of a Chapter 11 case, the Office of the United States Trustee (the “U.S. Trustee”) is required to appoint a committee of creditors holding unsecured claims and may appoint additional committees of creditors or of equity security holders as the U.S. Trustee deems appropriate. However, it is not uncommon for the U.S. Trustee to not appoint a creditors’ committee in cases where solicitation of a Plan has been conducted before the Petition Date and the Plan is supported by the impaired class or classes of creditors under the Plan. Should we commence the Chapter 11 Case, we will seek a waiver of this requirement.

Pursuant to section 1103 of the Bankruptcy Code, a committee appointed under section 1102 of the Bankruptcy Code may:

●	consult with the trustee or debtor in possession concerning the administration of the Chapter 11 case;

●	investigate the acts, conduct, assets, liabilities and financial condition of the debtor, the operation of the debtor’s business and the desirability of the continuance of such business and any other matter relevant to the case or to the formulation of a plan;

●	participate in the formulation of a plan, advise those represented by such committee of such committee’s determinations as to any plan formulated and collect and file with the court acceptances or rejections of a plan;

●	request the appointment of a trustee or examiner under section 1104 of the Bankruptcy Code; and

●	perform such other services as are in the interest of those represented by the committee.

Furthermore, pursuant to section 1109(b) of the Bankruptcy Code, upon the commencement of the Chapter 11 case, any party in interest, including the debtor, a creditors’ committee, an equity security holders’ committee, a creditor, an equity security holder or any indenture trustee may raise and may appear and be heard on any issue in the Chapter 11 case.

The formulation and confirmation of a plan of reorganization is the principal objective of a Chapter 11 case. The plan sets forth the means for satisfying the claims against and interests in the debtor. The Plan we propose will pay all administrative and priority claims in full, provide the consideration to holders of the Old Notes set forth in this Statement and leave all other claims and interests unaltered by the Plan.

In order to facilitate the Chapter 11 Case and minimize disruption to our business and maximize the probability of a successful restructuring, we will seek certain relief, including but not limited to, the relief summarized below. The relief sought will facilitate the administration of the Chapter 11 Case; however, there is no guarantee that the Bankruptcy Court will grant any or all of the requested relief.

Voluntary Petition

We will file a chapter 11 bankruptcy petition on the Petition Date, which will commence the Chapter 11 Case.

Expected Timetable of the Chapter 11 Case

We expect the Chapter 11 Case to proceed quickly, and believe that since the Plan seeks to confirm a prepackaged plan of reorganization where no class of claims or interests is proposed to be crammed down, that we should be able to proceed with confirmation of the Plan quickly.

We cannot assure you, however, that the Bankruptcy Court will approve the Plan on the timetable we will propose. On the Petition Date, we will promptly request the Bankruptcy Court to set a hearing date to approve the Disclosure Statement and to confirm the Plan approximately 30 to 45 days after the Petition Date or even more quickly as the Bankruptcy Court may permit. If the Plan is confirmed, the Effective Date of the Plan is projected to be as soon as practicable after the date the Bankruptcy Court enters the Confirmation Order and the Confirmation Order becomes a Final Order and the other conditions to Consummation of the Plan are satisfied or waived.

First Day Relief

In addition to the motion to set a hearing on approval of the Disclosure Statement and the Plan, we intend to file certain motions that we believe will permit the Chapter 11 Case to proceed on an efficient and expedited basis so as to permit us to obtain confirmation of the Plan, including (i) a motion seeking an extension and potential waiver of the requirement to file schedules, (ii) a motion asking the United States Trustee’s office to dispense with the requirement of convening a 341 creditors meeting and formation of an unsecured creditors committee (see following paragraph) and (iii) certain procedural and administrative motions, including applications to retain the various Professionals who will be assisting us in the Chapter 11 Case.

Pursuant to section 1102 of the Bankruptcy Code, upon the commencement of a Chapter 11 case, the U.S. Trustee is required to appoint a committee of creditors holding unsecured claims and may appoint additional committees of creditors or of equity security holders as the U.S. Trustee deems appropriate. However, it is not uncommon for the U.S. Trustee to not appoint a creditors’ committee in cases where solicitation of a Plan has been conducted before the Petition Date and the Plan is supported by the impaired class of creditors under the Plan.

Holders of Claims or Interests may object to, and the Bankruptcy Court may disagree with, the Plan’s classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtor believes that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtor created Classes of Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims and Interests in each such Class.

However, a Holder of a Claim or Interest could challenge the Debtor’s classification. In such an event, the cost of the Chapter 11 Cases and the time needed to confirm the Plan may increase and there can be no assurance that the Bankruptcy Court will agree with the Debtor’s classification. If the Bankruptcy Court agrees with the objection to the Plan’s classification of Claims and Interests, the Debtor may be required to modify the Plan, which could require re-solicitation of votes on the Plan and/or amending the Plan. In addition, the Plan may not be confirmed if the Bankruptcy Court determines that the Debtor’s classification of Claims and Interests is not appropriate.

The Bankruptcy Court may not confirm the Plan.

In the event that votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtor intends to seek Confirmation of the Plan by the Bankruptcy Court. However, even if the requisite votes are received, the Bankruptcy Court is not obligated to confirm the Plan as proposed. In addition, a dissenting Holder of a Claim against the Debtor could challenge the balloting procedures as not being in compliance with the Bankruptcy Code, which could mean that the balloting results may be invalid. Even if the Bankruptcy Court determined that the balloting procedures were appropriate and the results were valid, the Bankruptcy Court could still decline to confirm the Plan, if the Bankruptcy Court found that any of the statutory requirements for confirmation had not been met.

Section 1129 of the Bankruptcy Code, which sets forth the requirements for confirmation of a plan of reorganization, requires, among other things, a finding by the Bankruptcy Court that the plan of reorganization is “feasible,” that all claims and interests have been classified in compliance with the provisions of section 1122 of the Bankruptcy Code and that, under the plan of reorganization, each holder of a claim or interest within each impaired class either accepts the plan of reorganization or receives or retains cash or property of a value, as of the date the plan of reorganization becomes effective, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code. There can be no assurance that the Bankruptcy Court will conclude that the feasibility test and other requirements of sections 1122, 1123, 1129 and the other applicable provisions of the Bankruptcy Code have been met with respect to the Plan. In addition, the Bankruptcy Court may decline to accept the Debtor’s petition based on jurisdictional or venue grounds, which would also result in the Debtor not being able to obtain Confirmation of the Plan.

The Debtor may seek to amend, waive, modify or withdraw the Plan at any time prior to Confirmation.

The Debtor reserves the right, prior to the Confirmation of the Plan or substantial Consummation thereof, subject to the provisions of section 1127 of the Bankruptcy Code and applicable law, to amend the terms of the Plan or waive any conditions thereto if and to the extent such amendments or waivers are necessary or desirable to consummate the Plan. The potential impact of any such amendment or waiver on the Holders of Claims and Interests cannot presently be foreseen but may include a change in the economic impact of the Plan on some or all of the proposed Classes or a change in the relative rights of such Classes. Holders of Claims and Interests will receive notice of such amendments or waivers as required by applicable law and the Bankruptcy Court. If, after receiving sufficient acceptances, but prior to Confirmation of the Plan, the Debtor seek to modify the Plan, the previously solicited acceptances will be valid only if (a) all Classes of adversely affected Holders of Claims and Interests accept the modification in writing, or (b) the Bankruptcy Court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of Holders of accepting Claims and Interests or is otherwise permitted by the Bankruptcy Code

The effects of a U.S. bankruptcy on agreements between the Debtor and third parties upon commencement of the Chapter 11 Cases is uncertain.

Certain of the agreements between the Debtor and various third parties permit the termination of such agreements if the Debtor becomes the subject of a judicial declaration of bankruptcy or insolvency. Although such so-called ipso facto provisions are generally unenforceable under section 365(b)(2) of the Bankruptcy Code when a debtor is in chapter 11, no assurance can be given that local courts would prohibit a third party from terminating a contract pursuant to such ipso facto clauses in other countries. Therefore, the Debtor can give no assurance that some of the Debtor’s agreements would not be terminated as a result of the commencement of the Chapter 11 Cases.

TRANSFER RESTRICTIONS

The following description of transfer restrictions is only applicable to the Exchange Offer. See “Description of the Plan” for transferability of New Notes issued under the Plan.

The New Notes have not been registered, and will not be registered, under the Securities Act or any state securities laws, and the New Notes may not be offered or sold except pursuant to an effective registration statement or pursuant to transactions exempt from, or not subject to, registration under the Securities Act. Accordingly, the New Notes be issued in the Exchange Offer are being offered and issued only (a) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act), or QIBs, in compliance with Rule 144A under the Securities Act or (b) outside of the United States, to certain persons, other than U.S. persons, in offshore transactions meeting the requirements of Rule 903 of Regulation S under the Securities Act. As used herein, the terms “offshore transactions,” “United States” and “U.S. person” have the respective meanings given to them in Regulation S, and who are not acquiring New Notes for the account or benefit of a U.S. person. Only holders who have returned a duly completed Eligibility Letter certifying that they are (a) a QIB, and is aware that the sale is being made in reliance on Rule 144A under the Securities Act or (b) a non-U.S. person that is outside the United States.

Purchasers’ Representations and Restrictions on Resale and Transfer

By exchanging its Old Notes for New Notes, each recipient of New Notes will be deemed to have represented and agreed as follows:

(1) it is obtaining the New Notes for its own account or an account with respect to which it exercises sole investment discretion and it and any such account is (a) a QIB, and is aware that the sale to it is being made in reliance on Rule 144A under the Securities Act or (b) a non-U.S. person that is outside the United States;

(2) it acknowledges that the New Notes have not been registered under the Securities Act or with any securities regulatory authority of any state and may not be offered or sold within the United States;

(3) it understands and agrees that the New Notes will be represented by a global note;

(4) it will not resell or otherwise transfer any of such New Notes prior to (i) the date which is one year (or such other period of time as permitted by Rule 144(d) under the Securities Act or any successor provision thereunder) after the later of the date of original issuance of the New Notes and (ii) such later date, if any, as may be required by applicable laws, except (a) to us or any of our subsidiaries, (b) within the United States to a qualified institutional buyer in a transaction complying with Rule 144A under the Securities Act, (c) outside the United States to non-U.S. purchasers in offshore transactions in compliance with Rule 903 or 904 under the Securities Act, (d) pursuant to an exemption from registration under the Securities Act (if available) or (e) pursuant to an effective registration statement under the Securities Act;

(5) it agrees that it will give to each person to whom it transfers the New Notes notice of any restrictions on transfer of such New Notes;

(6) it acknowledges that prior to any proposed transfer of New Notes (other than pursuant to an effective registration statement or in respect of New Notes sold or transferred either pursuant to (a) Rule 144A or (b) Regulation S) the holder of such New Notes may be required to provide certifications relating to the manner of such transfer as provided in the New Notes Indenture;

(7) it acknowledges that the trustee, registrar or transfer agent for the New Notes may not be required to accept for registration or transfer of any New Notes acquired by it, except upon presentation of evidence satisfactory to us that the restrictions set forth herein have been complied with;

(8) it acknowledges that we, the Dealer Manager and other persons will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements and agrees that if any of the acknowledgements, representations and agreements deemed to have been made by its exchange of the New Notes are no longer accurate, it will promptly notify us and the Dealer Manager;

(9) if it is acquiring the New Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgements, representations and agreements on behalf of each account; and

(10) the Exchange Offer is not being made to, and any offers to exchange will not be accepted from, or on behalf of, Eligible Holders of the Old Notes in any jurisdiction in which the making of such offer would not be in compliance with the laws and regulations of such jurisdiction.

Legends

The following is the form of restrictive legend which will appear on the face of the global notes and which will be used to notify transferees of the foregoing restrictions on transfer. This legend will only be removed with our consent. If we so consent, it will be deemed to be removed.

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR OTHER SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT IT, AND ANY ACCOUNT FOR WHICH IT IS ACTING, (A) IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) OR (B) IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 903 OR 904 OF REGULATION S AND, WITH RESPECT TO (A) AND (B), EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO SUCH ACCOUNT, (2) AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT (A) (I) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (II) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (III) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (IV) IN AN OFFSHORE TRANSACTION COMPLYING WITH THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (V) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE), AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS, AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE RESPECTIVE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. PRIOR TO EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD (AS DEFINED IN REGULATION S (“REGULATION S”) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)), THIS SECURITY MAY NOT BE REOFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES (AS DEFINED IN REGULATION S) OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, A U.S. PERSON (AS DEFINED IN REGULATION S), EXCEPT TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT IN A TRANSACTION MEETING THE REQUIREMENTS OF THE INDENTURE REFERRED TO HEREIN.

Prior to the registration of any transfer in accordance with clause (2)(A)(V) of the global note legend, we reserve the right to require the delivery of such legal opinions, certifications, or other evidence as may reasonably be required in order to determine that the proposed transfer is being made in compliance with the Securities Act and applicable state securities laws. No representation is made as to the availability of any exemption from the registration requirements of the Securities Act.

The applicable Resale Restriction Period may be extended in our discretion, in the event of one or more issuances of additional notes, as described under “Description of the New Notes—Additional Notes.”

European Economic Area

The New Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II, or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the New Notes or otherwise making them available to retail investors in the EEA, has been prepared and therefore offering the New Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

We have not authorized the making of any offer (other than permitted public offers) of New Notes in circumstances in which an obligation arises for us to publish a prospectus for such offer.

United Kingdom

The New Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive (EU), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA, or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) No 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the New Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the New Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

In the United Kingdom, this communication is only addressed to and is only directed at qualified investors within the meaning of the UK Prospectus Regulation.

This Statement has been prepared on the basis that any offer of New Notes in the United Kingdom (“UK”) will be made pursuant to an exemption under the UK Prospectus Regulation and the Financial Services and Markets Act 2000 (as amended, the “FSMA”) from the requirement to publish a prospectus for offers of New Notes. Accordingly any person making or intending to make an offer in the UK of New Notes which are the subject of the offering contemplated in this Exchange Offer Statement may only do so to legal entities which are qualified investors as defined in the UK Prospectus Regulation, provided that no such offer of New Notes shall require PEMEX or the Dealer Manager to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or section 85 of the FSMA in relation to such offer.

In the United Kingdom, this Statement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Order or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any New Notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This Statement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Statement relates is available only to and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this Statement or any of its contents.

Colombia

The New Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to any retail investor (Cliente Inversionista) in Colombia. For these purposes, a retail investor (Cliente Inversionista) means a person who is one (or more) of: (i) a retail client (Cliente Inversionista) as defined in Article 7.2.1.1.4 of Decree 2555; or (ii) a customer (Cliente) within the meaning of Article 7.2.1.1.1 of Decree 2555; or (iii) not a qualified investor (Inversionista Profesional) as defined in Articles 7.2.1.1.2 and 7.2.1.1.3 of Decree 2555. Consequently, no key information required by Decree 2555 or its complementary rules for offering or selling the New Notes, or otherwise making them available to retail investors (Clientes Inversionistas) in Colombia, has been prepared and therefore offering or selling the New Notes or otherwise making them available to any retail investor (Cliente Inversionista) in Colombia may be unlawful under Decree 2555.

This Statement has been prepared on the basis that no offer of New Notes will be conducted in Colombia or, if any such offer is made in Colombia, it will be directed to qualified investors (Inversionistas Profesionales) under a private placement, pursuant to Article 6.1.1.1.1 of Decree 2555, and/or as a foreing issuance in accordance with Article 2.15.6.1.13 of Decree 2555, thus exempting the offering of any requirement to publish or file a prospectus (or equivalent document) for offers of New Notes before the SFC.

TAXATION

The following is a general summary of certain Colombian national and U.S. federal income tax consequences related to participation in the Exchange Offer as well as the ownership and disposition of New Notes, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to exchange Old Notes for New Notes in the Exchange Offer or to hold or dispose of the New Notes. This summary does not describe any tax consequences arising under the laws of any state, locality, municipality or taxing jurisdiction other than the federal income tax laws of the United States and the Colombian National Income Tax Law (Decreto Ley 624 de 1989, as amended or amended and restated from time to time, or the “Colombian Income Tax Law”).

This summary is for general information only and is based on the national tax laws of Colombia and federal income tax laws of the United States as in effect on the date of this statement, as well as rules and regulations of Colombia and regulations, rulings and decisions of the United States available on or before this date and now in effect. All of the foregoing are subject to change, possibly with retroactive effect, which could affect the continued validity of this summary.

Holders of Old Notes should consult their own tax advisors as to the Colombian, U.S. or other tax consequences (including tax consequences under any law of Colombia or the United States or under any applicable double taxation treaty which is in effect) of participation in the exchange offer and of the ownership or disposition of the New Notes, including the particular tax consequences to them in light of their particular investment circumstances.

Certain Colombian Income Tax Considerations

The following is a summary of certain Colombian tax considerations that may be relevant to you if you exchange Old Notes for New Notes. This summary is based on laws, regulations, and rulings currently in force in Colombia. All the foregoing is subject to change, amendments and/or modification, which could affect the continued validity of this summary.

Under the Colombian Income Tax Law, non-Colombian tax residents (including both individuals and corporations) are subject to the Colombian Income Tax only on their Colombian-source income.

Consequences of Tendering Old Notes for New Notes - Colombian source income

Colombian-source income is generally defined as revenue derived from: (i) services rendered within the Colombian territory, (ii) tangible and intangible assets located or possessed in Colombia, (iii) the sale or exchange of tangible or intangible assets located or possessed in Colombia, and (iv) interest paid by Colombian tax residents (including both individuals and corporations) acting as borrowers in debt transactions with foreign creditors, unless statutory exceptions under the Colombian Income Tax Law apply (as explained below).

Therefore, as a general rule, interest paid by Colombian tax residents (individuals or corporations that are domiciled in Colombia or formed under Colombian law or foreign entities with their effective place of management in Colombia) to a foreign non-Colombian tax resident creditor are subject to a 15% withholding income tax rate, provided that the term of the loan is at least one year. If the term of the loan is less than one year, the withholding income tax rate will increase by up to 20%.

Notwithstanding the aforementioned, interest paid and derived from notes, bonds and other debt securities issued by Colombian tax residents but traded abroad (outside Colombia) by non-Colombian tax residents are deemed to be foreign source income (non-Colombian-source income) subject to a special tax treatment outlined in Section 266(6) of the Colombian Income Tax Law (“Section 266 (6)”). Section 266 (6) establishes that notes, bonds or other debt securities issued by Colombian tax residents that are traded outside Colombia are treated as loans deemed to be possessed outside Colombia and therefore, interest paid by the Colombian issuer (or borrower) are not subject to withholding income tax in Colombia.

On November 25, 2016, the Colombian tax authority issued tax ruling number 32227 of 2016 stating that income of any kind (including interest or any capital gain derived from the exchange) from notes, bonds or debt securities issued by Colombian issuers but traded outside Colombia by non-Colombian tax residents (e.g., those subject to the abovementioned rule) are not subject to the Colombian income tax.

Therefore, in accordance with Section 266(6) and tax ruling number 32227 of 2016, interest payments related to notes, bonds, or other debt securities that are (i) issued by Colombian tax residents but (ii) offered or traded outside Colombia by non-Colombian tax residents are not subject to Colombian income tax nor withholding income tax in Colombia.

Exchange of Old Notes for New Notes

Pursuant to section 266(6) and Tax Ruling number 32227 of 2016, the transfer or exchange of notes and bonds traded outside Colombia is a non-taxable event in Colombia, provided that the holder is a non-Colombian tax resident. Thus, non-Colombian tax residents that transfer or exchange the Old Notes for New Notes traded outside Colombia are not subject to income and capital gains tax obligations in Colombia.

If the Note holders are not Colombian tax residents, no transfer taxes would apply in Colombia derived from the exchange of Notes. There would be no inheritance, gift, or capital gains tax in the event of a transfer of notes traded outside Colombia by non-Colombian tax residents.

Tax residency for Colombian Income Tax Laws

A corporation or legal entity will be deemed to be a domestic entity for Colombian income tax purposes if it (i) is incorporated under the laws of Colombia, (ii) has its legal domicile in Colombia; or (iii) has its effective place of management in Colombia.

Pursuant to the Colombian Income Tax Law, a foreign individual will become a tax resident in Colombia, if they satisfy the “substantial presence test”. The substantial presence test is a relatively simple test intended to identify foreign individuals who spend substantial periods of time within Colombian territory. The test will be satisfied if the foreign individual was present in Colombia (continuously or not) for an aggregate period of 183 days within a period of 365 consecutive calendar days. In case that the 365 days period is satisfied within two taxable years, the individual will be considered Colombian tax resident for the second taxable year. Please be advised that in Colombia the fiscal year starts on January 1st and ends on December 31st.

Colombian nationals domiciled outside Colombia could become Colombian tax residents, if they satisfy any of the following conditions:

●	has a spouse, legal partner, underage children who is a tax resident in Colombia;

●	50% or more of their income is Colombian-source income;

●	50% or more of their assets are managed in Colombia;

●	50% or more of such person’s assets are located or possessed in Colombia;

●	they cannot provide a certificate of tax residence in another jurisdiction.

●	they are a tax resident in a jurisdiction that is listed as a low or no-tax jurisdiction under the Colombian Income Tax Law.

Statutory exceptions set forth in section 10 of the Colombian Income Tax Law could apply to Colombian nationals only.

Additional changes in tax laws and regulations, as well as their interpretations, can impact tax burdens. This may involve increases in tax rates and fees, the introduction of new taxes, restrictions on tax deductions, and the elimination of tax-based incentives and non-taxed income. Furthermore, tax authorities or courts may interpret tax regulations differently than we do, potentially leading to tax litigation and associated costs and penalties.

Certain U.S. Federal Income Taxation Considerations

The following is a summary of certain U.S. federal income tax consequences of the Exchange Offer and Consent Solicitation and the ownership and disposition of the New Notes that may be relevant to U.S. holders (as defined below).

This discussion assumes that the Old Notes are held, and the New Notes will be held, as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this discussion addresses the U.S. federal income tax consequences of owning and disposing of the New Notes only in the case of U.S. holders that acquired their New Notes in exchange for Old Notes in the Exchange Offer.

As used in this statement, a “U.S. holder” means a beneficial owner of an Old Note or a New Note, as applicable, that is, for U.S. federal income tax purposes:

●	a citizen or individual resident of the United States;

●	a corporation (or entity treated as a corporation for such purposes) created or organized in or under the laws of the United States, or any State thereof or the District of Columbia;

●	an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source; or

●	a trust, if either (x) it is subject to the primary supervision of a court within the United States and one or more “United States persons” has the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person.”

This summary does not discuss considerations or consequences relevant to persons subject to special provisions of U.S. federal income tax law, such as:

●	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

●	pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities;

●	real estate investment trusts and regulated investment companies;

●	certain U.S. expatriates;

●	persons that are subject to the alternative minimum tax;

●	banks, financial institutions, insurance companies, and dealers or traders in securities or currencies;

●	persons having a “functional currency” other than the U.S. dollar; and

●	persons that hold the Old Notes or that will hold the New Notes as part of a constructive sale, wash sale, conversion transaction or other integrated transaction or a straddle, hedge or synthetic security.

If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Old Notes or New Notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If a U.S. holder is a partner in a partnership holding Old Notes, such U.S. holder should consult their own tax advisors regarding the U.S. federal income tax consequences of participation in the Exchange Offer and of owning and disposing of New Notes.

U.S. holders that use an accrual method of accounting for tax purposes (“accrual method holders”) generally are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements (the “book/tax conformity rule”). The application of the book/tax conformity rule thus may require the accrual of income earlier than would be the case under the general tax rules described below. Accrual method holders should consult with their tax advisors regarding the potential applicability of the book/tax conformity rule to their particular situation.

Finally, this summary does not address the effect of any U.S. state or local tax law or any tax (other than income tax) under U.S. federal law on a beneficial owner of Old Notes or New Notes (including consequences arising under the alternative minimum tax, special timing rules prescribed under section 451(b) of the Code or the Medicare contribution tax on net investment income). This discussion assumes that each beneficial owner of Old Notes and New Notes will comply with the certification procedures described in “Description of the New Notes—Additional Amounts” as may be necessary to obtain a reduced rate of withholding tax under Colombian law.

No ruling from the U.S. Treasury Department (“Treasury”) or U.S. Internal Revenue Service (“IRS”) has been or will be sought with respect to any of the U.S. federal income tax considerations discussed below, and no assurance can be given that the IRS will not take a position contrary to the discussion below or that any contrary position would not be sustained in court. Each beneficial owner of Old Notes or New Notes should consult a tax advisor as to the particular tax consequences to it of participation in the exchange offer and of owning and disposing of such notes, including the applicability and effect of any state, local or foreign tax laws.

Consequences of Tendering Old Notes for New Notes

General Consequences. The exchange of Old Notes for New Notes will be treated as a disposition of such Old Notes for U.S. federal income tax purposes. If a U.S. holder validly tenders Old Notes for New Notes pursuant to the Exchange Offer, the tax treatment of this exchange by a U.S. holder will depend to a significant extent on whether the exchange constitutes a recapitalization for U.S. federal income tax purposes or is a taxable exchange.

The qualification of the exchange by a U.S. holder as a “recapitalization” for U.S. federal income tax purposes depends upon whether both the Old Notes and the New Notes constitute “securities” for purposes of Section 354 of the Code. The term “security” for such purposes is not defined in the Code or the U.S. Treasury regulations. While judicial decisions have held that the determination of whether a particular debt instrument constitutes a “security” depends on all the facts and circumstances and involves an overall evaluation of the nature of the debt instrument, the term of the debt instrument is generally regarded as one of the most significant factors. Debt instruments with a term of ten years or more generally have qualified as securities, debt instruments with a term of between five and ten years often qualify as securities and debt instruments with a term of less than five years often do not qualify as securities. In this regard, the Old Notes and the New Notes should both be treated as issued with maturities of five years or more.

Each U.S. holder is urged to consult its own tax advisor with respect to the U.S. federal income tax consequences of participation in the exchange offer. The U.S. federal income tax consequences of recapitalization and non-recapitalization treatment to U.S. holders are discussed below.

Recapitalization Treatment. If the exchange qualifies as a recapitalization, a U.S. holder who elects to exchange Old Notes for New Notes and other applicable consideration will generally (i) not recognize gain realized (determined as described below under “—Non-Recapitalization Treatment”) on the exchange, if any (excluding for this purpose, any amounts received in respect of accrued interest on the Old Notes, including any New Notes received in exchange for Capitalized Interest, which will generally be treated and taxed separately as such, as discussed below under “—Accrued Interest”), and will not recognize loss realized, if any, on the exchange, (ii) have a holding period in the New Notes received that includes the holding period of the Old Notes exchanged therefor, and (iii) have an initial tax basis in the New Notes equal to the adjusted tax basis in the Old Notes tendered in exchange for the New Notes. This discussion does not consider the consequences of receiving cash in exchange for the Old Notes.

Non-Recapitalization Treatment. If the exchange does not qualify as a recapitalization, a U.S. holder will recognize gain or loss in an amount equal to the difference, if any, between (i) the issue price of the New Notes (as discussed below under “—Ownership and Disposition of the New Notes—Issue Price”) and (ii) such U.S. holder’s adjusted tax basis in the Old Notes tendered in exchange therefor. Any amounts received in the exchange with respect to accrued but unpaid interest on the Old Notes will generally be treated and taxed separately as such, as discussed below under “—Accrued Interest.” A U.S. holder’s adjusted tax basis in its Old Notes will generally equal the amount paid therefor, increased by any “market discount,” as described below, previously taken into account as income by the U.S. holder and reduced by the amount of payments on the Old Notes that were not qualified stated interest payments and any amortizable bond premium previously amortized by the U.S. holder. Any such gain or loss recognized on the exchange will be capital gain (except to the extent of any accrued market discount on the Old Notes not previously included in income by the U.S. holder, which will be treated as ordinary income) or loss, and will be long-term capital gain or loss if the Old Notes have been held for more than one year at the time of the exchange. In addition, the use of capital losses may be subject to limitations. A U.S. holder will be considered to have purchased its Old Notes at a market discount for U.S. federal income tax purposes if such holder’s initial tax basis in its Old Notes was less than the stated principal amount of such Old Notes by more than a specified de minimis amount. The U.S. holder’s holding period for the New Notes will begin on the day after the exchange, and such holder’s initial tax basis in the New Notes generally will equal the issue price of the New Notes. This discussion does not consider the consequences of receiving cash in exchange for the Old Notes.

Accrued Interest. Amounts received by a U.S. holder of Old Notes exchanging such Old Notes for New Notes that are attributable to accrued but unpaid interest on the Old Notes, including any New Notes received in exchange for Capitalized Interest, will not be considered part of the amount realized in the exchange and instead will be includible in gross income by the U.S. holder as interest income if such accrued interest has not been included previously in the U.S. holder’s gross income for U.S. federal income tax purposes.

Foreign Tax Credits. Any gain or loss recognized by a U.S. holder on the exchange (if the exchange does not qualify as a recapitalization) generally should be treated as US-source income or loss for U.S. foreign tax credit purposes (as discussed below under “Ownership and Disposition of the New Notes - Sale, Exchange, or Other Taxable Disposition”). Accrued interest income with respect to the Old Notes that is treated as paid as a result of the exchange (including any Capitalized Interest or accrued market discount, not previously included in income by the U.S. holder) will constitute income from sources outside the United States and generally will constitute “passive category income” for U.S. foreign tax credit purposes. The rules governing U.S. foreign tax credits are complex, and a U.S. holder is urged to consult its tax advisor regarding the application of the rules to your particular circumstances.

U.S. Holders that Do Not Participate in the Exchange Offer or Consent Solicitation. The U.S. federal income tax consequences to U.S. holders that do not participate in the Exchange Offer or Consent Solicitation will depend on whether the adoption of the Proposed Amendments results in a deemed exchange of such Old Notes for U.S. federal income tax purposes. A deemed exchange may occur if the modifications that are effected by the Proposed Amendments are “significant” within the meaning of applicable U.S. Treasury regulations. Under applicable U.S. Treasury regulations, the modification of a debt instrument generally is a “significant” modification if, based on all the facts and circumstances (aside from certain modifications covered by specific rules), the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” The applicable U.S. Treasury regulations specifically provide that a modification that adds, deletes or alters customary accounting or financial covenants is not a significant modification.

If the adoption of the Proposed Amendments does not constitute a “significant modification,” a U.S. holder that does not participate in the Exchange Offer or Consent Solicitation should not recognize gain or loss in respect of Old Notes not tendered pursuant to the Exchange Offer, and such U.S. holder’s adjusted tax basis and holding period in the Old Notes not tendered should remain unchanged.

There can be no assurance that the IRS will not successfully challenge this position. If the IRS successfully asserted that the adoption of the Proposed Amendments resulted in a significant modification of the Old Notes for U.S. federal income tax purposes, U.S. holders of the Old Notes that do not participate in the Exchange Offer or Consent Solicitation would be deemed to have exchanged their Old Notes for notes bearing the modified note terms, such deemed exchange would be treated as a fully taxable exchange as discussed above (except to the extent any recognized loss may be deferred under the “wash sale” rules of Section 1091 of the Code), unless the deemed exchange qualifies as a “recapitalization” under the Code (as discussed above). Regardless of whether the deemed exchange qualifies as a recapitalization, any accrued and unpaid interest, including any Capitalized Interest, would be taxable as ordinary income at the time of the deemed exchange (to the extent not previously so taxed). U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of not participating in the Exchange Offer or Consent Solicitation.

Ownership and Disposition of the New Notes

Effect of Certain Contingencies.

Certain debt instruments that provide for one or more contingent payments may be subject to U.S. Treasury regulations governing contingent payment debt instruments. A payment is not treated as a contingent payment under these U.S. Treasury regulations if, as of the issue date of the debt instrument, the likelihood that such payment will be made is remote and/or the payments are incidental. In certain circumstances as set forth in the “Description of the New Notes,” we may redeem the New Notes in advance of their stated maturity, in which case we may pay amounts on the New Notes that are in excess of the stated interest or principal of the New Notes. We intend to take the position that the possibility that any such payment will be made is remote and/or the payments are incidental and therefore the New Notes are not subject to the rules governing contingent debt instruments.

Our determination that these contingencies are remote and/or incidental is binding on a U.S. holder unless it discloses its contrary position to the IRS in the manner that is required by applicable U.S. Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the New Notes may differ adversely from that described herein. The remainder of this discussion assumes that the New Notes will not be treated as contingent payment debt instruments.

Stated Interest. A U.S. holder generally must include in the U.S. holder’s gross income all qualified stated interest with respect to the New Notes, and Additional Amounts thereon, if any, on account of non-U.S. withholding taxes (in each case, without reduction for any such taxes withheld), at the time they are paid or accrued in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes. Because a U.S. holder’s stated interest income will not be reduced by the non-U.S. taxes withheld, a U.S. holder may be required to include more interest (or OID) in the U.S. holder’s gross income than the U.S. holder actually receives in cash.

However, a U.S. holder may, subject to certain limitations, be eligible to claim non-U.S. income taxes withheld as a credit or deduction for purposes of computing its U.S. federal income tax liability, even though the payment of these taxes will be remitted by us. Interest and Additional Amounts paid on the New Notes will constitute income from sources without the United States for U.S. foreign tax credit purposes. This foreign source income generally will constitute “passive category income” for U.S. foreign tax credit purposes. One common limitation is that a U.S. Holder have sufficient taxable income in such category to claim a credit for foreign taxes corresponding to such category of income. The rules relating to the calculation and timing of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend upon a U.S. holder’s particular circumstances. U.S. holders should consult with their own tax advisors with regard to the availability of a credit or deduction in respect of foreign taxes and, in particular, the application of the foreign tax credit rules to their particular situations.

Issue Price. The issue price of the New Notes will depend on whether the Old Notes or the New Notes are considered, for U.S. federal income tax purposes, to be traded on an established market. Debt instruments are considered to be traded on an established market if, at any time during the 31-day period ending 15 days after their issue date, there is a sales price for the debt instrument or there are one or more firm or indicative quotes for the debt instrument. If the New Notes are considered to be traded on an established market, the issue price of the New Notes would be the fair market value of the New Notes on the date of the exchange. If the New Notes are not considered to be traded on an established market but the Old Notes are considered to be traded on an established market, the issue price of the New Notes would be the fair market value of the Old Notes on the date of the exchange. If neither the New Notes nor the Old Notes are considered to be traded on an established market, the issue price of the New Notes would be their stated principal amount. Although not free from doubt, we believe that it is likely that both the New Notes and the Old Notes will be considered to be traded on an established market at the time of the exchange, and, therefore, the issue price of the New Notes will be the fair market value of such notes on the date of the exchange. Our determination of whether the Old Notes or New Notes are considered to be traded on an established market and, if so, the issue price of the New Notes is binding on each U.S. holder unless it explicitly discloses to the IRS, on its timely filed U.S. federal income tax return for the taxable year that includes the date of the exchange, that its determination is different from ours, the reason for its different determination, and, if appropriate, how it determined the issue price.

Original Issue Discount. A New Note will have OID to the extent the issue price of such New Note (determined as described above under “—Issue Price”) is less than its “stated redemption price at maturity,” subject to a statutory de minimis exception. The stated redemption price at maturity of a New Note will equal the sum of all payments required under the New Note other than payments of qualified stated interest. A U.S. holder (whether a cash or accrual method taxpayer) generally will be required to include in gross income (as ordinary income) any OID as the OID accrues (on a constant yield to maturity basis), before the holder’s receipt of cash payments attributable to such OID (and notwithstanding the book/tax conformity rule described above).

The amount of OID includible in a U.S. holder’s gross income for a taxable year with respect to a New Note will be the sum of the “daily portions” of OID with respect to such New Note for each day during such taxable year on which such holder held such New Note. The daily portion is determined by allocating to each day in any accrual period other than an initial short accrual period and the final accrual period a pro rata portion of the amount equal to the excess, if any, of: (i) the product of a New Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the sum of the amounts payable as qualified stated interest on such New Note in respect of such accrual period.

The accrual period for a New Note may be of any length and may vary in length over the term of such New Note provided that each accrual period is no longer than one year and each scheduled payment of principal or stated interest occurs on the first day or the final day of any accrual period. The amount of OID allocable to the final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price of the New Note at the beginning of the final accrual period. The amount of OID allocable to any initial short accrual period may be computed under any reasonable method. The adjusted issue price of the New Note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments with respect to such New Note (other than payments of qualified stated interest).

The “yield to maturity” is the discount rate that, when applied to all interest and principal payments to be made under a New Note, results in a present value (as of the issue date) equal to the issue price of such New Note. If a U.S. holder has “acquisition premium” with respect to the New Notes (i.e., if such holder’s adjusted tax basis immediately after the exchange is greater than the New Notes’ issue price, but less than the New Notes “stated redemption price at maturity”, the amount of OID that such holder would include in gross income would be reduced to reflect the acquisition premium.)

The rules regarding OID are complex. A U.S. holder should consult their own tax advisors regarding the consequences of OID, including the amount of OID that such holder would include in gross income for a taxable year.

Amortizable Bond Premium. If a U.S. holder has an adjusted tax basis in its New Notes immediately after the exchange which exceeds the stated principal amount of its New Notes, the U.S. holder would be considered to have amortizable bond premium equal to such excess, and such U.S. Holder would not be required to include any OID in gross income in respect of the New Notes. In addition, a U.S. holder may elect to amortize this premium using a constant yield method over the term of the New Notes. Special rules may apply in the case of notes, like the New Notes, that are subject to optional redemption. A U.S. holder who elects to amortize bond premium may offset each interest payment on such New Notes by the portion of the bond premium allocable to the payment and must reduce its tax basis in the New Notes by the amount of the premium so amortized. If a U.S. holder does not elect to amortize any bond premium and holds the New Notes to maturity, then, in general, such U.S. holder will recognize a capital loss equal to the amount of such premium when the New Notes mature (or, if such U.S. holder disposes of the New Note prior to maturity, the amount of the premium will decrease the gain or increase the loss otherwise recognized on the disposition of the New Note). If a U.S. holder makes the election, it generally will apply to all debt instruments that it holds at the time of the election, as well as any debt instruments that such U.S. holder subsequently acquires. In addition, a U.S. holder may not revoke the election without the consent of the IRS. U.S. holders should consult their own tax advisor regarding the availability of an election to amortize bond premium for

U.S. federal income tax purposes.

Market Discount. In general, a New Note will be treated as having been acquired with market discount if the excess of the issue price of the New Note over the U.S. holder’s initial tax basis therein equals or exceeds a statutorily defined de minimis amount. Upon any disposition (other than certain non-recognition transactions) of New Notes treated as acquired with market discount, any gain recognized will be recharacterized as ordinary income to the extent such gain does not exceed the amount of any market discount that accrued from the date that the New Notes were issued through the date of disposition, plus any unrecognized accrued market discount carried over from the Old Notes.

Sale, Exchange or Other Taxable Disposition. Unless a non-recognition provision applies and subject to the discussion herein with respect to market discount, upon the sale, exchange or other taxable disposition of its New Notes, a U.S. holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the disposition (except amounts attributable to accrued but unpaid interest on New Notes, which amounts will be treated as ordinary interest income to the extent not previously included in the U.S. holder’s income) and the U.S. holder’s adjusted tax basis in the New Notes immediately before the disposition. The adjusted tax basis of the New Notes generally will equal the U.S. holder’s initial tax basis in the New Notes, calculated as described above, increased by any market discount and OID includible in income by the U.S. holder with respect to the New Notes, and reduced by the amount of any payments previously received on the New Notes that are not qualified stated interest payments and any premium amortized by such holder with respect to the New Notes. Except to the extent of any accrued market discount on the New Notes not previously included in income by the U.S. holder, with respect to which any gain will be treated as ordinary income, gain or loss realized on the sale, exchange or other taxable disposition of a New Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other taxable disposition the New Note has been held by the holder for more than one year. Certain non-corporate U.S. holders (including individuals) are eligible for reduced rates of taxation on long-term capital gains under current law. There are limitations on the deductibility of capital losses.

If any foreign income tax is withheld on the sale, exchange or other taxable disposition of a New Note, the amount realized by a U.S. holder will include the gross amount of the proceeds of that sale, exchange or other taxable disposition before withholding or deduction of such tax. Capital gain or loss, if any, realized by a U.S. holder on the sale, exchange or other taxable disposition of a New Note generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes (except that accrued interest income with respect to the New Notes that is treated as paid as a result of the disposition (including accrued market discount not previously included in income by the U.S. holder) will constitute income from sources outside the United States and generally will constitute “passive category income” for U.S. foreign tax credit purposes). Consequently, in the case of a gain from the sale, exchange or other taxable disposition of a New Note that is subject to foreign income tax, the U.S. holder may not be able to benefit from the foreign tax credit for the tax unless the U.S. holder can apply the credit against U.S. federal income tax payable on other income from foreign sources. Alternatively, the U.S. holder may take a deduction for the foreign income tax if the U.S. holder elects to deduct (rather than credit) all foreign income taxes paid or accrued during the taxable year. The rules governing foreign tax credits are complex and, therefore, U.S. holders should consult their tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments received in the exchange of Old Notes for New Notes, payments of interest on the New Notes and payments of the proceeds of the sale or other disposition of the New Notes (including a redemption or retirement), unless the U.S. holder is an exempt recipient (such as a corporation).

In general, backup withholding will also apply to such payments if the U.S. holder:

●	fails to furnish its social security or other taxpayer identification number (“TIN”) within a reasonable time after a request for such information;

●	furnishes an incorrect TIN;

●	fails to report interest or dividends properly; or

●	fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that the U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is generally allowable as a credit against such U.S. holder’s U.S. federal income tax liability, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. U.S. holders of New Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

LEGAL MATTERS

Certain legal matters in connection with the Exchange Offer and Consent Solicitation are being passed upon for us by Baker & McKenzie LLP, our special U.S. counsel. Certain matters relating to the validity of the New Notes will be passed upon by Muñoz Aya S.A.S., our special Colombian counsel.

GENERAL INFORMATION

Authorization

We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the New Notes.

No Material Adverse Change

Except as disclosed in this statement, there has been no material adverse change in the financial position or prospects of us and our subsidiaries taken as a whole since September 30, 2023.

Litigation

We are not involved in any legal or arbitration proceedings (including any such proceedings which are pending or to our knowledge threatened) relating to claims or amounts which may have or have had during the 12 months prior to the date of this statement a material adverse effect on the financial position of us and our subsidiaries taken as a whole.